    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 5, 1997

                                                       REGISTRATION NO. 333-

================================================================================

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549
                               ----------------
                                   FORM S-4
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933
                               ----------------
                         SHOPPERS FOOD WAREHOUSE CORP.
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

        DELAWARE                     5411                    53-0231809
     (STATE OR OTHER           (PRIMARY STANDARD          (I.R.S. EMPLOYER
     JURISDICTION OF              INDUSTRIAL             IDENTIFICATION NO.)
    INCORPORATION OR          CLASSIFICATION CODE
      ORGANIZATION)                 NUMBER)

                               SFW HOLDING CORP.
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)
        DELAWARE                     6719                    52-2014682
     (STATE OR OTHER           (PRIMARY STANDARD          (I.R.S. EMPLOYER
     JURISDICTION OF              INDUSTRIAL             IDENTIFICATION NO.)
    INCORPORATION OR          CLASSIFICATION CODE
      ORGANIZATION)                 NUMBER)
                               ----------------
                               4600 FORBES BLVD.
                            LANHAM, MARYLAND 20706
                                (301) 306-8600
   (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                 OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                               ----------------
                                 MARK A. FLINT
                PRESIDENT, CHIEF EXECUTIVE OFFICER AND DIRECTOR
                         SHOPPERS FOOD WAREHOUSE CORP.
                               4600 FORBES BLVD.
                            LANHAM, MARYLAND 20706
                                (301) 306-8600
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE
                             OF AGENT FOR SERVICE)
                               ----------------
                                   COPY TO:
                            KENNETH J. AYRES, ESQ.
                          JONES, DAY, REAVIS & POGUE
                              METROPOLITAN SQUARE
                              1450 G STREET, N.W.
                          WASHINGTON, D.C. 20005-2088
                                (212) 879-3791
                               ----------------
  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC: As soon as practicable after this Registration Statement becomes effective.
  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities act of 1933, check the following box. [X]
  If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [_]

                        CALCULATION OF REGISTRATION FEE
================================================================================

                                                        PROPOSED
                                          PROPOSED      MAXIMUM
 TITLE OF EACH CLASS OF      AMOUNT       MAXIMUM      AGGREGATE    AMOUNT OF
    SECURITIES TO BE         TO BE     OFFERING PRICE   OFFERING   REGISTRATION
       REGISTERED          REGISTERED   PER UNIT(1)     PRICE(1)       FEE
-------------------------------------------------------------------------------
9 3/4% Senior Notes due
 2004...................  $200,000,000      100%      $200,000,000  $60,606.06
-------------------------------------------------------------------------------
Guarantee of 9 3/4%
 Senior Notes
 due 2004...............                                             None(2)

================================================================================
(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act.
(2)Pursuant to Rule 457(n), no registration fee is required with respect to the Guarantee.
                               ----------------
  THE REGISTRANTS HEREBY AMEND THIS REGISTRATION STATEMENT ON SUCH DATE OR
DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANTS SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS
REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION
STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING
PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

================================================================================

                         SHOPPERS FOOD WAREHOUSE CORP.
                               SFW HOLDING CORP.

                             CROSS REFERENCE SHEET

               PURSUANT TO ITEM 501(B) OF REGULATION S-K SHOWING
                    THE LOCATION OF INFORMATION REQUIRED BY
                               PART I OF FORM S-4

 NO.             CAPTION                   LOCATION OR CAPTION IN PROSPECTUS
 ---             -------                   ---------------------------------
 1.  Forepart of Registration
      Statement and Outside Front
      Cover Page of Prospectus......   Outside Front Cover
 2.  Inside Front and Outside Back
      Cover Pages of Prospectus.....   Inside Front Cover; Outside Back Cover;
                                        Available Information
 3.  Risk Factors, Ratio of Earnings
      to Fixed Charges and Other
      Information...................   Prospectus Summary; Risk Factors; The
                                        Exchange Offer; Unaudited Pro Forma
                                        Consolidated Financial Statements;
                                        Selected Historical Financial Data
 4.  Terms of the Transaction.......   Outside Front Cover; Prospectus Summary;
                                        The Exchange Offer; Description of the
                                        Senior Notes; Risk Factors; Certain
                                        Income Tax Considerations
 5.  Pro Forma Financial
      Information...................   Prospectus Summary; Unaudited Pro Forma
                                        Consolidated Financial Statements;
                                        Selected Historical Financial Data
6.  Material Contracts with the
      Company Being Acquired........   Not Applicable
 7.  Additional Information Required
      for Reoffering by Persons and
      Parties Deemed to be
      Underwriters..................   Not Applicable
 8.  Interests of Named Experts and
      Counsel.......................   Not Applicable
 9.  Disclosure of Commission
      Position on Indemnification
      for Securities Act
      Liabilities...................   Not Applicable
 10. Information With Respect to S-3
      Registrants...................   Not Applicable
 11. Incorporation of Certain
      Information by Reference......   Not Applicable
 12. Information with Respect to S-2
      or S-3 Registrants............   Not Applicable
 13. Incorporation of Certain
      Information by Reference......   Not Applicable
 14. Information With Respect to
      Registrants other than S-2 or
      S-3 Registrants...............   Outside Front Cover; Inside Front Cover;
                                        Prospectus Summary; Risk Factors;
                                        Business; Management; Use of Proceeds;
                                        Pro Forma Consolidated Capitalization;
                                        Unaudited Pro Forma Pro Forma
                                        Consolidated Financial Statements;
                                        Selected Historical Financial Data;
                                        Management's Discussion and Analysis of
                                        Financial Condition and Results of
                                        Operations; Certain Income Tax
                                        Considerations; Consolidated Financial
                                        Statements

 NO.                CAPTION                    LOCATION OR CAPTION IN PROSPECTUS
 ---                -------                    ---------------------------------
 15. Information With Respect to S-3
      Companies..........................  Not Applicable
 16. Information With Respect to S-2 or
      S-3 Companies......................  Not Applicable
 17. Information With Respect to
      Companies Other than S-2 or S-3
      Companies..........................  Not Applicable
 18. Information if Proxies, Consents or
      Authorizations Are to Be
      Solicited..........................  Not Applicable
 19. Information if Proxies, Consents or
      Authorizations Are Not to Be
      Solicited or in an Exchange Offer..  Management; Certain Transactions;
                                           Business

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+THIS PROSPECTUS AND THE INFORMATION CONTAINED HEREIN IS SUBJECT TO CHANGE, + +COMPLETION OR AMENDMENT WITHOUT NOTICE. THESE SECURITIES MAY NOT BE SOLD NOR + +MAY AN OFFER TO BUY BE ACCEPTED PRIOR TO THE TIME THE PROSPECTUS IS DELIVERED + +IN FINAL FORM. UNDER NO CIRCUMSTANCES SHALL THIS PROSPECTUS CONSTITUTE AN + +OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY, NOR SHALL THERE BE ANY +
+SALE OF THESE SECURITIES IN ANY JURISDICTION IN WHICH SUCH OFFER,             +
+SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION +
+UNDER THE SECURITIES LAWS OF ANY SUCH JURISDICTION.                           +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
                  SUBJECT TO COMPLETION, DATED AUGUST 5, 1997

PROSPECTUS
[LOGO OF SHOPPERS FOOD WAREHOUSE CORP. APPEARS HERE]


                        SHOPPERS FOOD WAREHOUSE CORP.
              OFFER TO EXCHANGE ITS 9 3/4% SENIOR NOTES DUE 2004,
       WHICH HAVE BEEN REGISTERED UNDER THE SECURITIES ACT (AS DEFINED),
            FOR ALL OF ITS OUTSTANDING 9 3/4% SENIOR NOTES DUE 2004
 THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON    , 1997,
                    UNLESS EXTENDED (THE "EXPIRATION DATE").

                                  ----------

  Shoppers Food Warehouse Corp., a Delaware corporation ("Shoppers" or the "Company"), hereby offers to exchange (the "Exchange Offer") up to $200,000,000 aggregate principal amount of its new 9 3/4% Senior Notes due 2004 (the "Exchange Notes") for an equal principal amount of its outstanding 9 3/4% Senior Notes due 2004 (the "Outstanding Notes") sold by the Company on June 26, 1997, upon the terms and subject to the conditions set forth in this Prospectus and in the accompanying Letter of Transmittal (the "Letter of Transmittal"). The Exchange Notes and the Outstanding Notes are collectively referred to herein as the "Senior Notes." The terms of the Exchange Notes are identical in all material respects to those of the Outstanding Notes, except for certain transfer restrictions and registration rights relating to the Outstanding Notes. The Exchange Notes will be issued pursuant to, and entitled to the benefits of, the Indenture (as defined) governing the Outstanding Notes.

  The Company will pay $50 million (the "Restricted Proceeds") of the net proceeds from the sale of the Outstanding Notes to the Company's ultimate parent, Dart Group Corporation ("Dart"), if and when Dart consummates a Settlement (as defined) with certain of its stockholders. If the Restricted Proceeds are not used for a Settlement on or prior to June 30, 1998, then the Company must use the Restricted Proceeds (including accrued interest) to redeem $50 million aggregate principal amount of the Senior Notes on a pro rata basis at 101% of the principal amount thereof and to pay accrued and unpaid interest thereon (the "Special Mandatory Redemption"). See "Description of the Senior Notes--Redemption--Special Mandatory Redemption."

  Interest on the Senior Notes will be payable semi-annually in arrears on June 15 and December 15 of each year, commencing on December 15, 1997, at the rate of 9 3/4% per annum. The Senior Notes will be redeemable, in whole or in part, at the option of the Company on or after June 15, 2001, at the redemption prices set forth herein, plus accrued and unpaid interest, if any, to the date of redemption. In addition, at any time on or prior to June 15, 2000, the Company may, at its option, redeem up to 35% (up to 10% if the Special Mandatory Redemption has occurred) of the aggregate principal amount of the Senior Notes originally issued with the net cash proceeds of one or more Equity Offerings (as defined), at a redemption price equal to 109.75% of the aggregate principal amount of the Senior Notes to be redeemed plus accrued and unpaid interest to the date of redemption; provided, however, that at least 65% of the original aggregate principal amount of the Senior Notes remains outstanding immediately after such redemption. Any such optional redemption shall reduce, on a dollar-for-dollar basis, the principal amount of the Senior Notes required to be redeemed under the Special Mandatory Redemption. In the event of a Change in Control (as defined), each holder of the Senior Notes (each a "Holder") will have the right to require the Company to repurchase any or all of its outstanding Senior Notes at a price equal to 101% of the principal amount thereof, plus any accrued and unpaid interest to the date of repurchase. However, there can be no assurance that sufficient funds would be available at the time of any Change of Control to make any required repurchases of Senior Notes tendered. See "Description of the Senior Notes."

  The Restricted Proceeds will be held by the Trustee (as defined) pursuant to the Pledge Agreement (as defined) and invested in Cash Equivalents (as defined). The obligation of the Company to make the Special Mandatory Redemption is secured by such Restricted Proceeds. The Senior Notes will otherwise be general unsecured obligations of the Company and will rank pari passu in right of payment with all existing and future senior indebtedness of the Company and senior in right of payment to all existing and future subordinated indebtedness of the Company. The Senior Notes will be effectively subordinated in right of payment to all secured indebtedness of the Company to the extent of the value of the assets securing such indebtedness. The Senior Notes will be fully and unconditionally guaranteed (the "Guarantee") by SFW Holding Corp., a Delaware corporation (the "Guarantor"), the immediate parent of Shoppers. The Guarantee will be secured by a first priority security interest in the capital stock of Shoppers owned by the Guarantor. As of May 3, 1997, on a pro forma basis after giving effect to the sale of the Outstanding Notes and the application of the proceeds therefrom, the Company would have had $11.5 million of senior debt outstanding that ranked pari passu with the Senior Notes and no secured indebtedness outstanding (other than the security under the Pledge Agreement).

  Each broker-dealer that receives Exchange Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. The Letter of Transmittal states that by so acknowledging and delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"). This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Outstanding Notes where they were acquired by such broker-dealer as a result of market-making or other trading activities. Each broker-dealer that received Outstanding Notes from the Company and not as a result of market-making or other trading activities, in the absence of an exemption, must comply with the registration requirements of the Securities Act. The Company and the Guarantor will, for a period of 90 days after consummation of the Exchange Offer, make copies of this Prospectus available to any broker-dealer for use in connection with any such resale.

  The Outstanding Notes are designated for trading in the Private Offerings, Resales and Trading through Automated Linkages ("PORTAL") System of the National Association of Securities Dealers, Inc. The Exchange Notes constitute securities for which there is no established trading market. Any Outstanding Notes not tendered and accepted in the Exchange Offer will remain outstanding. The Company does not intend to list the Exchange Notes on any securities exchange or to seek approval for quotation through any automated quotation system, and no active public market for the Exchange Notes is currently anticipated. If a market for the Exchange Notes should develop, such Exchange Notes could trade at a discount from their principal amount. To the extent that any Outstanding Notes are tendered and accepted in the Exchange Offer, a Holder's ability to sell untendered Outstanding Notes could be adversely affected. No assurance can be given as to the liquidity of the trading market for either the Outstanding Notes or the Exchange Notes.

  The Exchange Notes are being offered hereby in order to satisfy certain obligations of the Company and the Guarantor contained in the Registration Rights Agreement dated as of June 26, 1997 (the "Registration Rights Agreement") by and among the Company, the Guarantor and an institutional investor (the "Initial Purchaser"), entered into at the time of original issuance of the Outstanding Notes. Neither the Company nor the Guarantor will receive any proceeds from the Exchange Offer. The Company will pay all expenses incident to the Exchange Offer.

  The Exchange Offer is not conditioned upon any minimum principal amount of Outstanding Notes being tendered for exchange pursuant to the Exchange Offer. The date of acceptance and exchange (the "Exchange Date") of the Outstanding Notes will be the third business day following the Expiration Date. Outstanding Notes tendered pursuant to the Exchange Offer may be withdrawn at any time prior to the Expiration Date. In the event the Company terminates the Exchange Offer and does not accept for exchange any Outstanding Notes with respect to the Exchange Offer, the Company will promptly return such Outstanding Notes to the holders thereof.

                                  ----------

  SEE "RISK FACTORS," WHICH BEGINS ON PAGE 12, FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY HOLDERS WHO TENDER OUTSTANDING NOTES IN THE EXCHANGE OFFER.

                                  ----------

 THESE SECURITIES HAVE NOT BEEN APPROVED  OR DISAPPROVED BY THE SECURITIES AND
   EXCHANGE  COMMISSION OR  ANY  STATE SECURITIES  COMMISSION,  NOR  HAS THE
    SECURITIES  AND EXCHANGE COMMISSION OR ANY STATE SECURITIES  COMMISSION
      PASSED  UPON  THE ACCURACY  OR  ADEQUACY  OF THIS  PROSPECTUS.  ANY
        REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                  ----------

                   The date of this Prospectus is    , 1997.

                             AVAILABLE INFORMATION

  The Company and the Guarantor have filed with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form S-4 (together with all amendments, exhibits, schedules and supplements thereto, the "Registration Statement") under the Securities Act with respect to the Exchange Notes being offered hereby. This Prospectus, which forms a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement. For further information with respect to the Company, the Guarantor and the Exchange Notes, reference is made to the Registration Statement. Statements contained in this Prospectus as to the contents of any contract or other document are not necessarily complete and, where such contract or other document is an exhibit to the Registration Statement, each such statement is qualified in all respects by the provisions in such exhibit, to which reference is hereby made. Copies of the Registration Statement may be examined without charge at the Public Reference Section of the Commission, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and the Commission's Regional Offices located at Seven World Trade Center, 13th Floor, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of all or any portion of the Registration Statement can be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, upon payment of certain fees prescribed by the Commission. In addition, registration statements and certain other filings made with the Commission through its Electronic Data Gathering, Analysis and Retrieval ("EDGAR") system are publicly available through the Commission's site on the Internet's World Wide Web, located at http://www.sec.gov.

  Neither the Company nor the Guarantor is currently subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Upon completion of the Exchange Offer, the Company and the Guarantor will be subject to the informational requirements of the Exchange Act and, accordingly, will file periodic reports and other information with the Commission. Notwithstanding the foregoing, the Guarantor intends to request that the Commission, pursuant to Section 12(h) of the Exchange Act, grant an order exempting it from complying with the informational requirements of the Exchange Act.

  In addition, the Company is required by the terms of the Indenture to furnish the Trustee and the Holders of the Senior Notes with annual reports containing consolidated financial statements audited by its independent accountants and with quarterly reports containing unaudited condensed consolidated financial statements for each of the first three quarters of each fiscal year.

                               ----------------

  UNTIL      , 1997 (90 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL DEALERS
EFFECTING TRANSACTIONS IN THE EXCHANGE NOTES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                               PROSPECTUS SUMMARY

  Unless otherwise noted, reference to (i) "Shoppers" or the "Company" means collectively Shoppers Food Warehouse Corp. and its subsidiaries, (ii) the "Guarantor" means SFW Holding Corp., the immediate parent company of Shoppers and (iii) "Dart" means Dart Group Corporation, the immediate parent company of the Guarantor and the ultimate parent company of Shoppers. The following summary is qualified in its entirety by the more detailed information and financial statements and notes thereto appearing elsewhere in this Prospectus.

  Until Shoppers became a wholly-owned indirect subsidiary of Dart on February 6, 1997, Shoppers' fiscal year ended on the Saturday closest to June 30, resulting in a 52- or 53-week year. The 1994, 1995 and 1996 fiscal years each contained 52 weeks. The Company has since conformed to Dart's fiscal year by changing its fiscal year to the Saturday closest to January 31. Thus, reference to "fiscal 1994" means the 52 weeks ended July 2, 1994, "fiscal 1995" means the 52 weeks ended July 1, 1995, "fiscal 1996" means the 52 weeks ended June 29, 1996, "fiscal 1997" means the 31 weeks ended February 1, 1997 and "fiscal 1998" means the 52 weeks ended January 31, 1998. All references to market share and demographic data in this Prospectus are based upon industry publications.

                                  THE COMPANY

  Shoppers is a leading supermarket operator in Greater Washington, D.C. (as defined below), operating 35 stores that target the price-conscious segment of the market in densely populated suburban areas under the "Shoppers Food Warehouse" and "Shoppers Club" names. Shoppers operates warehouse-style, price-impact supermarkets that are positioned to offer the lowest overall prices in its market area by passing on to the consumer savings achieved through labor efficiencies and lower overhead associated with the warehouse format, while providing the product selection and quality associated with a conventional format. The Company's stores offer products at prices that generally range from 15% to 20% below those of its primary supermarket competitors. In-store operations are designed to allow customers to perform certain labor-intensive services usually offered in conventional supermarkets. For example, the Company's stores generally do not provide service staff to support the bakery and floral departments or the meat and seafood refrigerated cases. The stores do, however, offer a complete line of produce, fresh baked goods, floral assortments and freshly packaged meat and seafood products and provide service in these departments at the request of customers. Certain merchandise is presented on warehouse-style racks in full cartons, reducing labor-intensive unpacking, and customers bag their own groceries. Shoppers stores also have full-service delicatessens with some stores offering hot and cold prepared food and self-service soup and salad bars.

  The Company's stores generally are constructed with high ceilings to accommodate warehouse racking with overhead pallet storage. Wide aisles accommodate forklifts and, compared to conventional supermarkets, a higher percentage of total store square footage is devoted to retail selling because the top of the warehouse-style grocery racks on the sales floor are used to store inventory, which reduces the need for large backroom storage and restocking trips.

  Notwithstanding the "warehouse" name, physical features and low-price reputation, Shoppers stores have more in common with conventional supermarket chains than with so-called "warehouse clubs." No membership fee is charged at the Shoppers stores, which offer a selection of popular-sized national brands and private label products as well as high quality produce, meat and seafood. The product offerings are similar to those of conventional supermarkets with slightly more emphasis on larger package sizes and with less emphasis on extensive brand and size selection. All 35 of the Company's supermarkets have a delicatessen, a bakery and a floral department while 19 stores have a beer and wine department.

  While similar in most respects to conventional supermarket operators, Shoppers distinguishes itself by providing low-price leadership while still emphasizing quality. Shoppers does this by offering an unusual combination of higher-end specialty departments with self-service and discount price features. In addition, unlike traditional supermarkets, Shoppers stores offer a greater selection of "club size" products, along with popular-sized brands. Through this approach, Shoppers has established a unique niche among supermarket operators in Greater Washington, D.C.

  The Company's strategy is to open large new stores and upgrade existing stores. Shoppers opened one new store in July 1997 and has signed leases to open four additional new stores (each between 65,000 and 75,000 square feet) over the next two years. Also during this period, Shoppers is considering expanding or remodeling at least two stores. Since 1992, Shoppers has opened 13 new stores (while closing four stores) and remodeled seven stores. Of its existing 35 stores, 25 are larger than 40,000 square feet, and all but one of these 25 stores were opened, remodeled or expanded during the last ten years. The Company believes that its supermarkets generally have well-established locations with favorable lease terms (including multiple options), are in good condition and require only routine maintenance.

  Shoppers is the largest supermarket chain targeting the price-conscious segment in Greater Washington, D.C. The two primary competitors of Shoppers are Giant Food, Inc. ("Giant") and Safeway Inc. ("Safeway"), both of which operate in the higher-service, higher-price segment. Overall, Shoppers has the third largest market share in Greater Washington, D.C. On a combined basis, Shoppers, Giant and Safeway have 84% of the market share in this area. "Greater Washington, D.C." includes Washington, D.C.; Calvert, Charles, Frederick, Montgomery and Prince George's counties in Maryland; Arlington, Fairfax, Loudoun, Prince William and Stafford counties in Virginia; and the independent cities of Alexandria, Fairfax and Falls Church in Virginia. Shoppers does not, however, operate any stores in the city of Washington, D.C. Shoppers' share of the Greater Washington, D.C. market has increased from 11.9% in 1992 to 13.6% in 1997 and, according to Food World (June 1997), exceeds its next highest competitor by almost four times. During the same period, Giant's market share decreased from 45.9% to 42.9% while Safeway's market share increased from 27.1% to 27.5%.

  Shoppers was incorporated in Delaware in 1956 and its principal executive offices are at 4600 Forbes Blvd., Lanham, Maryland 20706. The telephone number of Shoppers is (301) 306-8600.

                       ACQUISITION OF THE COMPANY BY DART

  In June 1988, Dart acquired 50% of Shoppers for $17.4 million. On February 6, 1997, Dart's ownership increased to 100% with the buy-out of the other 50% interest in Shoppers for $210 million (the "Acquisition"). The Acquisition was financed through the application of $137.2 million in net proceeds raised from an offering of Increasing Rate Senior Notes due 2000 (the "Increasing Rate Notes") of SFW Acquisition Corp., a newly created indirect subsidiary of Dart, and $72.8 million of bridge financing (the "Bridge Loan") provided by a bank. Immediately after the Acquisition, SFW Acquisition Corp. merged into Shoppers (with Shoppers becoming obligor on the Increasing Rate Notes) and Shoppers repaid the Bridge Loan from its existing cash and the liquidation of certain short-term investments.

                               THE EXCHANGE OFFER

THE EXCHANGE OFFER......  The Company is offering to exchange up to
                          $200,000,000 aggregate principal amount of its new 9 3/4% Senior Notes due 2004 (the "Exchange Notes") for an equal principal amount of its outstanding 9 3/4% Senior Notes due 2004 (the "Outstanding Notes"). The terms of the Exchange Notes are identical in all ma-terial respects to those of the Outstanding Notes, except for certain transfer restrictions and regis-tration rights relating to the Outstanding Notes. The Exchange Notes and Outstanding Notes are collectively referred to herein as the "Senior Notes."

PURPOSE OF THE EXCHANGE
 OFFER..................  The Exchange Notes are being offered to satisfy cer-
                          tain obligations of the Company under the Registra-tion Rights Agreement.

EXPIRATION DATE;
 WITHDRAWAL OF TENDER...  The Exchange Offer will expire at 5:00 p.m., New York
                          City time, on      , 1997, or such later date and
                          time to which it is extended by the Company (the "Ex-piration Date"). The Expiration Date will not be ex-tended beyond the 225th day after the date of the original issuance of the Senior Notes. The tender of Outstanding Notes pursuant to the Exchange Offer may be withdrawn at any time prior to the Expiration Date. Any Outstanding Notes not accepted for exchange for any reason will be returned without expense to the tendering Holder thereof as promptly as practica-ble after the expiration or termination of the Ex-change Offer.

ACCRUED INTEREST ON THE
 EXCHANGE NOTES AND
 OUTSTANDING NOTES......  Interest on the Exchange Notes will accrue from (A)
                          the later of (i) the last interest payment date on which interest was paid on the Outstanding Notes sur-rendered in exchange therefor or (ii) if the Out-standing Notes are surrendered for exchange on a date in a period which includes the record date for an in-terest payment date to occur on or after the date of such exchange and as to which interest will be paid, the date of such interest payment date, or (B) if no interest has been paid on the Outstanding Notes, from June 26, 1997. Holders whose Outstanding Notes are accepted for exchange will be deemed to have waived the right to receive any interest accrued on the Out-standing Notes.

PROCEDURES FOR
 TENDERING OUTSTANDING
 NOTES..................  Each holder of Outstanding Notes wishing to accept the Exchange Offer must complete, sign and date the Letter of Transmittal, or a facsimile thereof, in ac-cordance with the instructions contained herein and therein, and mail or otherwise deliver such Letter of Transmittal, or such facsimile, together with the Outstanding Notes and any other required documenta-tion to the exchange agent (the "Exchange Agent") at the address set forth herein. Outstanding Notes may be physically delivered, but physical delivery is not required if a confirmation of a book-entry transfer of such Outstanding Notes to the Exchange Agent's ac-count at The Depository Trust Company ("DTC" or the "Depository") is delivered in a timely fashion. By executing the Letter of Transmittal, each Holder will represent to the Company that, among other things, the Exchange Notes acquired pursuant to the Exchange Offer are being obtained in the ordinary course of business of the person receiv-ing such Exchange Notes, whether or not such person is the Holder, that neither the Holder nor any such other person is engaged in, or intends to engage in, or has an arrangement or understanding with any per-son to participate in, the distribution of such Ex-change Notes and that neither the Holder nor any such other person is an "affiliate", as defined under Rule 405 of the Securities Act, of the Company. See "The Exchange Offer--Procedures for Tendering Outstanding Notes."

CONDITIONS TO THE
 EXCHANGE OFFER.........  The Exchange Offer is not conditioned upon any mini-
                          mum aggregate principal amount of Outstanding Notes being tendered for exchange. The Exchange Offer is subject to certain customary conditions, which may be waived by the Company. The Company currently expects that each of the conditions will be satisfied and that no waivers will be necessary. See "The Exchange Offer--Conditions to the Exchange Offer."

EXCHANGE AGENT..........  Norwest Bank Minnesota, National Association.

CERTAIN INCOME TAX
 CONSIDERATIONS.........  An exchange of Outstanding Notes for Exchange Notes pursuant to the Exchange Offer should not be treated as a sale, exchange or other taxable event for fed-eral income tax purposes because the Exchange Notes should not be considered to differ materially in kind or extent from the Outstanding Notes. As a result, no material federal income tax consequences should re-sult from an exchange of Exchange Notes for Outstand-ing Notes pursuant to the Exchange Offer. For federal income tax purposes, Exchange Notes received by a beneficial owner of Outstanding Notes should be treated as a continuation of the Outstanding Notes in the hands of such owner. See "Certain Income Tax Con-siderations."

CONSEQUENCES OF
 EXCHANGING OUTSTANDING
 NOTES PURSUANT TO THE
 EXCHANGE OFFER.........  Based on certain interpretive letters issued by the staff of the Commission to third parties in unrelated transactions, Holders of Outstanding Notes (other than any Holder who is an "affiliate" of the Company within the meaning of Rule 405 under the Securities
                          Act) who exchange their Outstanding Notes for Ex-change Notes pursuant to the Exchange Offer generally may offer such Exchange Notes for resale, resell such Exchange Notes and otherwise transfer such Exchange Notes without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such Exchange Notes are acquired in the ordinary course of the Holders' business and such Holders are not participating in, and have no ar-rangement or understanding with any person to partic-ipate in, a distribution of such Exchange Notes. Each broker-dealer that receives Exchange Notes for its own account in exchange for Outstanding Notes, where such Outstanding Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any re-sale of such Notes. See "Plan of Distribution." In addition, to comply with the securities laws of certain jurisdictions, if ap-plicable, the Exchange Notes may not be offered or sold unless they have been registered or qualified for sale in such jurisdiction or an exemption from registration or qualification is available and is complied with. The Company has agreed, pursuant to the Registration Rights Agreement and subject to cer-tain specified limitations therein, to register or qualify the Exchange Notes for offer or sale under the securities or blue sky laws of such jurisdictions as any Holders of the Senior Notes request in writ-ing. If a Holder of Outstanding Notes does not ex-change such Outstanding Notes for Exchange Notes pur-suant to the Exchange Offer, such Outstanding Notes will continue to be subject to the restrictions on transfer contained in the legend thereon. In general, the Outstanding Notes may not be offered or sold un-less registered under the Securities Act, except pur-suant to an exemption from, or in a transaction not subject to, the registration requirements of the Se-curities Act and applicable state securities laws.

                                 EXCHANGE NOTES

  The terms of the Exchange Notes are identical in all material respects to those of the Outstanding Notes, except for certain transfer restrictions and registration rights relating to the Outstanding Notes.

Securities Offered......  $200,000,000 aggregate principal amount of 9 3/4% Se-
                          nior Notes due 2004.

Issuer..................  Shoppers Food Warehouse Corp.

Maturity Date...........  June 15, 2004

Interest Payment
Dates...................  Interest on the Exchange Notes will accrue from the date of original issuance of the Outstanding Notes (the "Issue Date") and will be payable semi-annually in arrears on each June 15 and December 15, commenc-ing December 15, 1997.

Ranking.................  The obligation of the Company to make the Special
                          Mandatory Redemption is secured by the Restricted Proceeds. The Senior Notes will otherwise be general unsecured obligations of the Company and will rank pari passu in right of payment with all existing or future senior indebtedness of the Company and senior in right of payment to all existing and future subor-dinated indebtedness of the Company. The Senior Notes will be effectively subordinated in right of payment to all secured indebtedness of the Company to the ex-tent of the value of the assets securing such indebt-edness. As of May 3, 1997, on a pro forma basis after giving effect to the sale of the Outstanding Notes and the application of the proceeds therefrom, the Company had $11.5 million of senior debt outstanding that ranked pari passu with the Senior Notes and no secured indebtedness outstanding (other than the se-curity under the Pledge Agreement).

Guarantee and
Collateral..............  The Senior Notes will be fully and unconditionally guaranteed by the Guarantor. The Guarantee will be secured by a first priority security interest in the capital stock of Shoppers owned by the Guarantor. De-pending on the outcome of pending litigation, the Guarantor's direct ownership of Shoppers could be re-duced to as low as 80%. See "Risk Factors--Security for the Guarantee."

Special Mandatory
Redemption..............  If, on or prior to June 30, 1998, the closing of a
                          Settlement has not occurred or the Company has not paid the Restricted Proceeds to Dart to fund a Set-tlement, then the Company must use the Restricted Proceeds (including accrued interest) to redeem $50 million aggregate principal amount of the Senior Notes on a pro rata basis at 101% of the principal amount thereof and to pay any accrued and unpaid in-terest thereon. Pursuant to the Pledge Agreement, the Company will deposit the Restricted Proceeds with the Trustee to be held in the Restricted Account (as defined).

Optional Redemption.....  At any time on or prior to June 15, 2000, the Company may, at its option, redeem up to 35% (up to 10% if the Special Mandatory Redemption has occurred) of the aggregate principal amount of the Senior Notes origi-nally issued with the net cash proceeds of one or more Equity Offerings, at a redemption price equal to 109.75% of the aggregate principal amount of the Senior Notes to be redeemed plus any accrued and unpaid interest to the date of redemption; provided, however, that at least 65% of the original aggregate principal amount of the Senior Notes remains outstanding immediately after such re-demption. Any such optional redemption prior to the Special Mandatory Redemption shall reduce, on a dol-lar-for-dollar basis, the principal amount of the Se-nior Notes required to be redeemed pursuant to the Special Mandatory Redemption. In addition, the Senior Notes will be redeemable, in whole or in part, at the option of the Company on or after June 15, 2001, at the redemption prices set forth herein, plus any ac-crued and unpaid interest to the date of redemption.

Change in Control.......  In the event of a Change in Control, each Holder of the Senior Notes will have the right, subject to cer-tain conditions, to require the Company to repurchase any or all of its outstanding Senior Notes at a price equal to 101% of the principal amount thereof, plus any accrued and unpaid interest to the date of repur-chase. However, there can be no assurance that suffi-cient funds would be available at the time of any Change of Control to make any required repurchases of Senior Notes tendered.

Certain Covenants.......  The Indenture contains certain covenants for the ben-
                          efit of Holders of Senior Notes, including, among others, covenants with respect to the following mat-ters: (i) limitation on restricted payments; (ii) limitation on indebtedness; (iii) limitation on in-vestments, loans and advances; (iv) limitation on dividends and other payment restrictions affecting subsidiaries; (v) limitation on liens; (vi) limita-tion on transactions with affiliates; (vii) restric-tion on mergers, consolidations and transfers of as-sets; (viii) limitation on lines of business; (ix) limitation on asset sales; and (x) limitation on is-suance and sale of capital stock of subsidiaries.

                                USE OF PROCEEDS

  The Company will not receive any cash proceeds from the issuance of Exchange Notes offered hereby, the terms of which are identical in all material respects to those of the Outstanding Notes, except for certain transfer restrictions and registration rights relating to the Outstanding Notes. The Outstanding Notes surrendered in exchange for the Exchange Notes will be cancelled and cannot be reissued. The issuance of the Exchange Notes will not result in any change in the aggregate indebtedness of the Company.

                                  RISK FACTORS

  Holders of Outstanding Notes should carefully consider all of the information set forth in this Prospectus and, in particular, should evaluate the specific factors set forth under "Risk Factors" in connection with the Exchange Offer.

                SUMMARY HISTORICAL AND PRO FORMA FINANCIAL DATA

  The following table sets forth summary historical financial data of Shoppers as of and for the 52 weeks ended July 2, 1994 and the 52 weeks ended July 1, 1995 and summary historical and pro forma financial data for the 52 weeks ended June 29, 1996 and the 31 weeks ended February 1, 1997, which have been derived in part from the financial statements audited by Arthur Andersen LLP, Shoppers' independent public accountants. The summary historical financial data as of and for the 52 weeks ended February 1, 1997, the 13 weeks ended May 4, 1996 and the 13 weeks ended May 3, 1997 have been derived from unaudited interim consolidated financial statements, which, in the opinion of management, reflect all material adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of such data. The pro forma financial data give effect to (i) the payment of a $10 million dividend to Dart declared on February 6, 1997 and paid on May 30, 1997, (ii) the sale of the Outstanding Notes and the application of the net proceeds therefrom to repay the Increasing Rate Notes and to make a payment of $50 million to Dart to fund a Settlement with certain of Dart's stockholders (see "Use of Proceeds--Possible Settlements") and (iii) the use of $25 million of existing cash, cash equivalents and short-term investments to pay an additional dividend to Dart, as though such transactions occurred on July 2, 1995 with respect to the pro forma operating data and as of May 3, 1997 with respect to the pro forma balance sheet data.

  The pro forma financial data presented herein do not purport to represent what Shoppers' results of operations or balance sheet data would have been had such transactions occurred at such date or to project Shoppers' results of operation for any future period or balance sheet data at any future date. The following information should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the historical financial statements of Shoppers, together with the related notes thereto, included elsewhere in this Prospectus.

                               52 WEEKS ENDED                               (UNAUDITED)
                         ----------------------------              ------------------------------
                                                        31 WEEKS    52 WEEKS   13 WEEKS  13 WEEKS
                                                          ENDED       ENDED     ENDED     ENDED
                         JULY 2,   JULY 1,   JUNE 29,  FEBRUARY 1, FEBRUARY 1,  MAY 4,    MAY 3,
                           1994      1995      1996       1997        1997       1996      1997
                         --------  --------  --------  ----------- ----------- --------  --------
                                                (DOLLARS IN THOUSANDS)
OPERATING DATA:
Sales................... $750,340  $790,842  $835,971   $511,025    $850,875   $209,036  $209,981
Gross profit(a).........  157,277   174,321   183,985    112,896     190,946     47,931    50,446
Selling and
 administrative
 expenses(b)............  127,643   136,798   149,570     94,304     154,594     36,415    37,545
Depreciation and
 amortization...........   10,785     8,529     8,913      4,573       8,720      2,323     2,495
Interest income.........    2,189     4,682     5,789      3,526       5,985      1,490       499
Interest expense(c).....    1,426     1,451     1,771        710       1,645        378     5,250
Net income(d)...........   12,929    19,526    18,703     10,455      20,563      6,492     3,177
Ratio of earnings to
 fixed charges(e).......     4.3x      6.4x      5.1x       4.9x        5.3x       7.1x      1.9x
OTHER DATA:
Stores open at end of
 period.................       35        33        34         34          34         34        34
Capital expenditures.... $  5,112  $  4,693  $  7,355   $  5,280    $  9,430   $  2,410  $  1,522
EBITDA(f)...............   29,998    38,400    35,614     19,972      38,107     11,742    13,127
Cash flow information:
  Operating activities..   18,261    31,907    26,992     17,412      29,378     12,858    13,800
  Investing activities..   (7,059)  (60,474)  (52,082)     2,801     (18,083)   (17,182)   52,512
  Financing activities..      --        --    (10,000)   (10,034)    (10,034)       --    (79,736)

                               52 WEEKS ENDED                             (UNAUDITED)
                         --------------------------              -----------------------------
                                                      31 WEEKS    52 WEEKS   13 WEEKS 13 WEEKS
                                                        ENDED       ENDED     ENDED    ENDED
                         JULY 2,  JULY 1,  JUNE 29,  FEBRUARY 1, FEBRUARY 1,  MAY 4,   MAY 3,
                           1994     1995     1996       1997        1997       1996     1997
                         -------- -------- --------  ----------- ----------- -------- --------
                                                (DOLLARS IN THOUSANDS)
PRO FORMA DATA
 (UNAUDITED):
EBITDA(f)...............                   $ 35,614   $ 19,972    $ 38,107            $ 13,127
Depreciation and
 amortization(g)........                     13,379      7,179      13,186               2,495
Interest income(h)......                      3,413      1,991       3,413                 853
Interest expense(i).....                     22,200     12,627      22,074               5,536
Income taxes(j).........                      2,051      1,059       3,041               2,509
Net income (loss).......                       (157)      (282)      1,464               3,214
Ratio of earnings to
 fixed charges(e).......                       1.1x       1.1x        1.2x                1.8x
Ratio of EBITDA to
 interest expense.......                       1.6x       1.6x        1.7x                2.4x
                                                                          (UNAUDITED)
                                                                 -----------------------------
                                                                                        PRO
                                                                                       FORMA
                         JULY 2,  JULY 1,  JUNE 29,  FEBRUARY 1,              MAY 3,   MAY 3,
                           1994     1995     1996       1997     MAY 4, 1996   1997     1997
                         -------- -------- --------  ----------- ----------- -------- --------
                                                (DOLLARS IN THOUSANDS)
BALANCE SHEET DATA:
Cash, cash equivalents
 and short-term
 investments(k)......... $ 69,789 $ 97,003 $106,640   $108,738    $109,272   $ 41,280 $  6,280
Working capital
 deficit(l).............    9,993   15,551   14,364     15,958      21,968     38,310   22,732
Total assets(m).........  140,614  162,003  171,022    179,008     177,043    277,970  282,354
Total debt(n)...........    9,742    9,950   10,069     10,035      10,027    151,497  211,497
Stockholders'
 equity(o)..............   75,804   95,330  104,033    104,488     100,415     45,421    1,883

--------
(a) Gross profit is net of LIFO expense of $364,000, $877,000 and $905,000 in the 52 weeks ended July 2, 1994, July 1, 1995 and June 29, 1996, respectively, $530,000 in the 31 weeks ended February 1, 1997, $905,000 in the 52 weeks ended February 1, 1997 and $226,000 in the 13 weeks ended May 4, 1996 and May 3, 1997, respectively.
(b) Selling and administrative expenses include a reversal of a prior period expense related to closed stores and remodels of $500,000 for the 52 weeks ended July 1, 1995 and reserves related to closed stores and remodels of $294,000 and $850,000 for the 52 weeks ended June 29, 1996 and the 52 weeks ended February 1, 1997, respectively and $850,000 for the 31 weeks ended February 1, 1997. Selling and administrative expenses also include a $500,000 charge for reserves against a related party receivable for the 52 weeks ended July 1, 1995.
(c) Interest expense for the 13 weeks ended May 3, 1997 includes $510,000 of amortization of deferred financing costs.
(d) Net income for the 52 weeks ended July 2, 1994, July 1, 1995 and June 29, 1996 includes $858,000, $1,239,000 and ($224,000), net of taxes, respectively, associated with an insurance settlement relating to one store that incurred significant fire damage in June 1994.
(e) For purposes of computing the ratio of earnings to fixed charges, "earnings" consist of income before income taxes plus fixed charges. "Fixed charges" consist of interest expense on all indebtedness (including amortization of deferred financing costs) and the portion of operating lease rental payments that is representative of the interest factor.

(f) "EBITDA" represents net income before insurance settlement, income taxes, interest expense, interest income, restructuring charges, depreciation and amortization, reserve for related party receivable, non-cash charges or credits associated with store closings and remodelings and LIFO expense. Depreciation and amortization expense and these other items excluded from EBITDA are significant components in understanding and assessing the Company's financial performance. The Company believes that, in addition to cash flow from operations and net earnings, EBITDA is a useful financial performance measurement for assessing operating performance as it provides investors with an additional basis to evaluate the ability of the Company to incur and service debt and to fund capital expenditures. In evaluating EBITDA, the Company believes that investors should consider the amount by which EBITDA exceeds interest costs for the period, how EBITDA compares to principal repayments on debt for the period and how EBITDA compares to capital expenditures for the period. To evaluate EBITDA, the components of EBITDA, such as revenues and operating expenses and the variability of such components over time, should also be considered. Investors should be cautioned, however, that EBITDA should not be construed as an alternative to operating income (as determined in accordance with GAAP) as an indicator of the Company's operating performance, or to cash flows from operating, investing and financing activities (as determined in accordance with GAAP) as a measure of liquidity or the Company's ability to meet all its cash needs. The Company's method of calculating EBITDA may differ from the methods used by other companies and, as a result, the EBITDA measures disclosed herein may not be comparable to other similarly titled measures disclosed by other companies.
(g) Reflects an increase in depreciation and amortization of $4,466,000 for the 52 weeks ended June 29, 1996 and the 52 weeks ended February 1, 1997 and $2,606,000 for the 31 weeks ended February 1, 1997 attributable to the amortization of excess purchase price over the net book value of assets acquired arising from the Acquisition, on a straight-line basis over a 40 year period and the amortization of lease rights, on a straight-line basis over the life of the leases.
(h) Reflects a decrease in interest income of $2,376,000, and $2,572,000 for the 52 weeks ended June 29, 1996 and February 1, 1997, respectively, $1,535,000 for the 31 weeks ended February 1, 1997 and an increase of $354,000 for the 13 weeks ended May 3, 1997. The changes in interest income are attributable to a reduction in cash, cash equivalents and short-term investments resulting from dividend payments to Dart offset by interest income related to a loan from Shoppers to Dart. The Company expects such loan to bear the same interest rate and have the same maturity date as the Senior Notes. All principal and interest on this loan to Dart would be payable on the maturity date but could be repaid at any time without penalty. See "Risk Factors--Substantial Leverage and Debt Service."
(i) Reflects an increase in interest expense of $20,429,000 for the 52 weeks ended June 29, 1996 and the 52 weeks ended February 1, 1997, $11,917,000 for the 31 weeks ended February 1, 1997 and an increase of $286,000 for the 13 weeks ended May 3, 1997 attributable to interest incurred in connection with the Senior Notes, which include amortization of deferred financing costs of $929,000 for the 52 weeks ended June 29, 1996 and February 1, 1997, $542,000 for the 31 weeks ended February 1, 1997 and $232,000 for the 13 weeks ended May 3, 1997. The interest increase is based on an interest rate of 9.75% on the Senior Notes.
(j) Reflects a decrease in income taxes of $8,411,000 and $8,368,000 for the 52 weeks ended June 29, 1996 and February 1, 1997, respectively, $5,321,000 for the 31 weeks ended February 1, 1997 and an increase of $31,000 for the 13 weeks ended May 3, 1997.
(k) The pro forma data reflects the effect of the Acquisition, the offerings related to the Increasing Rate Notes and the Senior Notes, the payment of dividends paid to Dart and the payment of Restricted Proceeds to Dart to fund a Settlement. Also, reference should be made to footnote (a) to the Pro Forma Consolidated Capitalization.
(l) Excludes cash, cash equivalents and short-term investments.
(m) The pro forma data reflects the decrease in cash, cash equivalents and short-term investments, the capitalization of financing costs and excess purchase price arising from the Acquisition.

(n) The pro forma data reflects the additional indebtedness associated with the sale of the Outstanding Notes.
(o) The pro forma data reflects a cash dividend of $10,000,000 declared on February 6, 1997 but paid on May 30, 1997.

                                 RISK FACTORS

  Prospective investors should consider carefully the following factors in addition to the other information set forth in this Prospectus before making an investment in the Senior Notes.

SUBSTANTIAL LEVERAGE AND DEBT SERVICE

  The Company has incurred significant indebtedness and has significant interest expense. Without giving effect to the sale of the Outstanding Notes, the Company's consolidated indebtedness was $151.5 million and its consolidated interest expense for the thirteen weeks ended May 3, 1997 was $5.3 million. After giving effect to the sale of the Outstanding Notes and the application of the proceeds therefrom to repay the Increasing Rate Notes and to make a $50 million payment to Dart to fund a Settlement with certain of Dart's stockholders, the Company's consolidated indebtedness would have been $211.5 million at May 3, 1997 and its consolidated interest expense for the thirteen weeks ended May 3, 1997 would have been $5.5 million. See "Use of Proceeds--Possible Settlements." In addition, subject to the restrictions in the Indenture, the Company may incur additional indebtedness from time to time. For the Company's ratio of earnings to fixed charges, see "Selected Historical Financial Data."

  The level of the Company's indebtedness could have important consequences to Holders of the Senior Notes, including: (i) a substantial portion of the Company's cash flow from operations must be dedicated to service debt and will not be available for other purposes; (ii) the Company's ability to obtain additional debt financing in the future for working capital and capital expenditures may be limited; and (iii) the Company's level of indebtedness could limit its flexibility in reacting to changes in the supermarket industry and economic conditions in general. Certain of the Company's competitors currently operate on a less leveraged basis and have significantly greater operating and financing flexibility than the Company.

  Shoppers believes that cash flow from operations, borrowings available under a credit facility in the aggregate principal amount at any time outstanding not to exceed $35 million (the "New Credit Facility") that the Company expects to enter into with a bank or other third party and lease financings will be sufficient to enable the Company to satisfy its anticipated requirements for operating expenses, capital expenditures and debt service obligations. If the Company is unable to satisfy such requirements from these sources, the Company would be required to adopt one or more alternatives, such as reducing or delaying capital expenditures, selling material assets or seeking additional capital investment. No assurance can be given that the Company will enter into the New Credit Facility or that any such alternative could be effected on satisfactory terms.

  In connection with a possible Settlement, Shoppers may lend $35 million to Dart. See "Use of Proceeds--Possible Settlements." The Company expects such loan to bear the same interest rate and have the same maturity date as the Senior Notes. All principal and interest on this loan to Dart would be payable on the maturity date but could be repaid at any time without penalty. There can be no assurance, however, that Dart will be able to repay such principal and interest when due.

  Furthermore, repayment of the Senior Notes is dependent upon the Company refinancing its indebtedness, obtaining new equity capital or consummating a sale of all or part of the Company. There can be no assurance that the Company will be able to successfully accomplish any of these options.

RESTRICTIVE DEBT COVENANTS

  The Indenture under which the Outstanding Notes were, and the Exchange Notes will be, issued (the "Indenture") contains numerous covenants. See "Description of the Senior Notes." If the Company fails to comply with these covenants, it would be in default under the Indenture. In the event of such default, the principal and accrued interest on the Senior Notes would become due and payable. In addition, the Company expects that the New Credit Facility would contain other and more restrictive covenants and would prohibit the Company from prepaying the Senior Notes, except in certain circumstances. The New Credit Facility also could require the Company to maintain specified financial ratios and satisfy certain financial tests. The Company's ability to meet such financial ratios and tests could be affected by events beyond its control. There can be no assurance that the Company would meet such tests. A breach of any of these covenants could result in an event of default under the New Credit Facility. If such an event of default occurs, the lenders could elect to declare all amounts borrowed under the New Credit Facility, together with accrued interest, to be immediately due and payable and to terminate all commitments under the New Credit Facility. If the Company were unable to repay all amounts declared due and payable, the lenders could proceed against the collateral granted to them to satisfy the indebtedness and other obligations due and payable. If indebtedness under the New Credit Facility were to be accelerated, there can be no assurance that the assets of the Company would be sufficient to repay in full such indebtedness and the other indebtedness of the Company, including the Senior Notes. See "Description of the Senior Notes--Certain Covenants."

EFFECTIVE SUBORDINATION

  The obligation of the Company to make the Special Mandatory Redemption is secured by the Restricted Proceeds. The Senior Notes will otherwise be general unsecured obligations of the Company and will be effectively subordinated in right of payment to all secured indebtedness of the Company, including the Company's obligations under the New Credit Facility. The New Credit Facility would likely be secured by a significant amount of the assets of the Company and, therefore, claims of Holders of the Senior Notes will be effectively subordinated to the extent of the value of the assets securing the New Credit Facility.

GEOGRAPHIC CONCENTRATION

  All of the Company's stores are located in the suburbs of Washington, D.C. and thus the performance of the Company will be particularly influenced by developments in this area. Although the Washington, D.C. metropolitan area has experienced relatively stable economic conditions over the past several years, a significant economic downturn in the region could have a material adverse effect on the business, financial condition and results of operations of the Company.

COMPETITION

  The supermarket industry is highly competitive and characterized by narrow profit margins. Shoppers' competitors include national and regional supermarket chains, independent and specialty grocers, drug and convenience stores, and the newer "alternative format" food stores, including warehouse club stores and deep- discount drug stores. Certain of its competitors have greater financial resources than Shoppers. Supermarket chains generally compete on the basis of location, quality of products, service, price, product variety and store condition. Shoppers believes that it will face increased competition in the future from other supermarket chains. In order to remain competitive, Shoppers monitors its competitors' prices on a weekly basis and adjusts its prices and marketing strategy as appropriate in light of existing conditions. To the extent the Company reduces prices to maintain or grow its market share in the face of competition, net income and cash generated from operations could be adversely affected. The Company's ability to remain competitive in its markets depends in part on its ability to remodel and update its stores and open new stores in response to remodelings and new store openings by its competitors, which in turn will require the continued availability of financing. See "Business--Competition."

RELIANCE ON THIRD-PARTY SUPPLIER

  Shoppers purchases approximately one-half of its grocery inventory from an independent wholesale supplier that provides Shoppers with the benefits of volume purchasing, private label merchandise, warehousing and distribution. The Company's supply contract with its primary supplier expires in December 1997. Although Shoppers believes that the contract will be renewed on comparable or more favorable terms or that it will enter into a comparable or more favorable contract with another wholesaler, there can be no such assurance that this will occur. In addition, the sudden loss of the Company's primary supplier could create a disruption in the

Company's sales until arrangements with alternate suppliers could be made. See "Business--Purchasing, Warehousing and Distribution."

LABOR RELATIONS

  As of May 3, 1997, 3,982 of Shoppers' employees were covered by collective bargaining agreements. The Company's agreement with Local 27 of the United Food and Commercial Workers Union covering 264 employees expires on September 30, 1997. The Company expects to enter into a new union contract with Local 400 of the United Food and Commercial Workers Union covering 3,669 employees that would expire in July 2000. Shoppers also has 49 employees at its produce warehouse who are covered by collective bargaining agreements with locals of the Warehouse Employees Union and the Teamsters Union. While Shoppers believes that its relations with its employees are satisfactory, a prolonged labor dispute could have a material adverse effect on the business, financial condition and results of operations of the Company.

FRAUDULENT CONVEYANCE RISKS

  Shoppers used $143.3 million of the net proceeds from the sale of the Outstanding Notes to repay the Increasing Rate Notes and intends to pay $50 million of such net proceeds to Dart if and when it consummates a Settlement with certain of its stockholders. See "Use of Proceeds." The net proceeds from the sale of the Increasing Rate Notes and $72.8 million of cash and short-term investments of Shoppers were used to finance the Acquisition. In addition, Shoppers paid a $10 million dividend to Dart in May 1997 and may make additional dividends to Dart of up to $25 million from existing short-term investments.

  In the event of a subsequent bankruptcy proceeding or a lawsuit by or on behalf of creditors of the Company, the incurrence by the Company of the indebtedness evidenced by the Senior Notes would be subject to review under relevant U.S. federal and state fraudulent conveyance statutes ("Fraudulent Conveyance Statutes"). Under these statutes, if at the time the Senior Notes were issued and the proceeds applied, (i) the Company issued the Senior Notes and applied the proceeds with the intent of hindering, delaying or defrauding creditors or (ii) the Company received less than a reasonably equivalent value or fair consideration for issuing the Senior Notes and, after so applying the proceeds, the Company (a) was insolvent or rendered insolvent by reason of such transactions, (b) was engaged in a business or transaction for which its assets constituted unreasonably small capital or (c) intended to incur, or believed that it would incur, debts beyond its ability to pay as they matured (as the foregoing terms are defined in or interpreted under Fraudulent Conveyance Statutes), such court could subordinate all or a part of the Senior Notes to existing and future indebtedness of the Company, recover any payments made on the Senior Notes or take other action detrimental to the Holders, including, under certain circumstances, invalidating the Senior Notes.

  Shoppers believes that the indebtedness and obligations evidenced by the Senior Notes was incurred, and proceeds of the Senior Notes will be used, for proper purposes and in good faith. Shoppers believes that at the time of, and after giving effect to, the incurrence of the indebtedness and obligations evidenced by the Senior Notes, it was solvent and will have sufficient capital to carry on its business and that it will pay its debts as they mature. No assurance can be given, however, that a court would concur with such beliefs and positions.

  The measure of insolvency for these purposes will vary depending upon the law of the jurisdiction being applied. Generally, a company will be considered insolvent for these purposes if the company is unable to pay its debts as they become due in the usual course of its business or the sum of the company's debts is greater than all the company's property at a fair valuation or if the present fair saleable value of the company's assets is less than the amount that will be required to pay its probable liability on its existing debts as they become absolute and mature. In rendering its opinion on the validity of the Senior Notes, counsel for the Company will express no opinion as to the effect of Fraudulent Conveyance Statutes or the enforcement of creditors' rights generally.

RISKS OF IMPLEMENTING STORE EXPANSION PROGRAM

  The ability of the Company to implement a store expansion program depends, in part, upon the identification of suitable sites and obtaining access to such sites on reasonable commercial terms. The Company's expansion program is also conditioned on identifying and retaining key personnel to implement this strategy. Although Shoppers has signed leases to open four new stores within the next two years, there can be no assurance that additional suitable locations will be available on reasonable commercial terms in the future. Furthermore, there can be no assurance that the level of sales and profit margins achieved by Shoppers with respect to its existing stores can be duplicated in any newly created or expanded stores.

CONTROLLING STOCKHOLDER

  The Company is an indirect subsidiary of Dart. As a result, Dart controls the Company through its control of the Guarantor, which has the power to elect all of the directors of the Company and, subject to the Indenture, approve any action requiring stockholder approval, including approving a merger of the Company or a sale of substantially all of the assets of the Company.

  Over the past three years, there has been significant litigation involving the control of Dart. On September 7, 1994, the Board of Directors of Dart established an Executive Committee comprised of Dart's outside directors to conduct the affairs of Dart with respect to matters that were the subject of dispute between the Chairman of the Board and Chief Executive Officer of Dart, Herbert H. Haft, and the then President and Chief Operating Officer of Dart, Ronald S. Haft. Because these disputes were so extensive, beginning in the fall of 1994, the Executive Committee assumed day-to-day involvement in Dart's management. In April 1996, the Board of Directors of Dart authorized the Executive Committee to conduct the affairs of Dart with respect to matters that are the subject of dispute between Dart and its present Chairman, or in connection with which Dart and its present Chairman have adverse interests, and to continue to oversee the day-to-day management of Dart. Dart has filed three lawsuits against Herbert H. Haft alleging various improper actions by him.

  On October 6, 1995, Dart and Ronald S. Haft entered into a settlement of litigation initiated by Ronald S. Haft to obtain control of Dart through the exercise of certain disputed stock options, and other related transactions (the "RSH Settlement"). These settlement transactions are subject to legal challenge and, through such litigation, Gloria G. Haft, Robert M. Haft and Linda G. Haft (collectively, "RGL") and, separately, Herbert H. Haft seek control of Dart. If members of the Haft family succeed in litigation to obtain control of Dart (in excess of 35% of the voting stock of Dart), it would constitute a Change in Control under the Indenture permitting the Holders, subject to certain conditions, to require the Company to repurchase any or all of the Senior Notes at a price equal to 101% of the principal amount thereof, plus any accrued and unpaid interest to the date of repurchase. There can be no assurance that the Company will have sufficient funds available to purchase all of the outstanding Senior Notes were they to be tendered in response to a Change in Control. A Change in Control resulting from the Haft litigation may make it more difficult for the Company to obtain funds through a refinancing for such purpose. See "Description of the Senior Notes--Change in Control." See also "Use of Proceeds--Possible Settlements."

  In connection with the legal challenges to the RSH Settlement, on December 6, 1995, the Delaware Court of Chancery entered a Standstill Order (the "Standstill Order"), which restricts certain actions by Dart. Without further order of the court, Dart may not, among other things, (i) change the current composition of the Board of Directors of Dart or any of its subsidiaries or
(ii) issue any additional securities of Dart or any of its subsidiaries. In addition, without first giving certain litigants not less than seven days' written notice, Dart may not take any extraordinary actions, including but not limited to actions that would result in (a) the liquidation of Dart or any of its subsidiaries or (b) the sale of any major subsidiary of Dart. For purposes of the Standstill Order, the Company is a "subsidiary" of Dart and the phrase "extraordinary actions" means any transaction, contract or agreement, the value of which exceeds $3 million. Investors wishing additional information regarding these matters are directed to the public filings made by Dart with the Commission.

  Dart obtained (with the consent of the Haft family members) an order from the Delaware Court of Chancery that permitted the sale of the Outstanding Notes and the repayment of the Increasing Rate Notes. Under the Standstill Order, the New Credit Facility or any settlement with members of the Haft family will require either a seven-day notice or an order of the Delaware Court of Chancery (or both) in order to proceed.

  Dart is engaged in discussions with Herbert H. Haft and with RGL to explore opportunities to settle their claims to control of Dart and other litigation pending between them and Dart. See "Use of Proceeds--Possible Settlements." There can be no assurance that any definitive settlement will be reached or as to the terms or timing of any settlement, if one occurs.

SECURITY FOR THE GUARANTEE

  The Guarantee is secured by a first priority security interest in the shares of capital stock of Shoppers owned by the Guarantor. The Guarantor was organized in January 1997 and has no assets or operations other than holding 100% of the issued and outstanding shares of capital stock of Shoppers. There is no existing market for the capital stock of Shoppers. Further, there can be no assurance that any proceeds could be realized from a sale of such capital stock in the event of foreclosure by the Trustee.

  Depending on the outcome of litigation regarding certain claimed options and co-investment rights, and the legal challenges to the RSH Settlement, Dart's indirect ownership, and the Guarantor's direct ownership, of the Company could be reduced to as low as 80%.

  In 1988, Dart purchased 50% of the outstanding shares of capital stock of Shoppers from members of the Herman family. Dart was the record owner of this interest in Shoppers until February 6, 1996. Also in 1988, Dart/SFW Corp. was formed with the apparent intent that Dart would hold 80 of Dart/SFW Corp.'s 100 authorized shares of capital stock. However, Dart/SFW Corp.'s organizational documents are incomplete. Dart/SFW Corp. purportedly granted options to purchase the other 20 shares of its capital stock to members of the Haft family. Though some of Dart's periodic reports filed with the Commission have stated that Dart transferred its 50% interest in Shoppers to Dart/SFW Corp., there is no record that such a transfer occurred. On February 6, 1997, Dart and Dart/SFW Corp. each transferred their interests in Dart's ownership of Shoppers to the Guarantor in exchange for the Guarantor's stock.

  Robert M. Haft and Linda G. Haft (and trusts for Robert M. Haft's children) claim ownership of the purported options to purchase up to 15 shares of Dart/SFW Corp.'s authorized capital stock (as well as co-investment rights pursuant to a September 10, 1987 Dart board resolution). They have sought to exercise these options, the validity of which Dart disputes. This dispute is currently in litigation. In 1995, Ronald S. Haft relinquished his claimed ownership of the purported options to purchase up to 5 shares of Dart/SFW Corp.'s capital stock as part of the RSH Settlement, but that relinquishment is subject to potential rescission if certain pending legal challenges to the validity of that settlement are successful.

  Whether or not it is determined that Dart/SFW Corp. received Dart's 50% interest in Shoppers or that members of the Haft family did not receive valid options to purchase shares of Dart/SFW Corp., members of the Haft family potentially could claim interests in up to 20% of the Guarantor or of the Guarantor's equity interest in Shoppers.

  No assurance can be given as to the outcome of these legal disputes and uncertainties. Dart is engaged in discussions with Haft family members to explore opportunities to settle these legal disputes and other litigation pending between them and Dart. See "Use of Proceeds--Possible Settlements." There can be no assurance that any definitive settlement will be reached or as to the terms or timing of any settlement, if one occurs.

POSSIBLE CHANGE IN CONTROL

  Depending on the outcome or settlement of the litigation referred to above, one or a group of Haft family members may have power to vote in excess of 35% of the voting stock of Dart. In such event, a Change in

Control will have occurred under the Indenture. See "Description of Senior Notes--Change in Control." There can be no assurance that the Company will have sufficient funds available to purchase the outstanding Senior Notes were they to be tendered in response to a Change in Control. It is also possible that the outcome of such litigation or settlements thereof could result in significant ownership of the voting stock of Dart by one or more of the Haft family members, although less than the 35% threshold required for Change in Control.

GOVERNMENT REGULATION

  Shoppers is subject to regulation by a variety of governmental agencies, including, but not limited to, the U.S. Food and Drug Administration, the U.S. Department of Agriculture and state and local health departments and other agencies, including those regulating the sale of beer and wine.

ENVIRONMENTAL MATTERS

  Shoppers is subject to federal, state and local laws, regulations and ordinances that (i) govern activities or operations that may have adverse environmental effects, such as discharges to air and water, as well as handling and disposal practices for solid and hazardous wastes, and (ii) impose liability for the costs of cleaning up, and certain damages resulting from, sites of past spills, disposals or other releases of hazardous materials.

LACK OF A PUBLIC MARKET FOR THE EXCHANGE NOTES

  There is no existing market for the Exchange Notes. There can be no assurance of the liquidity of any markets that may develop for the Exchange Notes, the ability of Holders of the Exchange Notes to sell their Exchange Notes, or the price at which Holders would be able to sell their Exchange Notes. Future trading prices of the Exchange Notes will depend on many factors, including prevailing interest rates, the Company's operating results and the market for similar securities. No assurance can be given as to the liquidity of the trading market for the Exchange Notes or that an active public market for the Exchange Notes will develop or, if developed, will continue. If an active public market does not develop or is not maintained, the market price and liquidity of the Exchange Notes may be adversely affected. The Company does not intend to apply for a listing of the Exchange Notes offered hereby on any securities exchange or on a securities quotation services.

                              THE EXCHANGE OFFER

PURPOSE OF THE EXCHANGE OFFER

  The Exchange Offer is being made by the Company to satisfy certain of its obligations under the Registration Rights Agreement. The Registration Rights Agreement requires the Company to use its best efforts to (i) file with the Commission a registration statement (the "Exchange Offer Registration Statement") under the Securities Act with respect to the Exchange Notes within 90 days after the issuance of the Outstanding Notes (the "Issue Date"), (ii) use its best efforts to cause the Exchange Offer Registration Statement to become effective within 180 days after the Issue Date, and (iii) keep the Exchange Offer open for acceptance for not less than 45 days (or longer if required by applicable law) after the date that notice of the Exchange Offer is mailed to Holders of the Outstanding Notes.

  In the event that the Company fails to satisfy these or certain other of its obligations under the Registration Rights Agreement, the interest rate on the Outstanding Notes will be increased 0.5% per annum and shall thereafter increase by an additional 0.5% per annum at the beginning of each subsequent 90-day period until the Exchange Offer is consummated; provided however, that the additional interest rate on the Outstanding Notes may not exceed at any one time in the aggregate 1.50% per annum; and provided further, upon the effectiveness of the Exchange Offer Registration Statement, additional interest on the Outstanding Notes as described in this sentence shall cease to accrue.

TERMS OF THE EXCHANGE OFFER

  The Company hereby offers to exchange, upon the terms and subject to the conditions set forth in this Prospectus and in the accompanying Letter of Transmittal (which together constitute the Exchange Offer), Exchange Notes for an equal principal amount of Outstanding Notes. The terms of the Exchange Notes are identical in all material respects to those of the Outstanding Notes, except for certain transfer restrictions and registration rights relating to the Outstanding Notes. The Exchange Notes will be entitled to the benefits of the Indenture. See "Description of the Senior Notes."

  The Exchange Offer is not conditioned upon any minimum aggregate principal amount of Outstanding Notes being tendered or accepted for exchange. As of the date of this Prospectus, $200 million aggregate principal amount of Senior Notes is outstanding. Outstanding Notes tendered in the Exchange Offer must be in denominations of principal amount of $1,000 or any integral multiple thereof.

  Based on Exxon Capital Holdings Corporation (available May 13, 1988), Morgan Stanley & Co. Incorporated (available June 15, 1991), Shearman & Sterling (available July 2, 1995), and certain other interpretive letters issued by the staff of the Commission to third parties in unrelated transactions, Holders of Outstanding Notes (other than any Holder who is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act) who exchange their Outstanding Notes for Exchange Notes pursuant to the Exchange Offer generally may offer such Exchange Notes for resale, resell such Exchange Notes and otherwise transfer such Exchange Notes without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such Outstanding Notes are acquired in the ordinary course of the Holders' business and such Holders are not participating in, and have no arrangement or understanding with any person to participate in, a distribution of such Exchange Notes. Each broker-dealer that receives Exchange Notes for its own account in exchange for Outstanding Notes, where such Outstanding Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. See "Plan of Distribution." In addition, to comply with the securities laws of certain jurisdictions, if applicable, the Exchange Notes may not be offered or sold unless they have been registered or qualified for sale in such jurisdiction or an exemption from registration or qualification is available and complied with. The Company has agreed, pursuant to the Registration Rights Agreement and subject to certain specified limitations therein, to register or qualify the Exchange Notes for offer or sale under the securities or blue sky laws of such jurisdictions as any Holders of the Exchange Notes request in writing. If a Holder of Outstanding Notes does not exchange such Outstanding Notes for Exchange Notes pursuant to the Exchange Offer, such Outstanding Notes will continue to be subject to the restrictions on transfer contained in the legend thereon. In general, the Outstanding Notes may not be offered or sold unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws.

EXPIRATION DATE; EXTENSIONS; TERMINATION; AMENDMENTS

  The Exchange Offer expires on the Expiration Date. The term "Expiration
Date" means 5:00 p.m., New York City time, on     , 1997 unless the Company in
its sole discretion extends the period during which the Exchange Offer is open, in which event the term "Expiration Date" means the latest time and date on which the Exchange Offer, as so extended by the Company, expires. The Expiration Date will not be extended beyond the 225th day after the date of the original issuance of the Senior Notes. The Company expressly reserves the right to extend the Exchange Offer at any time and from time to time prior to the Expiration Date by giving written notice to Norwest Bank Minnesota, National Association (the "Exchange Agent") and by public announcement communicated by no later than 9:00 a.m. on the next business day following the previously scheduled Expiration Date, unless otherwise required by applicable law or regulation, by making a release to the Dow Jones News Service. During any extension of the Exchange Offer, all Outstanding Notes previously tendered pursuant to the Exchange Offer will remain subject to the Exchange Offer and may be accepted for exchange by the Company. Any Outstanding Notes not accepted for exchange for any reason will be returned without expense to the tendering holder thereof as promptly as practicable after expiration or termination of the Exchange Offer.

  The initial "Exchange Date" will be the third business day following the Expiration Date. The Company expressly reserves the right to (i) terminate the Exchange Offer and not accept for exchange any Outstanding Notes if any of the events set forth below under "--Conditions to the Exchange Offer" shall have occurred and shall not have been waived by the Company and (ii) amend the terms of the Exchange Offer in any manner, whether before or after any tender of the Outstanding Notes. If any such termination or amendment occurs, the Company will notify the Exchange Agent in writing and will either issue a press release or give written notice to the Holders of the Outstanding Notes as promptly as practicable. Unless the Company terminates the Exchange Offer prior to 5:00 p.m., New York City time, on the Expiration Date, the Company will exchange the Exchange Notes for the Outstanding Notes on the Exchange Date.

  This Prospectus and the related Letter of Transmittal and other relevant materials will be mailed by the Company to record Holders of Outstanding Notes and will be furnished to brokers, banks and similar persons whose names, or the names of whose nominees, appear on the lists of Holders for subsequent transmittal to beneficial owners of Outstanding Notes.

ACCRUED INTEREST ON THE SENIOR NOTES

  Interest on the Exchange Notes will accrue from (A) the later of (i) the last interest payment date on which interest was paid on the Outstanding Notes surrendered in exchange therefor or (ii) if the Outstanding Notes are surrendered for exchange on a date in a period which includes the record date for an interest payment date to occur on or after the date of such exchange and as to which interest will be paid, the date of such interest payment date, or (B) if no interest has been paid on the Outstanding Notes, from June 26, 1997. Holders whose Outstanding Notes are accepted for exchange will be deemed to have waived the right to receive any interest accrued on the Outstanding Notes.

PROCEDURES FOR TENDERING OUTSTANDING NOTES

  The tender to the Company of Outstanding Notes by a Holder thereof pursuant to any one of the procedures set forth below will constitute a binding agreement between such Holder and the Company in accordance with the terms and subject to the conditions set forth herein and in the Letter of Transmittal.

  General Procedures. Except as set forth below, a Holder who wishes to tender Outstanding Notes for exchange pursuant to the Exchange Offer must transmit a properly completed and duly executed Letter of Transmittal or facsimile thereof (all references in this Prospectus to the Letter of Transmittal shall be deemed to include a facsimile thereof), including all other documents required by such Letter of Transmittal, to the Exchange Agent at the address set forth below under "--Exchange Agent" on or prior to the Expiration Date. In addition, either (i) certificates for such Outstanding Notes must be received by the Exchange Agent along with the Letter of Transmittal, or (ii) a timely confirmation of a book-entry transfer (a "Book-Entry Confirmation") of such Outstanding Notes, if such procedure is available, into the Exchange Agent's Account at DTC (the "Book-Entry Transfer Facility") pursuant to the procedure for book-entry transfer described below, must be received by the Exchange Agent prior to the Expiration Date, or (iii) the Holder must comply with the guaranteed delivery procedures described below.

  If tendered Outstanding Notes are registered in the name of the signer of the Letter of Transmittal and the Exchange Notes to be issued in exchange therefor are to be issued (and any untendered Outstanding Notes are to be reissued) in the name of the registered Holder, the signature of such signer need not be guaranteed. In any other case, the tendered Exchange Notes must be endorsed or accompanied by written instruments of transfer in form satisfactory to the Company and duly executed by the registered Holder and the signature on the endorsement or instrument of transfer must be guaranteed by a commercial bank or trust company located or having an office or correspondent in the United States or by a member firm of a national securities exchange or of the National Association of Securities Dealers, Inc. or by a participant in a recognized medallion program (any of the foregoing hereinafter referred to as an "Eligible Institution"). If the Exchange Notes and/or Outstanding Notes not exchanged are to be delivered to an address other than that of the registered Holder appearing on the note register for the Outstanding Notes, the signature on the Letter of Transmittal must be guaranteed by an Eligible Institution.

  A tender will be deemed to have been received as of the date when (i) the tendering Holder's properly completed and duly signed Letter of Transmittal accompanied by the Outstanding Notes is received by the Exchange Agent or (ii) a Notice of Guaranteed Delivery or letter or facsimile transmission to similar effect (as provided above) from an Eligible Institution is received by the Exchange Agent or (iii) the tendering Holder's properly completed and duly signed Letter of Transmittal accompanied by Book-Entry Confirmation is received by the Exchange Agent. Issuances of Exchange Notes in exchange for Outstanding Notes tendered pursuant to a Notice of Guaranteed Delivery or letter or facsimile transmission to similar effect (as provided above) by an Eligible Institution will be made only against deposit of (i) the Letter of Transmittal, (ii) the tendered Outstanding Notes or Book-Entry Confirmation, as the case may be, and (iii) any other required documents.

  All questions as to the validity, form, eligibility (including time of receipt) and acceptance for exchange of any tender of Outstanding Notes will be determined by the Company, whose determination will be final and binding. The Company reserves the absolute right to reject any or all tenders not in proper form or the acceptances for exchange of which may, in the opinion of counsel to the Company, be unlawful. The Company also reserves the absolute right to waive any of the conditions of the Exchange Offer or any defect or irregularities in tenders of any particular Holder whether or not similar defects or irregularities are waived in the case of other Holders. None of the Company, the Exchange Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or will incur any liability for failure to give any such notification. The Company's interpretation of the terms and conditions of the Exchange Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding.

  THE METHOD OF DELIVERY OF OUTSTANDING NOTES AND ALL OTHER DOCUMENTS IS AT THE ELECTION AND RISK OF THE TENDERING HOLDERS, AND DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED AND CONFIRMED BY THE EXCHANGE AGENT. IF SUCH DELIVERY IS BY MAIL, IT IS RECOMMENDED THAT REGISTERED MAIL PROPERLY INSURED, WITH RETURN RECEIPT REQUESTED, BE USED, AND THAT THE MAILING BE MADE SUFFICIENTLY IN ADVANCE OF THE EXPIRATION DATE TO PERMIT DELIVERY TO THE

EXCHANGE AGENT PRIOR TO 5:00 P.M., NEW YORK CITY TIME, ON THE EXPIRATION DATE. AS AN ALTERNATIVE TO DELIVERY BY MAIL, HOLDERS MAY WISH TO CONSIDER OVERNIGHT OR HAND DELIVERY SERVICE. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE DELIVERY TO THE EXCHANGE AGENT PRIOR TO 5:00 P.M., NEW YORK CITY TIME, ON THE EXPIRATION DATE. NO LETTER OF TRANSMITTAL OR NOTES SHOULD BE SENT TO THE COMPANY. HOLDERS MAY REQUEST THEIR RESPECTIVE BROKERS, DEALERS, COMMERCIAL BANKS, TRUST COMPANIES OR NOMINEES TO EFFECT THE ABOVE TRANSACTIONS FOR SUCH HOLDERS.

  Book-Entry Transfer. The Exchange Agent will make a request to establish an account with respect to the Outstanding Notes at the Book-Entry Transfer Facility for purposes of the Exchange Offer within two business days after the date of the Prospectus, and any financial institution that is a participant in the Book-Entry Transfer Facility's systems may make book-entry delivery of Outstanding Notes by causing the Book-Entry Transfer Facility to transfer such Outstanding Notes into the Exchange Agent's account at the Book-Entry Transfer Facility in accordance with such Book-Entry Transfer Facility's procedures for transfer. However, although delivery of Outstanding Notes may be effected through Book-Entry transfer at the Book-Entry Transfer Facility, the Letter of Transmittal or facsimile thereof, with any required signature guarantees and any other required documents, must, in any case, be transmitted to and received by the Exchange Agent at the address set forth below under "Exchange Agent" on or prior to the Expiration Date or the guaranteed delivery procedures described below must be complied with.

  Guaranteed Delivery Procedures. If a Holder desires to tender Outstanding Notes pursuant to the Exchange Offer, but time will not permit a Letter of Transmittal, the Outstanding Notes or other required documents to reach the Exchange Agent on or before the Expiration Date, or the procedure for book-entry transfer cannot be completed on a timely basis, a tender may be effected if the Exchange Agent has received at its office a letter or facsimile transmission from a Eligible Institution setting forth the name and address of the tendering Holder, the names in which the Outstanding Notes are registered, the principal amount of the Outstanding Notes being tendered and, if possible, the certificate numbers of the Outstanding Notes to be tendered, and stating that the tender is being made thereby and guaranteeing that within three New York Stock Exchange trading days after the Expiration Date, the Outstanding Notes, in proper form for transfer, or a Book-Entry Confirmation, as the case may be, together with a properly completed and duly executed Letter of Transmittal and any other required documents, will be delivered by such Eligible Institution to the Exchange Agent in accordance with the procedures outlined above. Unless Outstanding Notes being tendered by the above-described method are deposited with the Exchange Agent (including through a Book-Entry Confirmation) within the time period set forth above (accompanied or preceded by a properly completed Letter of Transmittal and any other required documents), the Company may, at its option, reject the tender. Copies of a Notice of Guaranteed Delivery which may be used by Eligible Institutions for the purposes described in this paragraph are available from the Exchange Agent.

TERMS AND CONDITIONS OF THE LETTER OF TRANSMITTAL

  The Letter of Transmittal contains, among other things, the following terms and conditions, which are part of the Exchange Offer.

  The party tendering Outstanding Notes for exchange (the "Transferor") thereby exchanges, assigns and transfers the Outstanding Notes to the Company and irrevocably constitutes and appoints the Exchange Agent as the Transferor's agent and attorney-in-fact to cause the Outstanding Notes to be assigned, transferred and exchanged. The Transferor represents and warrants that it has full power and authority to tender, exchange, assign and transfer the Outstanding Notes and to acquire Exchange Notes issuable upon the exchange of such tendered Outstanding Notes and that, when the same are accepted for exchange, the Company will acquire good and unencumbered title to the tendered Outstanding Notes, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claim. The Transferor also warrants that it will, upon request, execute and deliver any additional documents deemed by the Exchange Agent or the Company to be necessary or desirable to complete the exchange, assignment and transfer of tendered Outstanding Notes. The Transferor further agrees that acceptance of any tendered Outstanding Notes by the Company and the issuance of Exchange Notes in exchange therefor will constitute performance in full by the Company of its obligations under the Registration Rights Agreement and that the Company will have no further obligations or liabilities thereunder (except in certain limited circumstances). All authority conferred by the Transferor will survive the death, bankruptcy or incapacity of the Transferor and every obligation of the Transferor will be binding upon the heirs, legal representatives, successors, assigns, executors, administrators and trustees in bankruptcy of such Transferor.

  By tendering Outstanding Notes and executing the Letter of Transmittal, the Transferor certifies that (i) it is not an affiliate of the Company or the Guarantor or, if the Transferor is an affiliate of the Company or the Guarantor, it will comply with the registration and prospectus requirements of the Securities Act to the extent applicable, (ii) the Exchange Notes are being acquired in the ordinary course of business of the person receiving such Exchange Notes, whether or not such person is the Holder, (iii) the Transferor has not entered into an arrangement or understanding with any other person to participate in the distribution of the Exchange Notes, (iv) the Transferor is not a broker-dealer who purchased the Outstanding Notes for resale pursuant to an exemption under the Securities Act, and (v) the Transferor will be able to trade the Exchange Notes acquired in the Exchange Offer without restriction under the Securities Act.

  Each broker-dealer that receives Exchange Notes for its own account in exchange for Outstanding Notes where such Outstanding Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. See "Plan of Distribution."

WITHDRAWAL RIGHTS

  Outstanding Notes tendered pursuant to the Exchange Offer may be withdrawn at any time prior to the Expiration Date.

  For a withdrawal to be effective, a written letter or facsimile transmission notice of withdrawal must be received by the Exchange Agent at its address set forth in the Letter of Transmittal not later than the close of business on the Expiration Date. Any such notice of withdrawal must specify the person named in the Letter of Transmittal as having tendered Outstanding Notes to be withdrawn, the certificate numbers and principal amount of Outstanding Notes to be withdrawn, that such Holder is withdrawing its election to have such Outstanding Notes exchanged and the name of the registered Holder of such Outstanding Notes, and must be signed by the Holder in the same manner as the original signature on the Letter of Transmittal (including any required signature guarantees) or be accompanied by evidence satisfactory to the Company that the person withdrawing the tender has succeeded to the beneficial ownership of the Outstanding Notes being withdrawn. The Exchange Agent will return the properly withdrawn Outstanding Notes promptly following receipt of notice of withdrawal. If Outstanding Notes have been tendered pursuant to the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Outstanding Notes and otherwise comply with the procedures of such facility. All questions as to the validity of notices of withdrawals, including time of receipt, will be determined by the Company, and such determination will be final and binding on all parties. Any Outstanding Notes which have been tendered for exchange but which are not exchanged for any reason will be returned to the Holder thereof without cost to such Holder (or, in the case of Outstanding Notes tendered by book-entry transfer into the Exchange Agent's account at the Book-Entry Transfer Facility pursuant to the book-entry transfer procedures described above, such Outstanding Notes will be credited to an account maintained with such Book-Entry Transfer Facility for the Outstanding Notes) as soon as practicable after withdrawal, rejection of tender or termination of the Exchange Offer. Properly withdrawn Outstanding Notes may be retendered by following one of the procedures described under "--Procedures for Tendering Outstanding Notes" above at any time on or prior to the Expiration Date.

ACCEPTANCE OF OUTSTANDING NOTES FOR EXCHANGE; DELIVERY OF EXCHANGE NOTES

  Upon the terms and subject to the conditions of the Exchange Offer, the acceptance for exchange of Outstanding Notes validly tendered and not withdrawn and the issuance of the Exchange Notes will be made on the Exchange Date. For purposes of the Exchange Offer, the Company shall be deemed to have accepted for exchange validly tendered Outstanding Notes when, as and if the Company has given written notice thereof to the Exchange Agent.

  The Exchange Agent will act as agent for the tendering Holders of Outstanding Notes for the purposes of receiving Exchange Notes from the Company and causing the Outstanding Notes to be assigned, transferred and exchanged. Upon the terms and subject to the conditions of the Exchange Offer, delivery of Exchange Notes to be issued in exchange for accepted Outstanding Notes will be made by the Exchange Agent promptly after acceptance of the tendered Outstanding Notes. Any Outstanding Notes which have been tendered for exchange but which are not exchanged for any reason will be returned to the Holder thereof without cost to such Holder (or, in the case of Outstanding Notes tendered by book-entry transfer into the Exchange Agent's account at the Book-Entry Transfer Facility pursuant to the book-entry procedures described above, such Outstanding Notes will be credited to an account maintained by such Holder with such Book-Entry Transfer Facility for the Outstanding Notes) as soon as practicable after withdrawal, rejection of tender or termination of the Exchange Offer.

CONDITIONS TO THE EXCHANGE OFFER

  Notwithstanding any other provision of the Exchange Offer, or any extension of the Exchange Offer, the Company will not be required to issue Exchange Notes in exchange for any properly tendered Outstanding Notes not previously accepted and may terminate the Exchange Offer (by oral or written notice to the Exchange Agent and by timely public announcement communicated, unless otherwise required by applicable law or regulation, by making a release to the Dow Jones News Service) or, at its option, modify or otherwise amend the Exchange Offer, if (i) there shall be threatened, instituted or pending any action or proceeding before, or any injunction, order or decree shall have been issued by, any court or governmental agency or other governmental regulatory or administrative agency or commission (a) seeking to restrain or prohibit the making or consummation of the Exchange Offer or any other transaction contemplated by the Exchange Offer, (b) assessing or seeking any damages as a result thereof or (c) resulting in a material delay in the ability of the Company to accept for exchange or exchange some or all of the Outstanding Notes pursuant to the Exchange Offer; or (ii) the Exchange Offer shall violate any applicable law or any applicable interpretation of the staff of the Commission.

  The foregoing conditions are for the sole benefit of the Company and may be asserted by it with respect to all or any portion of the Exchange Offer regardless of the circumstances (including any action or inaction by the Company) giving rise to such condition or may be waived by the Company in whole or in part at any time or from time to time in its sole discretion. The failure by the Company at any time to exercise any of the foregoing rights will not be deemed a waiver of any such right, and each right will be deemed an ongoing right which may be asserted at any time or from time to time. In addition, the Company has reserved the right, notwithstanding the satisfaction of each of the foregoing conditions, to terminate or amend the Exchange Offer.

  Any determination by the Company concerning the fulfillment or non-fulfillment of any conditions will be final and binding upon all parties.

  In addition, the Company will not accept for exchange any Outstanding Notes tendered, and no Exchange Notes will be issued in exchange for any such Outstanding Notes, if at such time any stop order shall be threatened or in effect with respect to the Registration Statement of which this Prospectus constitutes a part or qualification of the Indenture under the Trust Indenture Act of 1939, as amended.

EXCHANGE AGENT

  Norwest Bank Minnesota, National Association has been appointed as the Exchange Agent for the Exchange Offer. Questions relating to the procedure for tendering, as well as requests for additional copies of this Prospectus or the Letter of Transmittal and requests for Notices of Guaranteed Delivery, should be directed to the Exchange Agent addressed as follows:

By Registered or Certified Mail:       Facsimile Transmission Number:       By Overnight Delivery:
                                              (612) 667-4927                Norwest Bank Minnesota, N.A.
Norwest Bank Minnesota, N.A.          (For Eligible Institutions Only)      6th Street & Marquette Avenue
P.O. Box 1517                               Confirm by Telephone:           Minneapolis, MN 55479-0113
Minneapolis, MN 55479-1517                      (612) 667-0252              Attn: Corporate Trust Operation
Attn: Corporate Trust Operation
                                             For Information Call:
                                                (800) 344-5128

  Delivery of the Letter of Transmittal to an address other than as set forth above, or transmission of instructions via facsimile other than as set forth above, will not constitute a valid delivery.

  Norwest Bank Minnesota, National Association also acts as Trustee under the Indenture.

SOLICITATION OF TENDERS; EXPENSES

  The Company has not retained any dealer-manager or similar agent in connection with the Exchange Offer and will not make any payments to brokers, dealers or others for soliciting acceptances of the Exchange Offer. The Company will, however, pay the Exchange Agent reasonable and customary fees for its services and will reimburse it for reasonable out-of-pocket expenses in connection therewith. The expenses to be incurred in connection with the Exchange Offer, including the fees and expenses of the Exchange Agent and printing, accounting and legal fees, will be paid by the Company and are estimated at approximately $300,000.

  No person has been authorized to give any information or to make any representations in connection with the Exchange Offer other than those contained in this Prospectus. If given or made, such information or representations should not be relied upon as having been authorized by the Company. Neither the delivery of this Prospectus nor any exchange made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the respective dates as of which information is given herein. The Exchange Offer is not being made to (nor will tenders be accepted from or on behalf of) Holders of Outstanding Notes in any jurisdiction in which the making of the Exchange Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. However, the Company may, at its discretion, take such action as it may deem necessary to make the Exchange Offer in any such jurisdiction and extend the Exchange Offer to Holders of Outstanding Notes in such jurisdiction. In any jurisdiction the securities laws or blue sky laws of which require the Exchange Offer to be made by a licensed broker or dealer, the Exchange Offer is being made on behalf of the Company by one or more registered brokers or dealers which are licensed under the laws of such jurisdiction.

APPRAISAL RIGHTS

  Holders of Outstanding Notes will not have dissenters' rights or appraisal rights in connection with the Exchange Offer.

ACCOUNTING TREATMENT

  The Exchange Notes will be recorded at the carrying value of the Outstanding Notes as reflected in the Company's accounting records on the date of the exchange. Accordingly, no gain or loss for accounting purposes will be recognized by the Company upon the exchange of Outstanding Notes for Exchange Notes. Expenses incurred in connection with the issuance of the Exchange Notes will be amortized over the term of the Exchange Notes.

TRANSFER TAXES

  Holders who tender their Outstanding Notes for exchange will not be obligated to pay any transfer taxes in connection therewith except that Holders who instruct the Company to register Exchange Notes in the name of, or request Outstanding Notes not tendered or not accepted in the Exchange Offer be returned to, a person other than the registered tendering Holder will be responsible for the payment of any applicable transfer tax thereon.

FEDERAL INCOME TAX CONSEQUENCES

  Holders of the Outstanding Notes contemplating acceptance of the Exchange Offer should consult their own tax advisers with respect to their particular circumstances and with respect to the effects of state, local or foreign tax laws to which they may be subject. The following discussion is based upon the provisions of the Internal Revenue Code of 1986, as amended, U.S. Treasury regulations, rulings and judicial decisions, in each case as in effect on the date of this Prospectus, all of which are subject to change.

  An exchange of Outstanding Notes for Exchange Notes pursuant to the Exchange Offer should not be treated as a sale, exchange or other taxable event for federal income tax purposes because the exchange Senior Notes should not be considered to differ materially in kind or extent from the Outstanding Notes. As a result, no material federal income tax consequences should result from an exchange of Outstanding Notes for Exchange Notes pursuant to the Exchange Offer. For federal income tax purposes, an Exchange Note received by a beneficial owner of an Outstanding Note should be treated as a continuation of the Outstanding Note in the hands of such owner. See "Certain Income Tax Considerations."

CONSEQUENCES FOR FAILURE TO EXCHANGE

  Holders of Outstanding Notes who do not exchange Outstanding Notes for Exchange Notes pursuant to the Exchange Offer will continue to be subject to the restrictions on transfer of such Outstanding Notes as set forth in the legend thereon as a consequence of the offer or sale of the Outstanding Notes pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, the Outstanding Notes may not be offered or sold unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. The Company does not currently anticipate that it will register the Outstanding Notes under the Securities Act.

  Upon consummation of the Exchange Offer, due to the restrictions on transfer of the Outstanding Notes and the absence of such restrictions applicable to the Exchange Notes, it is likely that the market, if any, for Outstanding Notes will be relatively less liquid than the market for Exchange Notes. Consequently, Holders of Outstanding Notes who do not participate in the Exchange Offer could experience significant diminution in the value of their Outstanding Notes, compared to the value of the Exchange Notes.

                                USE OF PROCEEDS

  The Company will not receive any cash proceeds from the issuance of Exchange Notes offered hereby, the terms of which are identical in all material respects to those of the Outstanding Notes, except for certain transfer restrictions and registration rights relating to the Outstanding Notes. The Outstanding Notes surrendered in exchange for the Exchange Notes will be cancelled and cannot be reissued. The issuance of the Exchange Notes will not result in any change in the aggregate indebtedness of the Company.

  The net proceeds from the sale of the Outstanding Notes was approximately $193.5 million. The Company used $143.3 million of the net proceeds to repay the Increasing Rate Notes due 2000, including approximately $3.3 million of accrued and unpaid interest through the date of redemption (July 25, 1997). The net proceeds from the sale of the Increasing Rate Notes were used to partially finance the Acquisition. The interest rate on the Increasing Rate Notes was initially 10% per annum. The Company intends to use $50.0 million of the net proceeds to pay to Dart if and when Dart consummates a Settlement with certain of its stockholders.

LIMITATION ON USE OF THE RESTRICTED PROCEEDS

  The Restricted Proceeds may be used by the Company to make payments to Dart for funding payments and commitments under one or two settlements (each a "Settlement") involving total payments and commitments by Dart and its Subsidiaries (as defined) of at least $50 million (which may include related expenses and payments to mortgage lenders), in which (i) Herbert H. Haft and/or (ii) Robert M. Haft, Gloria G. Haft and Linda G. Haft, as the case may be, relinquish his or their claims to control of Dart, dispose (or agree to dispose) of all or substantially all of his or their Capital Stock (as defined) in Dart, disclaim any equity interest in Shoppers and the Guarantor and resign any positions of employment and board representation with Dart, Shoppers and the Guarantor. All such Haft family members are referred to in this Prospectus as the "Hafts." Pending the closing of a Settlement, the Restricted Proceeds will be held by the Trustee in the Restricted Account. Prior to the release to the Company of the Restricted Proceeds from the Restricted Account for the purpose of funding payments and commitments under a Settlement, non-Haft officers of the Company must deliver to the Trustee an officers' certificate to the effect that the closing of a Settlement is occurring simultaneously with the release of the Restricted Proceeds. If, on or prior to June 30, 1998, the closing of a Settlement has not yet occurred or the Company has not paid the Restricted Proceeds to Dart to fund payments and commitments under a Settlement, then the Company must use the Restricted Proceeds (including accrued interest) to redeem $50 million aggregate principal amount of the Senior Notes on a pro rata basis at 101% of the principal amount thereof and to pay accrued and unpaid interest thereon. See "Description of the Senior Notes--Redemption--Special Mandatory Redemption."

  Pending release to the Company of the Restricted Proceeds from the Restricted Account either to fund a Settlement or to fund the Special Mandatory Redemption, the Restricted Proceeds will be invested in Cash Equivalents as directed by the Company. If a Special Mandatory Redemption occurs, then any interest or other profit earned from such Cash Equivalents will be released to the Company from the Restricted Account and used to fund the Special Mandatory Redemption (including any accrued and unpaid interest on the Senior Notes that are redeemed). If the Restricted Proceeds are released to the Company from the Restricted Account and used to fund payments and commitments under a Settlement, then any interest or other profit earned from such Cash Equivalents will be used by the Company for general corporate purposes (including payment of interest on the Senior Notes).

POSSIBLE SETTLEMENTS

  Dart has been engaged for several months in settlement discussions with Herbert H. Haft. If the possible settlement under discussion is implemented, Herbert H. Haft would retire from his positions as Chairman of Dart, Shoppers and two other subsidiaries of Dart, Trak Auto Corporation ("Trak Auto") and Crown Books Corporation ("Crown Books"). Herbert H. Haft also would relinquish his claim to voting control of Dart.

  Under the possible settlement being discussed, Herbert H. Haft would sell to Dart, Trak Auto and Crown Books all of his shares of stock and stock options in these companies. The possible settlement also would terminate Herbert H. Haft's employment agreement with Dart and resolve all outstanding litigation and disputes between Dart and Herbert H. Haft. Herbert H. Haft would also assign certain real estate interests to Dart.

  Herbert H. Haft would receive approximately $30 million from Dart if the possible settlement under discussion is implemented. Herbert H. Haft would also receive an additional $11.6 million from escrowed funds previously paid by Dart to Ronald S. Haft as part of the RSH Settlement. The possible settlement under discussion also contemplates that Dart would make a $10 million loan to a partnership owned directly or indirectly by Ronald S. Haft and a trust established by Herbert H. Haft, which loan would be secured by such partnership's interests in three shopping centers located in suburban Washington, D.C. and would be personally guaranteed by Ronald S. Haft.

  On April 21, 1997, Dart and Herbert H. Haft reached a conditional agreement in principle to enter into a settlement on these terms. The conditional agreement in principle was subject to the negotiation of a definitive settlement agreement satisfactory to Dart and Dart's receipt of satisfactory advice from its financial advisor. The conditional agreement in principle, as amended three times to extend its termination date, terminated on July 11, 1997. However, negotiations with respect to a possible definitive settlement agreement between Dart and Herbert H. Haft along the lines contemplated by the conditional agreement in principle have continued after July 11, 1997.

  The possible settlement under discussion between Dart and Herbert H. Haft would be conditioned on Dart's entering into a supplemental settlement with Ronald S. Haft and a comprehensive settlement with RGL. Negotiations with respect to these related settlements are currently underway. Current settlement discussions between Dart and RGL contemplate total payments to RGL of approximately $50 million in exchange for all of RGL's actual and claimed equity interests in these companies and certain real estate interests. There can be no assurance that such settlements will be reached or as to the terms or timing of any settlement, if one occurs.

  Closing of the transactions contemplated by the possible settlement under discussion between Dart and Herbert H. Haft also would be subject to (i) final and non-appealable action by the Delaware Court of Chancery or the Delaware Supreme Court approving all of the terms of the settlement, terminating certain putative derivative actions pending with respect to Dart and Crown Books in the Delaware Court of Chancery, and approving the RSH Settlement and the supplemental settlement between Dart and Ronald S. Haft, and (ii) final and non-appealable action by the U.S. Bankruptcy Court approving the effectiveness of Chapter 11 plans of reorganization for certain real estate entities owned by Haft family members. Dart and Herbert H. Haft have had great difficulty resolving outstanding issues in the negotiations and Dart's financial, corporate and legal evaluation is ongoing. There can be no assurance that Dart and Herbert H. Haft will enter into a definitive settlement agreement.

  It is likely that any proposed settlement with RGL would not be contingent upon the closing of a settlement with Herbert H. Haft. Any settlement with RGL, however, would require prior notice under the Standstill Order of the Delaware Court of Chancery and could be opposed by Herbert H. Haft if Dart does not settle with him.

  The aggregate payments and commitments by Dart and its subsidiaries in connection with the possible settlements under discussion with RGL and with Herbert H. Haft, if both settlements occurred, would be approximately $90 million (including a loan of $10 million), part of which could be deferred. It is anticipated that Dart would pay substantially all of this amount, though it is expected that a portion (yet to be determined) of this amount and of the cost of the RSH Settlement would be allocated to Trak Auto and Crown Books. Allocation of any actual settlement costs among the companies would be in proportion to the relative benefits each company receives, as determined by their boards of directors (each board comprised of a majority of non-Haft directors) after consultation with outside advisors.

                     PRO FORMA CONSOLIDATED CAPITALIZATION

  The following table sets forth the unaudited consolidated pro forma cash, cash equivalents and short-term investments and capitalization of the Company as of May 3, 1997 and as adjusted to give effect to (i) the payment of a $10 million dividend declared on February 6, 1997 and paid on May 30, 1997, (ii) the sale of the Outstanding Notes and the application of the net proceeds therefrom to repay the Increasing Rate Notes and to make a payment of $50 million to Dart to fund a Settlement with certain of Dart's stockholders and
(iii) the use of $25 million of existing cash, cash equivalents and short-term investments to pay an additional dividend to Dart. See "Use of Proceeds."

                                                     MAY 3, 1997
                                            ---------------------------------
                                             ACTUAL  ADJUSTMENTS    PRO FORMA
                                            -------- -----------    ---------
                                                (DOLLARS IN THOUSANDS)
                                                     (UNAUDITED)
LIQUID ASSETS:
  Cash and cash equivalents................ $ 13,413    (6,933)     $  6,480
  Short-term investments...................   27,867   (27,867)          --
                                            --------  --------      --------
   Total liquid assets..................... $ 41,280   (34,800)(a)  $  6,480(d)
                                            ========  ========      ========
LONG-TERM DEBT:
  9 3/4% Senior Notes due 2004............. $    --    200,000      $200,000
  Increasing Rate Notes due 2000...........  140,000  (140,000)          --
  Capital lease obligation.................   11,497       --         11,497
                                            --------  --------      --------
   Total long-term debt....................  151,497    60,000       211,497
                                            --------  --------      --------
STOCKHOLDERS' EQUITY:
  Class A Common Stock.....................      117       --            117
  Class B Common Stock.....................       50       --             50
  Retained earnings........................   45,254   (40,000)(b)     1,716(d)
                                                        (3,538)(c)
                                            --------  --------      --------
   Total stockholders' equity..............   45,421   (43,538)        1,883
                                            --------  --------      --------
   Total capitalization.................... $196,918    16,462      $213,380
                                            ========  ========      ========

--------
(a) Reflects the following pro forma adjustments (dollars, in thousands):

   Proceeds from the sale of the Outstanding Notes, net of Initial
    Purchaser's commissions, fees and expenses..................... $ 193,500
   Repayment of Increasing Rate Notes (excluding accrued
    interest)......................................................  (140,000)
   Repayment of accrued and unpaid interest on Increasing Rate
    Notes through the estimated date of redemption.................    (3,300)
   Payment on May 30, 1997 of dividend declared on February 6,
    1997...........................................................   (10,000)
   Dividend that may be paid subsequent to the sale of the
    Outstanding Notes..............................................   (10,000)
   Dividend that may be paid subsequent to the sale of the
    Outstanding Notes upon execution of the New Credit Facility....   (15,000)
   Dividend to Dart from proceeds of the sale of the Outstanding
    Notes to fund a Settlement.....................................   (15,000)
   Loan to Dart from proceeds of the sale of the Outstanding Notes
    to fund a Settlement...........................................   (35,000)
                                                                    ---------
     Decrease in cash, cash equivalents and short-term
      investments.................................................. $ (34,800)
                                                                    =========

(b) Reflects dividends that may be paid to Dart as follows: (i) $10 million subsequent to the sale of the Outstanding Notes; (ii) $15 million subsequent to the sale of the Outstanding Notes upon execution of the New Credit Facility; and (iii) $15 million from Restricted Proceeds to fund a Settlement. The dividend to Dart from the Restricted Proceeds is contingent upon the consummation of a Settlement. See "Use of Proceeds-- Possible Settlement."

(c) Reflects charge to retained earnings for extraordinary loss, net of taxes, for write-off of deferred financing costs associated with the Increasing Rate Notes.
(d) Assumes that the $50 million of Restricted Proceeds and $25 million of short-term investments will be used to pay a dividend of $40 million to Dart and to extend loans of $35 million to Dart. If, on or prior to June 30, 1998, the closing of a Settlement has not occurred or the Company has not paid to Dart the Restricted Proceeds to fund a Settlement, the Restricted Proceeds will be used to redeem $50 million aggregate principal amount of the Senior Notes at 101% of the principal amount thereof and to pay accrued and unpaid interest thereon. See "Use of Proceeds." If a Settlement does not occur and the Special Mandatory Redemption is effected, then the pro forma balances as of May 3, 1997 for 9 3/4% Senior Notes due 2004 and retained earnings would be approximately $150.0 million and $16.7 million, respectively. Under the Indenture, Shoppers will be able to pay a dividend of $10 million at any time and, after Shoppers enters into the New Credit Facility, pay additional dividends of $15 million. See "Description of the Senior Notes."

             UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

  The following unaudited pro forma consolidated financial statements of the Company for the 31 weeks ended February 1, 1997 and for the 13 weeks ended May 3, 1997, give effect to (i) the payment of a $10 million dividend declared on February 6, 1997 and paid on May 30, 1997, (ii) the sale of the Outstanding Notes and the application of the net proceeds therefrom to repay the Increasing Rate Notes and to make a payment of $50 million to Dart to fund a Settlement with certain of Dart's stockholders and (iii) the use of $25 million of existing cash, cash equivalents and short-term investments to pay an additional dividend to Dart, as though such transactions occurred on July 2, 1995 with respect to the pro forma operating data for the 52 weeks ended June 29, 1996 and February 1, 1997, the 31 weeks ended February 1, 1997 and the 13 weeks ended May 3, 1997, and as of May 3, 1997 with respect to pro forma balance sheet data.

  These unaudited pro forma consolidated financial statements are based upon management's estimate of the effects of the transactions noted above. The unaudited pro forma financial statements are not necessarily indicative of either future results of operations or of results that might have been achieved if the transactions had been consummated as of the indicated dates. The unaudited pro forma financial statements should be read in conjunction with the historical consolidated financial statements of Shoppers and the notes thereto that appear elsewhere in this Prospectus.

              UNAUDITED PRO FORMA CONSOLIDATED INCOME STATEMENTS

                          52 WEEKS ENDED JUNE 29, 1996        52 WEEKS ENDED FEBRUARY 1, 1997
                          --------------------------------------------------------------------------
                           ACTUAL      ADJ.       PRO FORMA     ACTUAL     ADJ.         PRO FORMA
                          ---------  --------     ---------------------- ---------     -------------
                                              (DOLLARS IN THOUSANDS)
Sales...................  $ 835,971       --      $ 835,971   $  850,875       --      $  850,875
Cost of sales...........    651,986       --        651,986      659,929       --         659,929
                          ---------  --------     ---------   ---------- ---------     ----------
Gross profit............    183,985       --        183,985      190,946       --         190,946
Selling and
 administrative
 expenses...............    149,570       --        149,570      154,594       --         154,594
Depreciation and
 amortization...........      8,913       --          8,913        8,720       --           8,720
Amortization of
 goodwill...............        --      3,850 (a)     3,850          --      3,850 (a)      3,850
Amortization of lease
 rights.................        --        616 (a)       616          --        616 (a)        616
                          ---------  --------     ---------   ---------- ---------     ----------
Operating income........     25,502    (4,466)       21,036       27,632    (4,466)        23,166
Interest income.........      5,789    (2,376)(b)     3,413        5,985    (2,572)(b)      3,413
Interest expense........      1,771    20,429 (c)    22,200        1,645    20,429 (c)     22,074
Insurance settlement
 (loss).................       (355)      --           (355)         --        --             --
                          ---------  --------     ---------   ---------- ---------     ----------
Income (loss) before
 income taxes...........     29,165   (27,271)        1,894       31,972   (27,467)         4,505
Income taxes (benefit)..     10,462    (8,411)(d)     2,051       11,409    (8,368)(d)      3,041
                          ---------  --------     ---------   ---------- ---------     ----------
Net income (loss).......  $  18,703   (18,860)    $    (157)  $   20,563   (19,099)    $    1,464
                          =========  ========     =========   ========== =========     ==========

                                          (see footnotes on the following page)

          NOTES TO UNAUDITED PRO FORMA CONSOLIDATED INCOME STATEMENTS

(a) Reflects the amortization of excess purchase price over the net book value of assets acquired arising from the Acquisition, on a straight-line basis, over a 40 year period and the amortization of lease rights, arising from the Acquisition on a straight-line basis over the life of the leases.
(b) The changes in interest income are attributable to a reduction in cash, cash equivalents and short-term investments resulting from dividend payments to Dart offset by interest income related to a loan from Shoppers to Dart. The Company expects such loan to bear the same interest rate and have the same maturity date as the Senior Notes. All principal and interest on this loan to Dart would be payable on the maturity date but could be repaid at any time without penalty. See "Risk Factors-- Substantial Leverage and Debt Service."
(c) For purposes of the pro forma analysis, the Senior Notes have a fixed interest rate of 9.75%. Deferred financing costs ($6.5 million) are amortized over seven years on a straight-line basis.

                                                       52 WEEKS      52 WEEKS
                                                        ENDED          ENDED
                                                       JUNE 29,     FEBRUARY 1,
                                                         1996          1997
                                                       --------     -----------
                                                        (DOLLARS IN THOUSANDS)
   Historical interest expense......................    $ 1,771       $ 1,645
   Add: Interest on Senior Notes....................     19,500        19,500
     Amortization of new financing costs............        929           929
                                                        -------       -------
   Pro forma interest expense.......................    $22,200       $22,074
                                                        =======       =======

  The pro forma income statements for the periods presented do not reflect deferred financing costs of approximately $6 million related to the Increasing Rate Notes which was written off as an extraordinary item upon consummation of the sale of the Outstanding Notes.
(d)Reflects income taxes at a combined statutory rate net of the tax effect of non-deductible goodwill.

              UNAUDITED PRO FORMA CONSOLIDATED INCOME STATEMENTS

                          31 WEEKS ENDED FEBRUARY 1, 1997        13 WEEKS ENDED MAY 3, 1997
                          ---------------------------------------------------------------------
                            ACTUAL      ADJ         PRO FORMA     ACTUAL    ADJ      PRO FORMA
                          ---------- ---------     ----------------------- -----    -----------
                                             (DOLLARS IN THOUSANDS)
Sales...................  $  511,025       --      $  511,025   $  209,981   --     $  209,981
Cost of sales...........     398,129       --         398,129      159,535   --        159,535
                          ---------- ---------     ----------   ---------- -----    ----------
Gross profit............     112,896       --         112,896       50,446   --         50,446
Selling and
 administrative
 expenses...............      94,304       --          94,304       37,545   --         37,545
Depreciation and
 amortization...........       4,573       --           4,573        1,378   --          1,378
Amortization of
 goodwill...............         --      2,246 (a)      2,246          963   --            963
Amortization of lease
 rights.................         --        360 (a)        360          154   --            154
                          ---------- ---------     ----------   ---------- -----    ----------
Operating income........      14,019    (2,606)        11,413       10,406   --         10,406
Interest income.........       3,526    (1,535)(b)      1,991          499   354(b)        853
Interest expense........         710    11,917 (c)     12,627        5,250   286(c)      5,536
                          ---------- ---------     ----------   ---------- -----    ----------
Income (loss) before
 income taxes...........      16,835   (16,058)           777        5,655    68         5,723
Income taxes (benefit)..       6,380    (5,321)(d)      1,059        2,478    31(d)      2,509
                          ---------- ---------     ----------   ---------- -----    ----------
Net income (loss).......  $   10,455   (10,737)    $     (282)  $    3,177    37    $    3,214
                          ========== =========     ==========   ========== =====    ==========

          NOTES TO UNAUDITED PRO FORMA CONSOLIDATED INCOME STATEMENTS

(a) Reflects the amortization of excess purchase price over the net book value of assets acquired arising from the Acquisition, on a straight-line basis, over a 40 year period and the amortization of lease rights, arising from the Acquisition on a straight-line basis over the life of the leases.
(b) The changes in interest income are attributable to a reduction in cash, cash equivalents and short-term investments resulting from dividend payments to Dart offset by interest income related to a loan from Shoppers to Dart. The Company expects such loan to bear the same interest rate and have the same maturity date as the Senior Notes. All principal and interest on this loan to Dart would be payable on the maturity date but could be repaid at any time without penalty. See "Risk Factors-- Substantial Leverage and Debt Service."
(c) For purposes of the pro forma analysis, the Senior Notes have a fixed interest rate of 9.75%. Deferred financing costs ($6.5 million) are amortized over seven years on a straight-line basis.

                                                31 WEEKS ENDED  13 WEEKS ENDED
                                               FEBRUARY 1, 1997  MAY 3, 1997
                                               ---------------- --------------
                                                   (DOLLARS IN THOUSANDS)
   Historical interest expense................     $   710          $4,740
   Historical amortization of deferred
    financing.................................         --              510
   Add: Interest on Senior Notes..............      11,375           4,875
   Amortization of new financing costs........         542             232
   Deduct:
   Interest on Increasing Rate Notes..........         --           (4,311)
   Historical amortization of deferred
    financing.................................         --             (510)
                                                   -------          ------
   Pro forma interest expense.................     $12,627          $5,536
                                                   =======          ======

  The pro forma income statements for the periods presented do not reflect deferred financing costs of approximately $6 million related to the Increasing Rate Notes which was written off as an extraordinary item upon consummation of the sale of the Outstanding Notes.

(d) Reflects income taxes at a combined statutory rate net of the tax effect of non-deductible goodwill.

                 UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET

                                                    AS OF MAY 3, 1997
                                              ----------------------------------
                                               ACTUAL   ADJUSTMENTS    PRO FORMA
                                              --------  -----------    ---------
                                                  (DOLLARS IN THOUSANDS)
                   ASSETS
Current assets:
  Cash and cash equivalents.................. $ 13,413     (6,933)(a)  $  6,480
  Short-term investments.....................   27,867    (27,867)(a)       --
  Accounts receivable........................    6,201        --          6,201
  Merchandise inventories....................   28,656        --         28,656
  Prepaid expenses...........................    1,569      3,300 (a)     4,869
  Due from affiliate.........................      522        --            522
                                              --------   --------      --------
    Total current assets.....................   78,228    (31,500)       46,728
Property and equipment at cost:
  Land and buildings.........................    7,503        --          7,503
  Store and warehouse equipment..............   56,695        --         56,695
  Office and automotive equipment............    2,018        --          2,018
  Leasehold improvements.....................    3,842        --          3,842
                                              --------   --------      --------
                                                70,058        --         70,058
Accumulated depreciation and amortization....  (36,861)       --        (36,861)
                                              --------   --------      --------
  Net property and equipment.................   33,197        --         33,197
Deferred financing costs.....................    5,616     (5,616)(c)     6,500
                                                            6,500 (a)
Excess purchase price over net assets
 acquired....................................  147,895        --        147,895
Lease rights.................................   12,150        --         12,150
Note receivable..............................      --      35,000 (a)    35,000
Other assets.................................      884        --            884
                                              --------   --------      --------
    Total assets............................. $277,970      4,384      $282,354
                                              ========   ========      ========
    LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable........................... $ 42,100        --       $ 42,100
  Accrued expenses:
  Salary and benefits........................    4,991        --          4,991
  Taxes other than income....................    2,350        --          2,350
  Other......................................   13,555        --         13,555
  Dividend payable...........................   10,000    (10,000)(a)       --
  Income taxes payable.......................    2,262     (2,078)(b)       184
                                              --------   --------      --------
    Total current liabilities................   75,258    (12,078)       63,180
Senior Notes.................................      --     200,000       200,000
Increasing Rate Notes........................  140,000   (140,000)          --
Capital lease obligations....................   11,497        --         11,497
Deferred income taxes........................    3,501        --          3,501
Deferred income..............................    2,058        --          2,058
Deferred rent liability......................      235        --            235
                                              --------   --------      --------
    Total liabilities........................  232,549     47,922       280,471
Stockholders' equity:
  Class A common stock.......................      117        --            117
  Class B common stock.......................       50        --             50
  Retained earnings..........................   45,254    (40,000)(b)     1,716
                                                           (3,538)(c)
                                              --------   --------      --------
    Total stockholders' equity...............   45,421    (43,538)        1,883
                                              --------   --------      --------
      Total liabilities and stockholders'
       equity................................ $277,970      4,384      $282,354
                                              ========   ========      ========

            NOTES TO UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET

(a) Reflects the following pro forma adjustments (dollars in thousands):

   Proceeds from the sale of the Outstanding Notes net of Initial
    Purchaser's commissions, fees and expenses......................  $ 193,500
   Repayment of Increasing Rate Notes (excluding accrued interest)..   (140,000)
   Repayment of accrued and unpaid interest on Increasing Rate Notes
    through the estimated date of redemption........................     (3,300)
   Payment on May 30, 1997 of dividend declared on February 6,
    1997............................................................    (10,000)
   Dividend that may be paid subsequent to the sale of the
    Outstanding Notes...............................................    (10,000)
   Dividend that may be paid subsequent to the sale of the
    Outstanding Notes upon execution of the New Credit Facility.....    (15,000)
   Dividend to Dart from proceeds of the sale of the Outstanding
    Notes to fund a Settlement......................................    (15,000)
   Loan to Dart from proceeds of the sale of the Outstanding Notes
    to fund a Settlement............................................    (35,000)
                                                                      ---------
     Decrease in cash, cash equivalents and short-term investments..  $ (34,800)
                                                                      =========

(b) Reflects dividends that may be paid to Dart as follows: (i) $10 million subsequent to the sale of the Outstanding Notes; (ii) $15 million subsequent to the sale of the Outstanding Notes upon execution of the New Credit Facility; and (iii) $15 million from Restricted Proceeds to fund a Settlement. The dividend to Dart from the Restricted Proceeds is contingent upon the consummation of a Settlement. See "Use of Proceeds-- Possible Settlements."
(c) Reflects the extraordinary loss, net of $2.1 million tax benefit, for the write-off of deferred financing costs associated with the Increasing Rate Notes.

                      SELECTED HISTORICAL FINANCIAL DATA

  The following table sets forth summary historical financial data of Shoppers as of and for the 52 weeks ended June 27, 1992, the 53 weeks ended July 3, 1993, the 52 weeks ended July 2, 1994, the 52 weeks ended July 1, 1995 and the 52 weeks ended June 29, 1996, which have been derived from the financial statements audited by Arthur Andersen LLP, Shoppers' independent public accountants. The following information should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the historical financial statements of Shoppers, together with the related notes thereto, included elsewhere in this Prospectus.

                                              FISCAL YEAR ENDED
                                 --------------------------------------------
                                 JUNE 27, JULY 3,  JULY 2,  JULY 1,  JUNE 29,
                                   1992     1993     1994     1995     1996
                                 -------- -------- -------- -------- --------
                                            (DOLLARS IN THOUSANDS)
OPERATING DATA:
Sales........................... $639,920 $718,967 $750,340 $790,842 $835,971
Cost of sales...................  506,194  562,461  593,063  616,521  651,986
                                 -------- -------- -------- -------- --------
Gross profit(a).................  133,726  156,506  157,277  174,321  183,985
Selling and administrative
 expenses(b)....................  107,983  124,509  127,643  136,798  149,570
Depreciation and amortization...   10,861   12,045   10,785    8,529    8,913
Restructuring charges(c)........      --     1,012      --       --       --
                                 -------- -------- -------- -------- --------
Operating income................   14,882   18,940   18,849   28,994   25,502
Interest income.................    1,638    1,474    2,189    4,682    5,789
Interest expense................    1,519    1,576    1,426    1,451    1,771
Insurance settlement gain
 (loss)(d)......................      --       --     1,360    2,065     (355)
Provision for income taxes......    5,757    7,205    8,043   14,764   10,462
                                 -------- -------- -------- -------- --------
Net income...................... $  9,244 $ 11,633 $ 12,929 $ 19,526 $ 18,703
                                 -------- -------- -------- -------- --------
Ratio of earnings to fixed
 charges(e).....................     4.1x     4.2x     4.3x     6.4x     5.1x
OTHER DATA:
Stores open at end of period....       32       35       35       33       34
Capital expenditures............ $ 14,553 $  6,909 $  5,112 $  4,693 $  7,355
BALANCE SHEET DATA (END OF
 PERIOD):
Cash, cash equivalents and
 short-term investments......... $ 44,913 $ 56,625 $ 69,789 $ 97,003 $106,640
Working capital deficit(f)......   19,053   15,715    9,993   15,551   14,364
Total assets....................  115,315  125,612  140,614  162,003  171,022
Total debt......................    9,209    9,502    9,742    9,950   10,069
Stockholders' equity............   51,242   62,875   75,804   95,330  104,033

--------
(a) Gross profit is net of LIFO expense of $329,000, $436,000, $364,000, $877,000 and $905,000 in the 52 weeks ended June 27, 1992, July 3, 1993
    (53 weeks), July 2, 1994, July 1, 1995 and June 29, 1996, respectively.
(b) Selling and administrative expenses include a reversal of a prior period expense related to closed stores and remodels of $500,000 for the 52 weeks ended July 1, 1995 and reserves related to closed stores and remodels of $294,000 for the 52 weeks ended June 29, 1996. Selling and administrative expenses also include a $500,000 charge for reserves against a related party receivable for the 52 weeks ended July 3, 1993 and July 1, 1995.
(c) Represents charges associated with the sale of Total Beverage Corp.
(d) Represents an insurance settlement relating to one store that incurred significant fire damage in June 1994.
(e) For purposes of computing the ratio of earnings to fixed charges, "earnings" consist of income before income taxes, plus fixed charges. "Fixed charges" consist of interest expense on all indebtedness including amortization of deferred financing costs and the portion of operating lease rental payments that is representative of the interest factor.
(f) Excluding cash, cash equivalents and short-term investments.

  The selected historical financial data as of and for the 31 weeks ended February 3, 1996, the 31 weeks ended February 1, 1997, the 13 weeks ended May 4, 1996 and the 13 weeks ended May 3, 1997 have been derived from unaudited interim consolidated financial statements, which, in the opinion of management, reflect all material adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of such data. Results of operations for the 13 weeks ended May 3, 1997 are not necessarily indicative of the results that may be expected for the full year ended January 31, 1998. The following information should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the historical financial statements of Shoppers, together with the related notes thereto, included elsewhere in this Prospectus.

                                         31 WEEKS ENDED       13 WEEKS ENDED
                                     ----------------------- -----------------
                                     FEBRUARY 3, FEBRUARY 1,  MAY 4,   MAY 3,
                                        1996        1997       1996     1997
                                     ----------- ----------- -------- --------
                                     (UNAUDITED)                (UNAUDITED)
                                              (DOLLARS IN THOUSANDS)
OPERATING DATA:
Sales...............................  $496,121    $511,025   $209,036 $209,981
Cost of sales.......................   390,186     398,129    161,105  159,535
                                      --------    --------   -------- --------
  Gross profit(a)...................   105,935     112,896     47,931   50,446
Selling and administrative
 expenses(b)........................    89,280      94,304     36,415   37,545
Depreciation and amortization.......     4,766       4,573      2,323    2,495
                                      --------    --------   -------- --------
  Operating income..................    11,889      14,019      9,193   10,406
Interest income.....................     3,330       3,526      1,490      499
Interest expense....................       836         710        378    5,250
Insurance settlement (loss)(c)......      (355)        --         --       --
Provision for income taxes..........     5,433       6,380      3,813    2,478
                                      --------    --------   -------- --------
Net income..........................  $  8,595    $ 10,455   $  6,492 $  3,177
                                      --------    --------   -------- --------
Ratio of earnings to fixed
 charges(d).........................      4.6x        4.9x       7.1x     1.9x
OTHER DATA:
Stores open at end of period........        34          34         34       34
Capital expenditures................  $  3,205    $  5,280   $  2,410 $  1,522
BALANCE SHEET DATA (END OF PERIOD):
Cash, cash equivalents and short-
 term investments...................  $ 98,823    $108,738   $109,272 $ 41,280
Working capital deficit(e)..........    14,906      15,958     21,968   38,310
Total assets........................   164,348     179,008    177,043  277,970
Total debt..........................     9,965      10,035     10,027  151,497
Stockholders' equity................    93,925     104,488    100,415   45,421

--------
(a) Gross profit is net of LIFO expense of $530,000 in the 31 weeks ended February 3, 1996 and February 1, 1997 and $226,000 in the 13 weeks ended May 4, 1996 and May 3, 1997.
(b) Selling and administrative expenses include a charge for closed store and remodels of $294,000 and $850,000 in the 31 weeks ended February 3, 1996 and February 1, 1997, respectively.
(c) Represents an insurance settlement relating to one store that incurred significant damage in June 1994.
(d) For purposes of computing the ratio of earnings to fixed charges, "earnings" consist of income before income taxes, plus fixed charges. "Fixed charges" consist of interest expense on all indebtedness (including amortization of deferred financing costs) and the portion of operating lease rental payments that is representative of the interest factor.
(e) Excludes cash, cash equivalents and short-term investments.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS
               OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

  This discussion and analysis should be read in conjunction with the Consolidated Financial Statements of the Company, together with the related notes thereto, and other information included elsewhere in this Prospectus. For purposes of this discussion and analysis, comparable store sales growth is computed for those stores that operated for both the full periods being compared (including stores that were remodeled or expanded during either period).

OUTLOOK

  Except for historical information, statements in this Management's Discussion and Analysis of Financial Condition and Results of Operations are forward-looking. Actual results may differ materially due to a variety of factors, including the Company's ability to open new stores, the effect of regional economic conditions and the Company's ability to compete in the highly competitive supermarket industry in Greater Washington, D.C. Shoppers believes that it will face increased competition in the future from other supermarket chains and intends to compete aggressively against existing and new competition.

  Litigation involving the control of Dart could adversely affect the Company's business, financial condition and results of operations. See "Risk Factors--Controlling Stockholder" and "Use of Proceeds--Possible Settlements." On December 6, 1995, the Delaware Court of Chancery entered the Standstill Order, which restricts certain actions by Dart. Without further order of the court, Dart may not (i) change its certificate of incorporation or bylaws;
(ii) change the current composition of Dart's board of directors or any of its subsidiaries; (iii) change the current Haft family officers of Dart or any of its subsidiaries; or (iv) issue any additional securities of Dart or any of its subsidiaries (except employee stock options issued in the ordinary course of business). In addition, without first giving Herbert H. Haft and certain other litigants not less than seven days' written notice, Dart may not take any extraordinary actions, including but not limited to actions that would result in (a) the liquidation of Dart or any of its subsidiaries, (b) the sale of any major subsidiary of Dart or (c) a disadvantage to any Class B stockholder of Dart through any debt transaction. For purposes of the Standstill Order, the phrase "extraordinary actions" means any transaction, contract or agreement, the value of which exceeds $3 million.

RESULTS OF OPERATIONS

  The following table sets forth the major components of Shoppers' statement of operations expressed as a percentage of sales:

                                     52 WEEKS ENDED                   31 WEEKS ENDED           13 WEEKS ENDED
                         --------------------------------------- ------------------------- -----------------------
                         JULY 2, 1994 JULY 1, 1995 JUNE 29, 1996 FEB. 3, 1996 FEB. 1, 1997 MAY 4, 1996 MAY 3, 1997
                         ------------ ------------ ------------- ------------ ------------ ----------- -----------
Sales...................    100.0%       100.0%        100.0%       100.0%       100.0%       100.0%      100.0%
Cost of sales...........     79.0         78.0          78.0         78.6         77.9         77.1        76.0
                            -----        -----         -----        -----        -----        -----       -----
Gross profit............     21.0         22.0          22.0         21.4         22.1         22.9        24.0
Selling and
 administration
 expenses...............     17.0         17.3          17.9         18.0         18.5         17.4        17.9
Depreciation and
 amortization...........      1.4          1.1           1.1          1.0          0.9          1.1         1.2
                            -----        -----         -----        -----        -----        -----       -----
Operating income........      2.5          3.7           3.1          2.4          2.7          4.4         5.0
Interest income.........      0.3          0.6           0.7          0.7          0.7          0.7         0.2
Interest expense........      0.2          0.2           0.2          0.2          0.1          0.2         2.5
Insurance settlement
 gain (loss)............      0.2          0.3          (0.0)        (0.1)         --           --          --
                            -----        -----         -----        -----        -----        -----       -----
Income before income
 taxes..................      2.8          4.3           3.5          2.8          3.3          4.9         2.7
Provision for income
 taxes..................      1.1          1.9           1.3          1.1          1.2          1.8         1.2
                            -----        -----         -----        -----        -----        -----       -----
Net Income..............      1.7%         2.5%          2.2%         1.7%         2.0%         3.1%        1.5%
                            =====        =====         =====        =====        =====        =====       =====

13 WEEKS ENDED MAY 3, 1997 COMPARED WITH THE 13 WEEKS ENDED MAY 4, 1996

  Sales. Sales increased by $1.0 million (0.5%), from $209.0 million during the 13 weeks ended May 4, 1996 to $210.0 million during the 13 weeks ended May 3, 1997. Comparable store sales growth of 0.5% was primarily due to increased sales at two stores that were remodeled and expanded in January 1997.

  Gross Profit. Gross profit increased by $2.5 million (5.2%), from $47.9 million during the 13 weeks ended May 4, 1996 to $50.4 million during the 13 weeks ended May 3, 1997. The increase was primarily due to an increase in gross profit, as a percentage of sales, from 22.9% during the 13 weeks ended May 4, 1996 to 24.0% during the 13 weeks ended May 3, 1997, as a result of a more proactive pricing strategy on selected items and a reduction in the number of items which are offered at special discounts on a weekly basis in stores.

  Selling and Administrative Expenses. Selling and administrative expenses ("S&A") increased by $1.1 million (3.1%), from $36.4 million during the 13 weeks ended May 4, 1996 to $37.5 million during the 13 weeks ended May 3, 1997. S&A, as a percentage of sales, increased from 17.4% to 17.9% during the same periods. The increases in S&A were primarily attributable to increased payroll costs associated with negotiated union rates and store remodelings and to the fees charged for the continuing increase in credit card and debit card sales as a percentage of total sales.

  Depreciation and Amortization. Depreciation and amortization ("D&A") increased $0.2 million from $2.3 million during the 13 weeks ended May 4, 1996 to $2.5 million during the 13 weeks ended May 3, 1997. The increase was primarily the result of additional depreciation and amortization resulting from the allocation of the purchase price to the assets as well as the amortization of goodwill and lease rights, offset by the Company adopting the straight line method of depreciation as of the acquisition date, to be consistent with Dart's accounting policies. Historically, the Company has used modified accelerated depreciation methods.

  Operating Income. Operating income increased $1.2 million for the 13 weeks ended May 3, 1997 compared to the 13 weeks ended May 4, 1996, primarily as a result of the increase in gross profit.

  Interest Income and Expense. Interest income decreased $1.0 million during the 13 weeks ended May 3, 1997 compared to the 13 weeks ended May 4, 1996 due to a decrease in funds available for short-term investment primarily as a result of the repayment of the bridge financing associated with the Acquisition. Interest expense increased primarily due to $4.3 million of interest accrued on the Increasing Rate Notes during the 13 weeks ended May 3, 1997.

  Net Income. Net income decreased by $3.3 million (51.1%), from $6.5 million during the 13 weeks ended May 4, 1996 to $3.2 million during the 13 weeks ended May 3, 1997. This decrease was primarily attributable to the $4.3 million of interest accrued on the Increasing Rate Notes during the 13 weeks ended May 3, 1997 and the amortization of acquisition related goodwill and was partially offset by a higher gross profit.

31 WEEKS ENDED FEBRUARY 1, 1997 COMPARED WITH THE 31 WEEKS ENDED FEBRUARY 3,
1996

  Sales. Sales increased $14.9 million (3.0%), from $496.1 million during the 31 weeks ended February 3, 1996 to $511.0 million during the 31 weeks ended February 1, 1997. The increase resulted primarily from sales at a new store that was open for the entire 31 weeks ended February 1, 1997 and opened for 19 of the 31 weeks in the prior year. Comparable store sales growth of 0.8% was due primarily to sales increases at two remodeled stores that were partially offset by a sales reduction in a store affected by the new Shoppers Club and the stores affected by the remodels.

  Gross Profit. Gross profit increased $7.0 million (6.6%), from $105.9 million during the 31 weeks ended February 3, 1996 to $112.9 million during the 31 weeks ended February 1, 1997. The increase was due to the increase in sales and an increase in gross profit as a percentage of sales from 21.4% for the 31 weeks ended February 3, 1996 to 22.1% for the 31 weeks ended February 1, 1997. The percentage increase in the gross profit is attributed primarily to the slightly higher gross profits achieved in the grocery, meat and produce departments.

  Selling and Administrative Expenses. S&A increased $5.0 million (5.6%), from $89.3 million during the 31 weeks ended February 3, 1996 to $94.3 million during the 31 weeks ended February 1, 1997. S&A increased as a percentage of sales from 18.0% of sales during the 31 weeks ended February 3, 1996 to 18.5% of sales during the 31 weeks ended February 1, 1997. The increase was primarily attributable to increases in payroll costs associated with negotiated union rates and store remodelings, closed store reserves, insurance reserves, advertising costs and credit and debit card fees due to a larger portion of such sales.

  Depreciation and Amortization. D&A decreased from $4.8 million during the 31 weeks ended February 3, 1996 to $4.6 million during the 31 weeks ended February 1, 1997. D&A decreased from 1.0% of sales during the 31 weeks ended February 3, 1996 to 0.9% of sales during the 31 weeks ended February 1, 1997.

  Operating Income. Operating income for the 31 weeks ended February 1, 1997 increased $2.1 million (17.9%), from the 31 weeks ended February 3, 1996 as a result of the factors discussed above.

  Interest Income and Expense. Interest income increased from $3.3 million during the 31 weeks ended February 3, 1996 to $3.5 million during the 31 weeks ended February 1, 1997. Interest income increased as a result of increased funds available for short-term investments. Interest expense decreased from $0.8 million during the 31 weeks ended February 3, 1996 to $0.7 million during the 31 weeks ended February 1, 1997.

  Net Income. Net income increased to $10.5 million during the 31 weeks ended February 1, 1997 from net income of $8.6 million during the 31 weeks ended February 3, 1996. Income taxes were recorded at an effective rate of 37.9% during the 31 weeks ended February 1, 1997 compared to 38.7% during the 31 weeks ended February 3, 1996.

52 WEEKS ENDED JUNE 29, 1996 COMPARED WITH THE 52 WEEKS ENDED JULY 1, 1995

  Sales. Sales increased $45.2 million (5.7%), from $790.8 million in fiscal 1995 to $836.0 million in fiscal 1996. The increase resulted primarily from a 1.7% increase in comparable store sales, the opening of one new store in fiscal 1996 and the restoration of one store which was temporarily closed due to fire damage. The increase in comparable store sales growth was primarily attributable to sales increases during the severe winter conditions in Greater Washington, D.C.

  Gross Profit. Gross profit increased $9.7 million (5.6%), from $174.3 million in fiscal 1995 to $184.0 million in fiscal 1996. Gross profit as a percentage of sales remained unchanged at 22.0%.

  Selling and Administrative Expenses. S&A increased $12.8 million (9.4%), from $136.8 million in fiscal 1995 to $149.6 million in fiscal 1996. S&A increased from 17.3% of sales in fiscal 1995 to 17.9% of sales in fiscal 1996. S&A increased as a percentage of sales in fiscal 1996 primarily due to increased payroll and payroll benefit costs.

  Depreciation and Amortization. D&A increased $0.4 million (4.5%), from $8.5 million in fiscal 1995 to $8.9 million in fiscal 1996. D&A as a percentage of sales remained unchanged at 1.1%.

  Operating Income. Operating income for fiscal 1996 decreased $3.5 million (12.1%), from $29.0 million in fiscal 1995 to $25.5 million in fiscal 1996 as a result of the factors discussed above.

  Interest Income and Expense. Interest income increased from $4.7 million in fiscal 1995 to $5.8 million in fiscal 1996 primarily due to increased funds available for short-term investments. Interest expense increased from $1.5 million in fiscal 1995 to $1.8 million in fiscal 1996. The increase in interest expense was due primarily to interest payments as a result of a federal income tax audit.

  Net Income. Net income decreased to $18.7 million in fiscal 1996 from $19.5 million in fiscal 1995. The decrease in net income resulted from factors discussed above. In addition, the effective tax rate decreased from

43.1% in fiscal 1995 to 35.9% in fiscal 1996 as a result of a decrease in the effective rate paid for state income taxes and a decrease in estimated federal income tax contingencies.

52 WEEKS ENDED JULY 1, 1995 COMPARED WITH THE 52 WEEKS ENDED JULY 2, 1994.

  Sales. Sales increased $40.5 million (5.4%), from $750.3 million in fiscal 1994 to $790.8 million in fiscal 1995. The increase resulted primarily from a 7.3% increase in comparable store sales, partially offset by the closing of two stores in fiscal 1995. The comparable store sales growth increase was primarily attributable to the continuing maturation of several stores, an aggressive advertising campaign and the introduction of debit and credit card payment methods.

  Gross Profit. Gross profit increased $17.0 million (10.8%), from $157.3 million in fiscal 1994 to $174.3 million in fiscal 1995. Gross profit as a percentage of sales increased from 21.0% in fiscal 1994 to 22.0% in fiscal 1995 due primarily to higher support of merchandising programs by vendors.

  Selling and Administrative Expenses. S&A increased $9.2 million (7.2%), from $127.6 million in fiscal 1994 to $136.8 million in fiscal 1995. S&A increased from 17.0% of sales in fiscal 1994 to 17.3% of sales in fiscal 1995. The increase in S&A was primarily the result of increased payroll costs and, to a lesser extent, credit card fees as a result of Shoppers' new policy of accepting credit cards.

  Depreciation and Amortization. D&A decreased $2.3 million (21.3%), from $10.8 million in fiscal 1994 to $8.5 million in fiscal 1995. D&A decreased from 1.4% of sales in fiscal 1994 to 1.1% of sales in fiscal 1995. The decrease in D&A was primarily the result of a decrease in store openings and remodelings, compared to the past three years in conjunction with the use, by Shoppers, of accelerated methods of depreciation.

  Operating Income. Operating income increased $10.2 million (53.8%), from $18.8 million in fiscal 1994 to $29.0 million in fiscal 1995 as a result of the factors described above.

  Interest Income and Expense. Interest income increased from $2.2 million in fiscal 1994 to $4.7 million in fiscal 1995 as a result of increased funds available for short-term investments. Interest expense was $1.4 million in fiscal 1994 and $1.5 million in fiscal 1995.

  Net Income. Net income increased to $19.5 million in fiscal 1995 from $12.9 million in fiscal 1994. The increase in net income resulted from the factors discussed above.

LIQUIDITY AND CAPITAL RESOURCES

  The Company's principal sources of liquidity are expected to be cash flow from operations and borrowings under the New Credit Facility that the Company is seeking to enter into with a bank or other third party to borrow (under a line of credit and letters of credit) up to an aggregate of $35 million. It is anticipated that the Company's principal uses of liquidity will be to provide working capital, finance capital expenditures and meet debt service requirements.

  Letters of credit have been issued by NationsBank N.A. in connection with the Company's workers' compensation insurance in the amount of approximately $6.7 million as of February 1, 1997. These letters of credit will mature at various dates through December 1998.

  Shoppers generated approximately $27.0 million of cash from operating activities during the 52-week period ended June 29, 1996 (compared to $31.9 million during the 52-week period ended July 1, 1995). For the 31 weeks ended February 1, 1997, operating activities generated $17.4 million of cash. For the 13 weeks ended May 3, 1997, operating activities generated $13.8 million of cash. One of the principal uses of cash in the Company's operating activities is inventory purchases. However, Shoppers' relatively high inventory turnover enables the Company to finance a substantial portion of its inventory through trade payables, thereby allowing the Company to use cash from operations for non-current purposes such as financing capital expenditures and other investing activities. During the last 67 months, Shoppers' operating activities have generated over $130.0 million of cash, which it has used to invest in marketable securities, to pay for capital expenditures and to provide distributions to stockholders. At May 3, 1997, Shoppers had a working capital deficit (excluding cash, cash equivalents and short-term investments) of $38.3 million.

  Shoppers' cash used in investing activities was $52.1 million for the 52 weeks ended June 29, 1996. Investing activities consisted of capital expenditures of $7.4 million and related primarily to new stores ($2.4 million), store remodelings ($4.2 million) and general store maintenance ($0.6 million) and purchase of short-term investments of $44.7 million. For the 31 weeks ended February 1, 1997, investing activities provided $2.8 million to Shoppers from the sale of $8.1 million of short-term investments, partially offset by $5.3 million of capital expenditures. For the 13 weeks ended May 3, 1997, investing activities provided $65.6 million to Shoppers from the sale of $67.1 million of short-term investments, which amount was partially offset by $1.5 million of capital expenditures.

  Shoppers estimates that it will make capital expenditures of approximately $11.5 million in the 52 weeks ended January 31, 1998. Such expenditures relate to three new store openings as well as routine expenditures for equipment and maintenance. Management expects that these capital expenditures will be financed primarily through cash flow from operations and the New Credit Facility. Capital expenditures related to two stores scheduled to open in the following fiscal year are estimated to be approximately $7.0 million.

  In February 1997, $137.2 million of the net proceeds from the sale of the Increasing Rate Notes and $72.8 million of Shoppers' cash, cash equivalents and short-term investments were used to fund the Acquisition. See "Business-- Acquisition of the Company by Dart." In addition, Shoppers paid approximately $7.2 million in fees and expenses incurred by Dart in connection with the Acquisition. On February 6, 1997, the Company also declared a dividend of $10.0 million that was paid on May 30, 1997.

  Shoppers' current interest expense consists primarily of interest on the Increasing Rate Notes and capital lease obligations. Interest expense decreased to $0.7 million from $0.8 million during the 31 weeks ended February 1, 1997 compared to the 31 weeks ended February 3, 1996. Interest expense increased $4.9 million from $0.4 million during the 13 weeks ended May 4, 1996 to $5.3 million during the 13 weeks ended May 3, 1997 due to the interest paid on the Increasing Rate Notes, which were issued on February 6, 1997. On a pro forma basis after giving effect to the sale of the Outstanding Notes and the application of proceeds therefrom to repay the Increasing Rate Notes, interest expense would have been $5.5 million during the 13 weeks ended May 3, 1997. See "Use of Proceeds."

  The capital expenditure plans discussed above do not include potential acquisitions which the Company could make to expand within its existing market or to enter contiguous markets. Shoppers is not currently considering any material acquisition. However, it is possible that acquisition opportunities could arise in the future. Any such future acquisition could require the Company to seek additional debt or equity financing.

  The Company believes that cash flows from Shoppers' operations and borrowings under the New Credit Facility will be adequate to meet its anticipated requirements for working capital, debt service and capital expenditures over the next few years. However, there can be no assurances that Shoppers will generate sufficient cash flow from operations or that it will be able to borrow under the New Credit Facility.

EFFECTS OF INFLATION

  During the past several years, the rate of general inflation has been relatively low and has not had a significant impact on Shoppers' business.

                                   BUSINESS

THE COMPANY

  Shoppers is a leading supermarket operator in Greater Washington, D.C. (as defined below), operating 35 stores that target the price-conscious segment of the market in densely populated suburban areas under the "Shoppers Food Warehouse" and "Shoppers Club" names. Shoppers operates warehouse-style, price-impact supermarkets that are positioned to offer the lowest overall prices in its market area by passing on to the consumer savings achieved through labor efficiencies and lower overhead associated with the warehouse format, while providing the product selection and quality associated with a conventional format. The Company's stores offer products at prices that generally range from 15% to 20% below those of its primary supermarket competitors. In-store operations are designed to allow customers to perform certain labor-intensive services usually offered in conventional supermarkets. For example, the Company's stores generally do not provide service staff to support the bakery and floral departments or the meat and seafood refrigerated cases. The stores do, however, offer a complete line of produce, fresh baked goods, floral assortments and freshly packaged meat and seafood products and provide service in these departments at the request of customers. Certain merchandise is presented on warehouse-style racks in full cartons, reducing labor-intensive unpacking, and customers bag their own groceries. Shoppers stores also have full-service delicatessens with some stores offering hot and cold prepared food and self-service soup and salad bars.

  The Company's stores generally are constructed with high ceilings to accommodate warehouse racking with overhead pallet storage. Wide aisles accommodate forklifts and, compared to conventional supermarkets, a higher percentage of total store square footage is devoted to retail selling because the top of the warehouse-style grocery racks on the sales floor are used to store inventory, which reduces the need for large backroom storage and restocking trips.

  Notwithstanding the "warehouse" name, physical features and low-price reputation, Shoppers stores have more in common with conventional supermarket chains than with so-called "warehouse clubs." No membership fee is charged at the Shoppers stores, which offer a selection of popular-sized national brands and private label products as well as high quality produce, meat and seafood. The product offerings are similar to those of conventional supermarkets with slightly more emphasis on larger package sizes and with less emphasis on extensive brand and size selection. All 35 of the Company's supermarkets have a delicatessen, a bakery and a floral department while 19 stores have a beer and wine department.

  While similar in most respects to conventional supermarket operators, Shoppers distinguishes itself by providing low-price leadership while still emphasizing quality. Shoppers does this by offering an unusual combination of higher-end specialty departments with self-service and discount price features. In addition, unlike traditional supermarkets, Shoppers stores offer a greater selection of "club size" products, along with popular-sized brands. Through this approach, Shoppers has established a unique niche among supermarket operators in Greater Washington, D.C.

  The Company's stores range in size from approximately 20,000 to 75,000 total square feet and average approximately 45,000 square feet. The Shoppers stores (including three new stores to be opened in fiscal 1998) can be categorized by size as follows: (i) 10 stores smaller than 40,000 square feet; (ii) 12 stores ranging from 40,000 to 50,000 square feet; and (iii) 15 stores larger than 50,000 square feet. The stores in the first category generally represent older stores located in densely populated areas in which little or no supermarket expansion could be expected due to the limited availability of real estate locations. Despite their age and size, as a group, these stores generally continue to perform well in terms of sales per square foot and profitability. The next size category represents stores which more closely resemble the store sizes operated by conventional supermarket competitors in the local area. Finally, the category representing the largest size stores includes the five "Shoppers Club" supermarkets (averaging approximately 64,400 total square feet per store). These larger size supermarkets generally have more space devoted to specialty departments and offer more "club pack" size products.

  Shoppers is the largest supermarket chain targeting the price-conscious segment in Greater Washington, D.C. The two primary competitors of Shoppers are Giant Food, Inc. ("Giant") and Safeway Inc. ("Safeway"), both of which operate in the higher-service, higher-price segment. Overall, Shoppers has the third largest market share in Greater Washington, D.C. On a combined basis, Shoppers, Giant and Safeway have 84% of the market share in this area. "Greater Washington, D.C." includes Washington, D.C.; Calvert, Charles, Frederick, Montgomery and Prince George's counties in Maryland; Arlington, Fairfax, Loudoun, Prince William and Stafford counties in Virginia; and the independent cities of Alexandria, Fairfax and Falls Church in Virginia. Shoppers does not, however, operate any stores in the city of Washington, D.C. Shoppers' share of the Greater Washington, D.C. market has increased from 11.9% in 1992 to 13.6% in 1997 and, according to Food World (June 1997), exceeds its next highest competitor by almost four times. During the same period, Giant's market share decreased from 45.9% to 42.9% while Safeway's market share increased from 27.1% to 27.5%.

ACQUISITION OF THE COMPANY BY DART

  In June 1988, Dart acquired 50% of Shoppers for $17.4 million. On February 6, 1997, Dart's ownership increased to 100% with the buy-out of the other 50% interest in Shoppers for $210.0 million. The Acquisition was financed through the application of $137.2 million in net proceeds raised from an offering of the Increasing Rate Notes of SFW Acquisition Corp., a newly created indirect subsidiary of Dart, and $72.8 million of bridge financing provided by a bank. Immediately after the Acquisition, SFW Acquisition Corp. merged into Shoppers (with Shoppers becoming obligor on the Increasing Rate Notes) and Shoppers repaid the Bridge Loan from its existing cash and the liquidation of certain short-term investments.

STORE OPERATIONS

  Shoppers' store equipment and facilities are generally in good condition. Shoppers stores are generally open 14-16 hours per day seven days a week (allowing for shelf restocking while the stores are closed) and offer a full range of fresh produce, fresh baked goods, fresh meats and seafood, frozen foods, traditional grocery items and certain non-food items such as health and beauty aids, cookware, greeting cards, magazines and seasonal items.

STORE EXPANSION AND REMODELING

  The Company's strategy is to open large new stores and upgrade existing stores. Shoppers opened one new store in July 1997 and has signed leases to open four new stores (each between 65,000 and 75,000 square feet) over the next two years. Also during this period, Shoppers is considering expanding or remodeling at least two stores. Since 1992, Shoppers has opened 13 new stores (while closing four stores) and remodeled seven stores. Of its existing 35 stores, 25 are larger than 40,000 square feet, and all but one of these 25 stores were opened, remodeled or expanded during the last ten years. The Company believes that its supermarkets generally have well-established locations with favorable lease terms (including multiple options), are in good condition and require only routine maintenance.

  The following chart sets forth certain information concerning Shoppers stores during the past six fiscal years:

                                                           FISCAL YEAR
                                                  -----------------------------
                                                  1992 1993 1994 1995 1996 1997
                                                  ---- ---- ---- ---- ---- ----
Number of Stores at Beginning of Period..........  26   32   35   35   33   34
New Stores Opened................................   7    3    1    0    1    0
Stores Closed....................................   1    0    1    2    0    0
                                                  ---  ---  ---  ---  ---  ---
Stores at End of Period..........................  32   35   35   33   34   34
Remodeled/Expanded...............................   0    2    2    1    0    2

  In fiscal 1998, Shoppers has opened a 74,864 square foot store in Fredericksburg, VA and intends to open a store in Falls Church, VA having approximately 65,000 square feet and a store in Alexandria, VA having approximately 75,000 square feet. In the following fiscal year, Shoppers expects to open stores in College Park, MD and Landover, MD.

PRODUCT SELECTION

  In recent years, consumers have shown an increasing preference for food stores that offer not only the wide variety of food and non-food items carried by conventional supermarkets, but also an expanded assortment of high-quality specialty food items and fresh produce. To respond to this trend, Shoppers offers a complete line of produce, fresh baked goods, freshly packaged meat and seafood products and floral assortments and provides service in these departments at the customer's request. This strategy provides consumers with a wider selection of better quality products and convenience foods, while shifting its sales mix toward higher gross margin products.

  Shoppers' largest supermarkets now carry over 25,000 stock keeping units ("SKUs"). Its merchandising program is designed to offer customers a wide selection of products at prices that generally range from 15% to 20% below those of its primary supermarket competitors. Shoppers accomplishes this through carrying slightly fewer items than its local supermarket competitors, primarily through pursuing less duplication of products in smaller sizes. This program also includes a critical assessment of existing store layouts, shelving and product mix. In addition, the Company monitors SKUs to identify slow-moving products that may be replaced with new products.

  Shoppers stores carry a variety of grocery and general merchandise under private label names, including "Richfood" and "Shoppers Food Warehouse," which currently account for approximately 7% of its sales. Private label products are of a quality generally comparable to that of national brands, at significantly lower prices, while Shoppers' gross margins on private label products are generally higher than on national brands.

PURCHASING, WAREHOUSING AND DISTRIBUTION

  Shoppers purchases approximately one-half of its grocery inventory from Richfood of PA, Inc. ("Richfood"), a wholly-owned subsidiary of Richfood Holdings, Inc. Because its stores receive most of their deliveries from Richfood almost daily, Shoppers maintains only minimal dry grocery warehouse storage space. Richfood's large volume purchasing results in significant cost savings to Shoppers. While Shoppers is under no obligation to purchase any particular quantity of products or minimum dollar amounts of inventory from Richfood, the Company has agreed to use Richfood as its "substantially exclusive supplier" for non-perishable dry-grocery, frozen and dairy products (other than milk) and for health and beauty aids. Shoppers does not anticipate that there will be any supply difficulties in the foreseeable future. There can be no assurance, however, that there will be no such disruptions. The Company's supply contract with Richfood expires in December 1997. Although Shoppers believes that the contract will be renewed in comparable or more favorable terms or that it will enter into a comparable or more favorable contract with another wholesaler, there can be no assurance that this will occur.

  Shoppers also purchases products and items sold in its supermarkets from a wide variety of sources other than Richfood. In particular, Shoppers purchases most of its perishable products from sources other than Richfood.

  Shoppers currently leases and operates a produce warehouse and a grocery warehouse that collectively occupy approximately 60,000 square feet. Each store submits orders to the warehouses through a centralized processing system. Merchandise ordered from the warehouses is normally delivered to the stores the next day. Shoppers distributes produce and grocery products from its warehouses through a fleet of Company-owned tractors and trailers. The Company estimates that all Shoppers stores are located within a 90-minute drive of the warehouses.

PROPERTIES

  Shoppers has supermarkets in Virginia and Maryland, all of which are leased. The following chart sets forth certain information regarding its stores by size:

   LOCATION                                                 SIZE (GROSS SQ. FT.)
   --------                                                 --------------------
   Manassas, VA (Sulley Manor Drive)(1)....................        75,864
   Fredericksburg, VA(1)...................................        74,864
   Germantown, MD(1).......................................        70,057
   Dale City, VA(1)........................................        63,971
   Takoma Park, MD(1)......................................        60,348
   Clinton, MD.............................................        54,200
   Alexandria, VA (Richmond Hwy)...........................        53,692
   Alexandria, VA (N. Kings Hwy)...........................        53,380
   Laurel, MD(1)...........................................        51,880
   Forestville, MD.........................................        51,828
   Olney, MD...............................................        51,000
   Fairfax, VA.............................................        50,750
   Leesburg, VA............................................        50,101
   Landover, MD (Largo)....................................        49,840
   Burke, VA...............................................        49,284
   Herndon, VA.............................................        48,424
   Manassas, VA (Shoppers Square)..........................        47,040
   Centreville, VA.........................................        47,002
   Lanham, MD..............................................        46,470
   Stafford, VA............................................        43,895
   Franconia, VA...........................................        42,862
   Frederick, MD...........................................        42,500
   Sterling, VA............................................        42,491
   Hyattsville, MD (Chillum)...............................        40,559
   Chantilly, VA...........................................        40,373
   Waldorf, MD.............................................        39,920
   Landover, MD (M.L. King)................................        36,500
   New Carrolton, MD.......................................        35,760
   Coral Hills, MD.........................................        35,000
   Annapolis, MD...........................................        28,710
   Rockville, MD...........................................        26,770
   Colmar Manor, MD........................................        25,336
   Annandale, VA...........................................        23,680
   Alexandria, VA (Little River Turnpike)..................        23,322
   Hyattsville, MD (Adelphi)...............................        20,329

--------
(1) Shoppers Club supermarket.

  Most of the Company's stores are operated under long-term leases that have favorable terms. The remaining duration (including renewal options) of most of Shoppers' supermarket leases exceed the maturity date of the Senior Notes. The lease for one of the Company's smallest stores is scheduled to expire in August 1997 and there can be no assurance that such lease will be renewed.

  Shoppers leases an 86,000 square foot office building in Lanham, MD that serves as its corporate offices. The Company subleases approximately 30,000 square feet of the office building. In addition, Shoppers leases and operates a produce warehouse and a grocery warehouse that collectively occupy approximately 60,000 square feet. Both of these warehouses are located in Landover, MD. See "--Purchasing, Warehousing and Distribution" and "Certain Transactions."

ADVERTISING AND PROMOTION

  Shoppers advertises primarily through newspaper, radio and television media year-round. Shoppers' advertising and promotion strategy for its supermarkets emphasizes "every day" low-price leadership, in addition to promoting special prices on individual items, frequently offering price comparisons to local supermarket competitors. Shoppers' recently introduced program, "Save Green," features green-colored register receipts which inform customers of their savings on purchases at its stores versus the local supermarket competitors. "Bonus buys" and "promotional items" in the stores are also marked with green-colored signs to highlight in-store promotions.

  Shoppers negotiates promotional arrangements with selected vendors whereby it receives product discounts and advertising allowances. In addition, Shoppers enters into contracts in which additional promotional allowances are provided for co-op broadcast advertising programs. Under such arrangements, vendors fund substantially all of the Company's advertising.

COMPETITION

  The supermarket industry is highly competitive and characterized by narrow profit margins. Shoppers' competitors include national, regional and local supermarket chains, independent grocery stores, specialty food stores, warehouse club stores, drug stores and convenience stores. Supermarket chains generally compete on the basis of location, quality of products, service, price, product variety and store condition. Shoppers competes by providing its customers with exceptional value by offering quality produce and fresh foods, self-service specialty departments, and a selection of national brand groceries and private label goods, all at competitive prices. Shoppers monitors the prices offered by its competitors on a weekly basis and uses a computerized price management system to verify pricing positions. The Company's ability to remain competitive in its markets depends in part on its ability to remodel and update its stores and open new stores in response to remodelings and new store openings by its competitors, which in turn will require the continued availability of financing.

  The number and type of competitors vary by location. Shoppers' two principal competitors are conventional supermarket chains, Giant and Safeway, which have market shares in Greater Washington, D.C. of 42.9% and 27.5%, respectively. According to Food World (June 1997), Shoppers' market share of 13.6% exceeds the next highest competitor by almost four times. However, Shoppers believes that it will face increased competition in the future from other supermarket chains and intends to compete aggressively against existing and new competition.

MANAGEMENT INFORMATION SYSTEMS

  Shoppers' management information systems and optical scanning technology reduce the labor costs attributable to product pricing and customer check-out. Shoppers has optical scanning checkout technology operating in all of its stores. All stores use electronic systems for employee time and attendance records and inventory ordering. In addition, Shoppers is evaluating computerized labor scheduling systems.

EMPLOYEES

  As of May 3, 1997, Shoppers employed 4,289 people, including 1,456 full-time employees. Approximately 4,000 employees were covered by collective bargaining agreements with various locals of three unions. Shoppers expects to renew its agreement with United Food and Commercial Workers, Local 400 which would expire July 1, 2000 and cover 3,669 retail clerks and meat cutters. The Company will seek a substantially similar contract with Local 27 of the United Food and Commercial Workers which would cover the 264 employees subject to the current collective bargaining agreement which expires September 30, 1997. In addition, Shoppers has 49 employees at its produce warehouse who are covered by collective bargaining agreements with locals of the Warehouse Employees Union and the Teamsters Union.

TRADE NAMES, SERVICE MARKS AND TRADEMARKS

  Shoppers uses a variety of trade names, service marks and trademarks. Except for "Shoppers," "SFW," "Shoppers Food Warehouse" and "Shoppers Club," Shoppers does not believe any of such trade names, service marks or trademarks are material to its business. Shoppers presently has federal registration of the "Shoppers Food Warehouse" and "Colossal Donuts" trademarks. It has federal registration of "Shoppers Club" as a service mark and is seeking federal registration of it as a trademark. Shoppers also has federally registered "Shoppers," "Shoppers Food Warehouse" and "SFW" as service marks and has also registered the "Shoppers Food Warehouse" and "SFW" designs.

GOVERNMENT REGULATION

  Shoppers is subject to regulation by a variety of governmental agencies, including, but not limited to, the U.S. Food and Drug Administration, the U.S. Department of Agriculture and state and local health departments and other agencies, including those regulating the sale of beer and wine.

ENVIRONMENTAL MATTERS

  Shoppers is subject to federal, state and local laws, regulations and ordinances that (i) govern activities or operations that may have adverse environmental effects, such as discharges to air and water, as well as handling and disposal practices for solid and hazardous wastes, and (ii) impose liability for the costs of cleaning up, and certain damages resulting from, sites of past spills, disposals or other releases of hazardous materials. Shoppers conducts its operations in substantial compliance with applicable environmental laws. Shoppers has not incurred material capital expenditures for environmental controls during the previous three years.

LEGAL PROCEEDINGS

  In the ordinary course of its business, Shoppers is party to various legal actions that the Company believes are routine in nature and incidental to the operation of its business. The Company believes that the outcome of the proceedings to which Shoppers currently is party will not have a material adverse effect upon its business, financial condition and results of operations. Dart, however, is a party to certain legal proceedings that could have an adverse effect on the Company's business, financial condition and results of operations. See "Risk Factors--Controlling Stockholder" and public filings made by Dart with the Commission.

                                  MANAGEMENT

  The following table sets forth certain information with respect to the Company's executive officers and directors.

NAME                         AGE                    POSITION
----                         ---                    --------
Mark A. Flint...............  51 President, Chief Executive Officer and Director
Jack W. Binder..............  68 Senior Vice President--Finance
Isaac Gendelman.............  71 Senior Vice President--Produce
Roy N. Marks................  66 Senior Vice President--Grocery
Louis E. Davis..............  42 Senior Vice President--Store Operations
Larry G. Schafran...........  59 Co-Chairman of the Board of Directors
Herbert H. Haft.............  76 Co-Chairman of the Board of Directors
Keith E. Alessi.............  42 Director
Douglas M. Bregman..........  47 Director
Bonita A. Wilson............  54 Director

  Mark A. Flint has been the President, Chief Executive Officer and a Director of Shoppers since February 6, 1997. He also has been the Senior Vice President and Chief Financial Officer of Dart since September 1996. Prior to joining Dart, Mr. Flint spent 14 years serving in various capacities as Senior Vice President and Chief Financial Officer, Chairman of the Executive Committee, and a member of the Board of Directors of Peter J. Schmitt Holdings, Inc., a multi-state $1.3 billion food retailer and distributor, where he was responsible for corporate development, mergers and acquisitions and finance.

  Jack W. Binder has been Senior Vice President--Finance of Shoppers since 1987. Prior to that, he served as Vice President and Controller since he joined Shoppers in 1966.

  Isaac Gendelman worked at Shoppers' first store as a produce clerk beginning in 1953. Mr. Gendelman was promoted through the ranks to Store Produce Manager, Produce Buyer, Warehouse Manager, Vice President and, in 1987, was promoted to Senior Vice President--Produce.

  Roy N. Marks joined Shoppers in 1982 as Director of Grocery Buying. Mr. Marks was later promoted to Vice President and, in 1991, became Senior Vice President--Grocery.

  Louis E. Davis joined Shoppers in 1971 as a cashier. Over the next several years, he advanced within the organization, serving as a store grocery manager, assistant store manager, store manager, grocery merchandiser, Director of Merchandising and Director of Store Operations. He became Vice President of Operations in 1991 and Senior Vice President--Store Operations in 1997.

  Larry G. Schafran was elected Co-Chairman of Shoppers on February 6, 1997. Mr. Schafran is managing general partner of L.G. Schafran and Associates, a New York-based investment advisory firm, and is the Chairman of the Executive Committee of the Board of Directors of Dart, the Chairman of Delta-Omega Technologies, Inc., and is a director of Publicker Industries, Inc., Capsure Holdings, Corp., Crown Books and Trak Auto. Mr. Schafran is also an independent trustee of National Income Realty Trust. Mr. Schafran has previously held the positions of Vice President of Victor Palmieri & Company Incorporated and Vice President and director of Webb & Knapp, Inc. and its successor General Property Corp.

  Herbert H. Haft has been a Director of Shoppers since 1988 and was elected Co-Chairman of Shoppers on February 6, 1997. Mr. Haft founded Dart and has been its Chief Executive Officer and Chairman of the Board since 1960. He has been Co-Chairman or Chairman of the Board of Directors of Crown Books since its organization in 1981. Mr. Haft has been Chairman of the Board of Directors and Chief Executive Officer of Trak Auto since its organization in March 1983. Herbert H. Haft is or claims to be a general partner in approximately 15 partnerships that are debtors-in-possession under Title 11, Chapter 11 of the U.S. Bankruptcy

Code. Mr. Haft is involved in litigation against Dart relating to the control of Dart. See "Risk Factors--Controlling Stockholder" and "Risk Factors-- Possible Change in Control."

  Keith E. Alessi was elected a Director of Shoppers on February 6, 1997. Mr. Alessi is Chairman, President, Chief Executive Officer and Director of Jackson Hewitt, Inc., the nation's second largest electronic tax preparation service. He joined Jackson Hewitt, Inc. in June 1996. From 1988 through June 1996, Mr. Alessi was affiliated with Farm Fresh, Inc., a regional supermarket chain based in Norfolk, Virginia. He served in various capacities including Chief Financial Officer, Chief Operating Officer and President. He is Vice Chairman and a director of Farm Fresh, Inc., is a director of Cort Business Services, the nation's largest furniture rental company and is a director of Town Sports International.

  Douglas M. Bregman was elected a Director of Shoppers on February 6, 1997. Mr. Bregman is a partner in the law firm of Bregman, Berbert & Schwartz, specializing in commercial real estate law. Mr. Bregman is also an Adjunct Professor of Law at the Georgetown University Law Center. Mr. Bregman was elected to serve as a director of each of Dart, Trak Auto and Crown Books in June 1993.

  Bonita A. Wilson was elected a Director of Shoppers on February 6, 1997. Ms. Wilson was a retailing executive with Dalton Brody in 1993 and now serves as a consultant. Ms. Wilson was a Sales Manager with Saks Jandel from January 1994 until June 1994 and prior to that she was a retailing executive with the May Company. From 1990 to 1995, Ms. Wilson served on the board of directors of Wedgewood Financial Management, Inc. Ms. Wilson was elected to serve as a director of each of Dart, Trak Auto and Crown Books in June 1993.

  Other officers of the Company are as follows:

  James K. Barnhart joined Shoppers in 1982 as Director of Data Processing and was promoted to Assistant Vice President--Data Processing in 1987.

  James Bartkowiak joined Shoppers in 1986 and was promoted to Assistant Vice President--Grocery in 1995.

  Edward A. Klig joined Shoppers as Controller in 1985 and was promoted to Assistant Vice President and Controller in 1994.

  Sandra J. Perkins has been broadcast spokesperson for Shoppers since 1986, and has directed the co-op advertising, promotion and marketing programs for Shoppers since 1988. Ms. Perkins was promoted to Vice President--Marketing and Public Relations in 1997.

  Frank Saunders joined Shoppers in 1967 as a helper in the meat department and is now Assistant Vice President--Meat Operations.

EMPLOYMENT AGREEMENTS

  In February 1997, Shoppers entered into letters of employment with each of its executive officers (excluding Mark A. Flint, the President and Chief Executive Officer) and several other key employees. The initial annual salaries of the executive officers under the letters of employment are as follows: Jack W. Binder ($183,000), Louis E. Davis ($150,000), Isaac Gendelman ($162,000) and Roy N. Marks ($148,500). Prior to August 1997, Shoppers will conduct an analysis of executive salaries in the supermarket industry and may increase the salaries of the Company's executive officers. Each executive officer may receive a bonus in accordance with a bonus program being developed by the Company. Each executive officer will receive life insurance and health, dental and disability insurance. In addition, the Company pays between $350 and $650 per month to the executive officers as an automobile allowance. If Shoppers terminates an executive officer (excluding Mr. Flint) before February 6, 1998, the Company will pay such officer an amount equal to one-half of his annual salary. If Dart sells Shoppers before February 6, 1998, Shoppers will pay each executive officer (excluding Mr. Flint) an amount equal to his annual salary. None of the letters of employment has a termination date.

  On September 16, 1996, Dart entered into a two-year employment agreement with Mark A. Flint, Senior Vice President and Chief Financial Officer of Dart, and since February 6, 1997, President and Chief Executive Officer of Shoppers. The agreement provides for an annual salary of $285,000, subject to annual increases as determined by the Compensation Committee of Dart's Board of Directors. Dart charges Shoppers for a portion of Mr. Flint's salary in accordance with a management services agreement between Dart and Shoppers. For the 13 weeks ended May 3, 1997, Dart charged Shoppers $50,000 (approximately 75% of Mr. Flint's salary during that period) for the portion of Mr. Flint's time spent working on matters for the Company. See "Certain Transactions-- Agreements with Dart."

SUMMARY COMPENSATION TABLE

  The following table sets forth in summary form all compensation for all services rendered to Shoppers during its last three fiscal years for its former President and the other four most highly compensated executive officers employed by Shoppers as of the end of its most recent fiscal year.

                                           ANNUAL COMPENSATION
                                     --------------------------------
                             FISCAL                    OTHER ANNUAL      ALL OTHER
NAME AND PRINCIPAL POSITION  YEAR(D)  SALARY   BONUS  COMPENSATION(E) COMPENSATION(F)
---------------------------  ------- -------- ------- --------------- ---------------
Kenneth Herman(a).......      1997   $262,500     --        --               --
Former President              1996    450,000 350,000       --            $7,200
                              1995    450,000 350,000       --             8,000
Robert Herman(a)........      1997    175,000     --        --               --
Former Executive Vice
 President                    1996    300,000  80,000       --             7,200
                              1995    300,000  80,000       --             8,000
Mitchell Herman(b)......      1997    113,750     --        --               --
Former Senior V.P. Cor-
 porate Affairs               1996    195,000  50,000       --             7,200
                              1995    190,000  50,000       --             8,000
George Guthridge(c).....      1997    101,000     --        --               --
Former Senior V.P. Oper-
 ations                       1996    171,500  55,000       --             7,200
                              1995    161,500  55,000       --             8,000
Jack Binder.............      1997     98,100     --        --               --
Senior V.P. Finance           1996    167,000  50,000       --             7,200
                              1995    159,000  50,000       --             8,000

--------
(a) Kenneth and Robert Herman each resigned as officers and directors of the Company on February 6, 1997.
(b) Mitchell Herman left the Company on May 21, 1997.
(c) George Guthridge resigned as an officer of the Company on February 3, 1997.
(d) There were 31 weeks in fiscal 1997 compared to 52 weeks in each of fiscal 1996 and 1995.
(e) Excludes perquisites and other personal benefits, unless the aggregate amount of such compensation is at least $50,000 or 10% of the total annual salary and bonus reported.
(f) Includes allocations to 401(k) accounts and profit sharing accounts.

                             CERTAIN TRANSACTIONS

RELATED-PARTY LEASES

  In July 1990, the Company entered into an agreement to lease an 86,000 square foot office building in Lanham, Maryland, from a private partnership (the "Partnership") that is half-owned by certain stockholders of Dart. The lease is for 20 years and commenced on December 10, 1990. The lease provides for annual increases in rental payments based upon the Consumer Price Index for the Washington, D.C. metropolitan statistical area. The annual increases may not be more than six percent or less than three percent. Rental payments for the thirty-one weeks ended February 1, 1997 and for fiscal years ended June 29, 1996, July 1, 1995, and July 2, 1994 were approximately $744,000, $1,246,000, $1,210,000, and $1,175,000 respectively, and all payments over the life of the lease total approximately $34,400,000. The Company is accounting for the lease as a capital lease. Due to fixed rental increases during the term of the lease, lease payments exceeded interest expense by approximately $34,000 for the thirty-one weeks ended February 1, 1997. Interest expense exceeded lease payments by $254,000, $292,000, and $321,000 for the fiscal years ended June 29, 1996, July 1, 1995, and July 2, 1994, respectively. Assuming future annual rental increases of six percent, the capital lease obligation will continue to increase through November 2000, at which time accumulated interest expense recognized for financial reporting purposes will exceed lease payments by approximately $1,800,000. The lease requires the Company to pay for maintenance, utilities, insurance and taxes. The Partnership purchased the office building for approximately $8,663,000 in July 1990.

  During the period ended February 1, 1997, and the fiscal years ended June 29, 1996, July 1, 1995, and July 2, 1994, the Company made rental payments of approximately $3,573,000, $5,384,000, $5,985,000, and $5,327,000,
respectively, on store leases to partnerships related to stockholders of Dart. As of February 1, 1997, the Company had ten store operating leases with partnerships related to stockholders of Dart. The remaining future minimum payments under these leases exclusive of option periods are approximately $70,820,000 and expire through 2014.

  The Company made payments of approximately $198,000, $278,000, $246,000, and $246,000 during the 31 weeks ended February 1, 1997, and each of the fiscal years ended June 29, 1996, July 1, 1995, and July 2, 1994 for warehouse operating leases to a partnership owned by stockholders of Dart and to a corporation related to former stockholders of the Company. As of February 1, 1997, the remaining future minimum annual payments under these leases are approximately $1,386,000 and expire in 2002.

SUBLEASING AGREEMENTS

  The Company subleases space within one store to an entity owned by three individuals associated with Shoppers (the President of Shoppers, an employee of Shoppers and an employee of Dart). This entity uses the leased space for the sale of beer and wine. The Company received rental income of approximately $57,865, $155,000, $155,000, and $123,000 in the thirty-one weeks ended
February 1, 1997, and in the fiscal years ended June 29, 1996, July 1, 1995, and July 2, 1994 respectively, from this entity. None of the owners of this entity receives any financial benefit from this arrangement.

  During the fiscal year ended June 29, 1996 the Company began leasing space to Trak Auto. The Company received rental income from Trak Auto of approximately $91,000 and $140,000 during the period ended February 1, 1997 and during the fiscal year ended June 29, 1996, respectively.

AGREEMENTS WITH DART

  Concurrently with the Acquisition, the Company entered into a management services agreement (the "Management Services Agreement") with Dart. The Management Services Agreement allocates costs and expenses incurred by Dart on behalf of the Company, including tax, accounting, internal audit, human resources and legal services. In addition, the Company entered into a tax sharing agreement (the "Tax Sharing Agreement") with Dart. Under the Tax Sharing Agreement, the Company will pay Dart from time to time amounts equal to the federal and state tax liability of the Company and each of its direct and indirect affiliated group subsidiaries (collectively, the "Shoppers Group") computed as if the Shoppers Group was a separate and independent affiliated group (as defined in section 1504 of the Internal Revenue Code of 1986, as amended).

OTHER TRANSACTIONS

  In February 1997, Shoppers paid and/or reimbursed Dart approximately $9.2 million in fees and expenses incurred in connection with the Acquisition.

  In connection with a possible Settlement, Shoppers may lend $35 million to Dart. See "Use of Proceeds--Possible Settlements." The Company expects such loan to bear the same interest rate and have the same maturity date as the Senior Notes. All principal and interest on this loan to Dart would be payable on the maturity date but could be repaid at any time without penalty.

                        DESCRIPTION OF THE SENIOR NOTES

GENERAL

  The Outstanding Notes were, and the Exchange Notes will be, issued under the indenture (the "Indenture") dated as of June 26, 1997, by and among the Company, the Guarantor and Norwest Bank Minnesota, National Association, as trustee (the "Trustee"). The following summarizes all material terms of the Indenture, a copy of which may be obtained upon request to the Company or the Trustee and has been filed as an exhibit to the Registration Statement of which this Prospectus is a part. The following summary of certain provisions of the Indenture and the Senior Notes does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the Indenture and the Trust Indenture Act of 1939, as amended (the "TIA"). As used in this "Description of the Senior Notes," the term "Company" refers to Shoppers Food Warehouse Corp. only and excludes its subsidiaries. The definitions of certain capitalized terms used in the following summary are set forth under "--Certain Definitions" below.

  The obligation of the Company to make the Special Mandatory Redemption is secured by the Restricted Proceeds (including accrued interest or other profit earned thereon). The Senior Notes are otherwise senior unsecured obligations of the Company, rank senior in right of payment to all existing or future indebtedness of the Company which is by its terms not expressly subordinated in right of payment to the Senior Notes and rank pari passu with all other existing or future indebtedness of the Company.

  The Exchange Notes will be issued only in fully registered form, without interest coupons, in denominations of $1,000 and integral multiples thereof. Initially, the Trustee will act as Paying Agent and Registrar for the Senior Notes. The Company may change any Paying Agent and Registrar without notice to the Holders. Principal, if any, and interest on the Senior Notes will be payable, and the transfer of the Senior Notes will be registrable, at an office or agency of the Company in The City of New York (which initially will be the corporate trust office of the Trustee). In addition, payment of interest may, at the option of the Company, be made by wire transfer or check mailed to the person entitled thereto as shown on the register for the Senior Notes.

PRINCIPAL, MATURITY AND INTEREST

  The Senior Notes are limited to $200,000,000 aggregate principal amount and will mature on June 15, 2004. The Senior Notes bear interest at the rate of 9 3/4% per annum. Interest shall be payable in cash semi-annually in arrears on June 15 and December 15 of each year, commencing December 15, 1997, to the Holders on the fifteenth day prior to such interest payment date. In the event that an interest payment date falls on a day other than a business day, interest will be paid on the next succeeding business day and no interest on such payment shall accrue for the period from and after such interest payment date to such next succeeding business day. The amount of interest payable on an interest payment date will be computed on the basis of a 360-day year consisting of twelve 30-day months.

GUARANTEE

  The Company's obligations under the Senior Notes and the Indenture are fully and unconditionally guaranteed by the Guarantor. The guarantee is secured by a first priority security interest in the Capital Stock of the Company. The Guarantor has no assets other than the shares of Capital Stock it owns in the Company. See "Risk Factors--Security for the Guarantee."

REDEMPTION

  Optional Redemption. The Senior Notes will be redeemable, in whole or in part, at the option of the Company at any time on or after June 15, 2001, at the redemption prices (expressed as a percentage of the principal amount redeemed) set forth below (the "Optional Redemption Price"), plus any accrued and unpaid interest to the date of redemption, if redeemed during the period indicated:

                                                                    OPTIONAL
             YEAR                                               REDEMPTION PRICE
             ----                                               ----------------
      June 15, 2001 through June 14, 2002......................      104.875%
      June 15, 2002 through June 14, 2003......................     102.4375%
      June 15, 2003 and thereafter.............................          100%

  Optional Redemption upon Equity Offerings. At any time until June 15, 2000, the Company may, at its option, use the net cash proceeds of one or more Equity Offerings to redeem up to 35% (up to 10% if the Special Mandatory Redemption has occurred) of the original aggregate principal amount of the Senior Notes at a redemption price equal to 109.75% of the principal amount thereof, plus any accrued and unpaid interest to the date of redemption; provided, however, that at least 65% of the original aggregate principal amount of the Senior Notes remains outstanding immediately after such redemption. Any such optional redemption shall reduce, on a dollar for dollar basis, the principal amount of the Senior Notes required to be redeemed pursuant to the Special Mandatory Redemption.

  Special Mandatory Redemption. If, on or prior to June 30, 1998, the closing of a Settlement has not occurred or the Company has not paid to Dart the Restricted Proceeds to fund a Settlement, then the Company shall use the Restricted Proceeds (including accrued interest or other profit thereon) to redeem the Senior Notes on a pro rata basis (the "Special Mandatory Redemption") on or before August 14, 1998, in an aggregate principal amount of $50,000,000 (subject to reduction as described under the provision "Optional Redemption upon Equity Offerings" above) at a redemption price equal to 101% of the principal amount thereof, plus any accrued and unpaid interest thereon to the date of redemption.

  The Company has deposited $50,000,000 of the proceeds received from the sale of Outstanding Notes with the Trustee in the Restricted Account. All amounts so deposited will be held by the Trustee pursuant to the Pledge Agreement as collateral to secure the obligations of the Company under the Senior Notes, subject to release from the Restricted Account as set forth in the Pledge Agreement. The Pledge Agreement provides that on or prior to June 30, 1998, the Restricted Proceeds may be released to the Company only to make a payment to Dart for purposes of funding a Settlement. The Pledge Agreement also provides that prior to the release to the Company of the Restricted Proceeds from the Restricted Account for the purpose of funding a Settlement, non-Haft officers of the Company will be required to deliver to the Trustee an officers' certificate to the effect that the closing of a Settlement is occurring simultaneously with the release of the Restricted Proceeds. Upon receipt of such officers' certificate, the Trustee will release the Restricted Proceeds held pursuant to the Pledge Agreement to the Company and the Pledge Agreement will terminate. Following such release of the Restricted Proceeds, including any interest or profit earned thereon, and termination of the Pledge Agreement, all of the Senior Notes will be unsecured obligations of the Company.

  Pending release of the Restricted Proceeds from the Restricted Account pursuant to the Pledge Agreement either to make a payment to Dart to fund a Settlement or to fund the Special Mandatory Redemption, the Restricted Proceeds will be invested in Cash Equivalents as directed by the Company. If a Special Mandatory Redemption occurs, then any interest or other profit earned on the Restricted Proceeds will be used to fund the Special Mandatory Redemption (including any accrued and unpaid interest on the Senior Notes that are redeemed), except that any amount in the Restricted Account not needed to fund the Special Mandatory Redemption may be used by the Company for general corporate purposes (including payment of interest on the Senior Notes). If the Restricted Proceeds are released to the Company from the Restricted Account and used to make a payment to Dart to fund a Settlement, then any interest or other profit earned on the Restricted Proceeds may be used by the Company for general corporate purposes (including payment of interest on the Senior Notes).

SELECTION AND NOTICE

  In the event that less than all of the Senior Notes are to be redeemed at any time, selection of Senior Notes for redemption will be made by the Trustee on a pro rata basis, by lot or by such method as the Trustee shall deem fair and appropriate; provided, however, that (i) in the case of the Special Mandatory Redemption, the

Senior Notes will be redeemed on a pro rata basis and (ii) the Senior Notes shall be redeemed only in integral multiples of $1,000. Notice of redemption shall be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each Holder to be redeemed at its registered address. If any Senior Note is to be redeemed in part only, the notice of redemption that relates to such Senior Note shall state the portion of the principal amount thereof to be redeemed. A new Senior Note in a principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original Senior Note. On and after the redemption date, any interest will cease to accrue on Senior Notes or portions thereof called for redemption as long as the Company has deposited with the Paying Agent funds in satisfaction of the redemption price pursuant to the Indenture.

CHANGE IN CONTROL

  The Indenture provides that, if a Change in Control (as defined below) occurs, each Holder shall have the right, at such Holder's option, to require the Company to repurchase all of such Holder's Senior Notes, or any portion thereof that is an integral multiple of $1,000, on the date (the "Repurchase Date") that is no later than 60 days after the date of the Company Notice (as defined below) for cash at a price equal to 101% of the principal amount of such Senior Notes to be repurchased (the "Change in Control Repurchase Price"), plus any accrued and unpaid interest to the Repurchase Date.

  Within 30 days after the occurrence of a Change in Control, the Company is obligated to mail to all Holders a notice (the "Company Notice") of the occurrence of such Change in Control and of the repurchase right arising as a result thereof. The Company must deliver a copy of the Company Notice to the Trustee. To exercise the repurchase right, a Holder must deliver on or before the 30th day after the date of the Company Notice irrevocable written notice to the Trustee of the Holder's exercise of such right, together with the Senior Notes with respect to which the right is being exercised, duly endorsed for transfer to the Company.

  A "Change in Control" will be deemed to have occurred at such time as:

    (i) any Person (including any syndicate or group deemed to be a "person" under Section 13(d)(3) of the Exchange Act, other than Dart, the Guarantor, the Company or any employee benefit plan of the Company or the Guarantor), is or becomes the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act), directly or indirectly, through a purchase, merger or other acquisition transaction or series of transactions or otherwise, of shares of Capital Stock of the Company, the Guarantor or Dart, entitling such Person to exercise 35% or more of the total voting power of all shares of Capital Stock of the Company, the Guarantor or Dart, entitled to vote generally in the election of the directors;

    (ii) there occurs any consolidation of the Company with, or merger of the Company into, any other Person, any merger of another Person into the Company, or any sales or transfers of all or substantially all of the assets of the Company to another Person (other than a merger (x) which does not result in any reclassification, conversion, exchange or cancellation of outstanding shares of Capital Stock or (y) which is effected solely to change the jurisdiction of incorporation of the Company and results in a reclassification, conversion or exchange of outstanding shares of Capital Stock into solely shares of Capital Stock); provided, however, that no Change in Control will be deemed to occur pursuant to this clause (ii) upon the merger of any Wholly Owned Restricted Subsidiary of the Company into the Company; or

    (iii) the replacement of a majority of the Board of Directors of the Company from the directors who constituted the Board of Directors of the Company on the Issue Date, and such replacement shall not have been approved by either (a) a vote of a majority of the Board of Directors then still in office who either were (x) members of the Board of Directors of the Company on the Issue Date or (y) whose election as a member of the Board of Directors was approved in the manner provided in this clause
  (iii), or (b) the Voting Trustee (as defined below).

  If members of the Haft family succeed in litigation to obtain control of Dart (in excess of 35% of the voting stock of Dart) it would constitute a Change in Control under the Indenture, permitting the Holders, subject to certain conditions, to require the Company to repurchase any or all of its outstanding Senior Notes at a price equal to 101% of the principal amount thereof, plus any accrued and unpaid interest to the date of repurchase. See "Risk Factors--Controlling Stockholder" and "Risk Factors--Possible Change in Control."

  Notwithstanding the foregoing, the beneficial ownership of shares of Capital Stock of Dart under that certain Voting Trust Agreement dated October 6, 1995 by and among Ronald S. Haft, Dart and Larry G. Schafran and Sidney B. Silverman, as initial voting trustees, entitling such trust, acting through one or more voting trustees (the "Voting Trustee") to exercise 35% or more of the total voting power of all shares of Capital Stock of Dart shall not be deemed to constitute a Change in Control. The Honorable Richard B. Stone became the sole Voting Trustee, replacing the initial voting trustees, in December 1995.

  If a Company Notice is delivered, there can be no assurance that the Company will have available funds sufficient to pay the Change in Control Repurchase Price for all the Senior Notes that might be delivered by Holders seeking to have their Senior Notes repurchased. In the event the Company is required to purchase outstanding Senior Notes pursuant to the occurrence of a Change in Control event, the Company expects that it would seek third-party financing to the extent it does not have available funds to meet its purchase obligations. However, there can be no assurance that the Company would be able to obtain such financing.

  Neither the Board of Directors of the Company nor the Trustee may waive the covenant relating to a Holder's right to repurchase upon the occurrence of a Change in Control.

  The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of Senior Notes pursuant to the occurrence of a Change in Control. To the extent that the provisions of any securities laws or regulations conflict with the "Change in Control" provisions of the Indenture, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under the "Change in Control" provisions of the Indenture by virtue thereof.

CERTAIN COVENANTS

  The Indenture contains, among others, the following covenants:

  Limitation on Restricted Payments. The Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly: (i) declare or pay any dividend on or make any distribution on account of the Company's Capital Stock (other than dividends or distributions payable in Capital Stock (other than Disqualified Stock) of the Company); (ii) purchase, redeem or otherwise acquire or retire for value any Capital Stock of the Company, any Subsidiary of the Company or other Affiliate of the Company (other than any such Capital Stock owned by the Company or any Restricted Subsidiary of the Company); (iii) purchase, redeem or otherwise acquire or retire for value any Indebtedness that is pari passu with or subordinated to the Senior Notes except for payments of Permitted Indebtedness in accordance with the provisions contained therein, as such provisions may be amended from time to time, but subject to the provisions of the Indenture; provided, however, that no such amendments shall cause such Permitted Indebtedness (other than the New Credit Facility) to be scheduled to mature at a date earlier than the Stated Maturity of the Indebtedness being amended; (iv) permit any Restricted Subsidiary to declare or pay any dividend on, or make any distribution to the Holders (as such) of, any shares of its Capital Stock except to the Company or a Wholly Owned Restricted Subsidiary (other than dividends or distributions payable in Capital Stock (other than Disqualified Stock) of it or the Company); or (v) make any Investment in any Affiliate (other than the Company or a Wholly Owned Restricted Subsidiary of the Company) (all such payments and other actions set forth in clauses (i) through
(v) above being collectively referred to as "Restricted Payments"), unless, at the time of such Restricted Payment:

    (a) no Default or Event of Default shall have occurred and be continuing or shall occur as a consequence thereof; and

    (b) such Restricted Payment, together with the aggregate of all other Restricted Payments made by the Company and its Restricted Subsidiaries after the Issue Date (including Restricted Payments permitted by clauses (iv), (v) and (vi) of the next succeeding paragraph), is less than the aggregate of (A) 50% of the aggregate Adjusted Consolidated Net Income of the Company (excluding, for purposes of this clause (A), accrued but unpaid interest income, if any, from intercompany loans) for the first day of the fiscal quarter including the Issue Date to the end of the Company's most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or if such Adjusted Consolidated Net Income for such period is a deficit, 100% of such deficit) plus (B) an amount equal to the Net Cash Proceeds (plus the noncash proceeds, as determined in good faith by the Board of Directors) received upon the sale of Capital Stock (other than Disqualified Stock) subsequent to the Issue Date plus (C) an amount equal to the Net Cash Proceeds received upon the sale or other disposition or repayment of any Investment made after the Issue Date which had been treated as a Restricted Payment.

  The foregoing provisions will not prohibit (i) if no Default or Event of Default shall have occurred and be continuing or shall occur as a consequence thereof, the payment to Dart by the Company from its available liquid assets of an amount not to exceed $10,000,000; (ii) if no Default or Event of Default shall have occurred and be continuing or shall occur as a consequence thereof, upon the execution of the New Credit Facility, an additional payment to Dart by the Company from its available liquid assets of an amount in the aggregate not to exceed $15,000,000; (iii) if no Default or Event of Default shall have occurred and be continuing or shall occur as a consequence thereof, the payment to Dart by the Company of the Restricted Proceeds for purposes of funding a Settlement; (iv) if no Default or Event of Default shall have occurred and be continuing or shall occur as a consequence thereof, Investments in Unrestricted Subsidiaries in an aggregate amount not to exceed $10,000,000; (v) the payment of any dividend within 60 days after the date of declaration thereof, if at the record date for such dividend such payment would have complied with the provisions of the Indenture; and (vi) if no Default or Event of Default shall have occurred and be continuing or shall occur as a consequence thereof, the redemption, repurchase, retirement or other acquisition of the Senior Notes or any Capital Stock of the Company in exchange for, or out of the proceeds of, the substantially concurrent sale (other than to a Restricted Subsidiary of the Company) of other Capital Stock of the Company (other than any Disqualified Stock); provided, however, that payments made in accordance with clauses (i), (ii) and (iii) of this paragraph shall not be deemed to be Restricted Payments.

  Not later than the date of making any Restricted Payment, the Company shall deliver to the Trustee an officers' certificate stating that such Restricted Payment is permitted and setting forth the basis upon which the calculations required by the covenant "Limitation on Restricted Payments" were computed, which calculations may be based upon the Company's latest available financial statements.

  Limitation on Indebtedness. The Indenture provides that the Company shall not, and shall not cause or permit any of its Restricted Subsidiaries to, directly or indirectly create, incur, assume, issue, guarantee or in any manner become liable, contingently or otherwise, for or with respect to the payment of, any Indebtedness (including any Acquired Indebtedness) except for the following (each of which shall be given independent effect):

    (a) Indebtedness of the Company under its Increasing Rate Notes (to the extent that the Company has satisfied the conditions in the section entitled "Termination of the Company's Obligations" of the Increasing Rate
  Note Indenture with respect to the discharge of its obligations, other than those which expressly survive pursuant to such section), the Senior Notes and the indentures governing such debt securities;

    (b) Permitted Secured Indebtedness;

    (c) any replacements, renewals, refinancings and extensions of Indebtedness incurred under clause (b) above, provided that (i) any such replacement, renewal, refinancing and extension (x) shall not provide for any mandatory redemption, amortization or sinking fund requirement in an amount greater than or at a time prior to the amounts and times specified in the Indebtedness being replaced, renewed, refinanced or extended and (y) shall be contractually subordinated to the Senior Notes at least to the extent, if at all, that the Indebtedness being replaced, renewed, refinanced or extended is subordinate to the Senior Notes, (ii) any such Indebtedness of any Person must be replaced, refinanced or extended with Indebtedness incurred by such Person or by the Company; and (iii) the principal amount of Indebtedness incurred pursuant to this clause (c) (or, if such Indebtedness provides for an amount less than the principal amount thereof to be due and payable upon a declaration of acceleration of the maturity thereof, the original issue price of such Indebtedness) shall not exceed the sum of the principal amount (or with respect to Indebtedness which provides for an amount less than the principal amount thereof to be due and payable upon a declaration of acceleration of the maturity thereof, the accredited value thereof) of Indebtedness so replaced, renewed, refinanced or extended, plus accrued interest, the amount of any premium required to be paid in connection with such replacement, renewal, refinancing or extension pursuant to the terms of such Indebtedness or the amount of any premium reasonably determined by the Company as necessary to accomplish such replacement, renewal, refinancing or extension by means of a tender offer or privately negotiated purchase, and the amount of fees and expenses incurred in connection therewith;

    (d) Indebtedness of the Company or of any of the Restricted Subsidiaries of the Company not to exceed an amount in the aggregate at any one time outstanding equal to the lesser of (i) $10,000,000 or (ii) an amount which when added to the amount of Indebtedness outstanding at any one time under the New Credit Facility equals $35,000,000, provided that such Indebtedness permitted under this clause (d) shall be either contractually subordinated to or rank pari passu with the Senior Notes;

    (e) Indebtedness of the Company or any of the Restricted Subsidiaries of the Company, provided (i) the Consolidated Interest Coverage Ratio of the Company for the applicable Four Quarter Period would have been at least 1.8 to 1.0 if such incurrence or issuance of Indebtedness had occurred prior to the second anniversary of the Issue Date and 2.0 to 1.0 thereafter, in each case after giving pro forma effect to such incurrence or issuance and the application of the proceeds therefrom, and (ii) such Indebtedness shall be either contractually subordinated to or rank pari passu with the Senior Notes;

    (f) Indebtedness of the Company under the New Credit Facility;

    (g) Indebtedness under Capitalized Lease Obligations of the Company and its Restricted Subsidiaries incurred in the ordinary course of business, not to exceed 3% of Net Sales of the Company and its Restricted
  Subsidiaries on a consolidated basis during the Four Quarter Period immediately preceding such incurrence; and

    (h) any Investments permitted under the "Limitation on Investments, Loans and Advances" covenant below (the foregoing items in clauses (a) through (h) are referred to as "Permitted Indebtedness").

  Limitation on Investments, Loans and Advances. The Indenture provides that the Company shall not make, and shall not permit any of its Restricted Subsidiaries to make, any Investment, except: (i) Investments by the Company or a Restricted Subsidiary of the Company in any Wholly Owned Restricted Subsidiary of the Company (including any such Investment pursuant to which a Person becomes a Wholly Owned Restricted Subsidiary of the Company) or in the Company by any Restricted Subsidiary of the Company; (ii) Investments represented by receivables created or acquired in the ordinary course of business or the settlement of such receivables in the ordinary course of business; (iii) Investments permitted to be made pursuant to the "Limitation on Restricted Payments" covenant above; (iv) Investments represented by advances to employees, officers and directors of the Company or its Restricted Subsidiaries made in the ordinary course of business and consistent with reasonable and customary business practices; (v) Permitted Investments; (vi) Investments permitted to be made with the Net Cash Proceeds of Asset Sales pursuant to the "Limitation on Asset Sales" covenant below and (vii) payments made to Dart that are permitted by the provisions of the Indenture described above under the covenant "Limitation on Restricted Payments."

  Dividends and Other Payment Restrictions Affecting Subsidiaries. The Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to (a)(i) pay dividends or make any other distributions to the Company or any of its Restricted Subsidiaries (A) on its Capital Stock or (B) with respect to any other interest or participation in, or measured by, its profits or (ii) pay any Indebtedness owed to the Company or any of its Restricted Subsidiaries, (b) make loans or advances to the Company or any of its Restricted Subsidiaries or (c) transfer any of its properties or assets to the Company or any of its Restricted Subsidiaries, except for (i) such encumbrances or restrictions existing under or by reason of the Indenture or applicable law, (ii) reasonable and customary provisions restricting subletting or assignment of any lease entered into in the ordinary course of business, consistent with industry practices, (iii) restrictions under any Acquired Indebtedness or any agreement relating to any property, asset or business acquired by the Company or any of its Restricted Subsidiaries, which restrictions existed at the time of the acquisition, were not put in place in connection with or in anticipation of such acquisition and are not applicable to any Person, other than the Person acquired or to any property, asset or business other than the property, asset and business so acquired, (iv) reasonable and customary restrictions on transfers of all collateral imposed in connection with Permitted Liens, and (v) replacements of restrictions imposed pursuant to clause (iii) and this clause (v) that are not more restrictive than those being replaced and do not apply to any additional property or assets.

  Limitation on Liens. The Indenture provides that the Company shall not, and the Company shall not permit, cause or suffer any of its Restricted Subsidiaries to, create, incur, assume or suffer to exist any Lien of any kind upon any of its property or assets now owned or hereafter acquired by it, except for (a) Liens of the Company and its Restricted Subsidiaries existing as of the Issue Date; (b) Permitted Liens; (c) Liens, arising after the Issue Date, securing Permitted Secured Indebtedness; (d) Liens on the assets or properties of the Company and its Restricted Subsidiaries, arising after the Issue Date, securing Capitalized Lease Obligations permitted to be incurred under clause (g) of the covenant "Limitation on Indebtedness," provided that
(1) the aggregate principal amount of Indebtedness secured by such Liens shall not exceed the lesser of the cost or Fair Market Value of the assets or property so acquired and (2) such Liens shall not encumber any assets or property of the Company or its Restricted Subsidiaries other than the assets or property so acquired and shall attach to such assets or property within 60 days of the acquisition of such assets or property; (e) leases and subleases of real property which do not interfere with the ordinary conduct of the business of the Company or any of its Restricted Subsidiaries, and which are made on customary and usual terms applicable to similar properties; (f) Liens securing Indebtedness which is incurred to refinance Indebtedness which has been secured by a Lien permitted under the Indenture and is permitted to be refinanced under the Indenture, provided that such Liens do not extend to or cover any property or assets of the Company or any of its Restricted Subsidiaries not securing the Indebtedness so refinanced; (g) Liens securing Acquired Indebtedness, provided that such Liens (1) are not incurred in connection with, or in contemplation of the acquisition of the property or assets acquired and (2) do not extend to or cover any property or assets of the Company or any of its Restricted Subsidiaries (other than the property or assets of the Restricted Subsidiary so acquired that are subject to such
Lien); (h) Liens in favor of the Trustee under the Indenture; (i) Liens securing Indebtedness under the New Credit Facility; and (j) any replacement, extension or renewal, in whole or in part, of any Lien described in this or the foregoing clauses, including in connection with any refinancing of the Indebtedness, in whole or in part, secured by any such Lien, provided that to the extent any such clause limits the amount secured or the assets subject to such Liens, no extension or renewal shall increase the amount or the assets subject to such Liens, except for Liens associated with such additional assets that are otherwise permitted hereunder. The Indenture will further provide that the Guarantor will not create, incur, assume or suffer to exist any Lien (other than the Lien created under the Indenture) of any kind upon any of its property or assets (including without limitation Capital Stock of its Restricted Subsidiaries) now owned or hereafter acquired by it.

  Notwithstanding the foregoing, Liens shall be permitted by the previous clauses (a) through (h) only to the extent that any Indebtedness secured by such Liens is incurred pursuant to and in accordance with the provisions of the Indenture.

  Limitation on Transactions with Affiliates. The Indenture provides that neither the Company nor any of its Restricted Subsidiaries nor the Guarantor will, from and after the Issue Date, sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into any contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (each of the foregoing, an "Affiliate Transaction"), unless (a) such Affiliate Transaction is on terms that are no less favorable to the Company or the relevant Restricted Subsidiary than those that could have been obtained in a comparable transaction by the Company or such Restricted Subsidiary with an unrelated Person and (b) the Company delivers to the Trustee (i) with respect to any Affiliate Transaction involving aggregate payments in excess of $250,000, a resolution of the Board of Directors set forth in an officers' certificate certifying that such Affiliate Transaction complies with clause (a) above and such Affiliate Transaction is approved by a majority of the disinterested members of the Board of Directors and (ii) with respect to any Affiliate Transaction (other than the purchase in the ordinary course of business of property or assets for resale) involving aggregate payments in excess of $1,000,000, an opinion as to the fairness to the Company or, in the case of a transaction with an Affiliate and a Restricted Subsidiary, to such Restricted Subsidiary, in each case from a financial point of view issued by an investment banking firm of national standing; provided, however, that (i) any employment agreement, consulting agreement and indemnification obligation entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business and consistent with the past practice of the Company or such Restricted Subsidiary, (ii) transactions in accordance with the terms of the Tax Sharing Agreement or the Management Services Agreement (provided that the Company shall not be permitted to make any payment to Dart under the Tax Sharing Agreement in respect of taxes on accrued but unpaid interest income of the Company on intercompany loans), (iii) the payment of reasonable and customary fees to directors of the Company who are not employees of the Company, and (iv) transactions permitted by the provisions of the Indenture described above under the covenants "Limitation on Restricted Payments" and "Limitation on Investments, Loans and Advances," in each case, shall not be deemed Affiliate Transactions.

  Restriction on Mergers, Consolidations and Transfers of Assets. The Indenture provides that the Company shall not consolidate with or merge with or into or sell, assign, convey, lease, transfer or otherwise dispose of all or substantially all of its properties and assets to any Person or Persons in a single transaction or through a series of related transactions unless: (a) the Company shall be the continuing Person or the Person formed by or surviving such consolidation or merger or the Person to which such sale, assignment, conveyance, lease, transfer or other disposition is made (the "surviving entity") shall be a corporation organized and validly existing under the laws of the United States or any State thereof or the District of Columbia; (b) the surviving entity shall expressly assume, by a supplemental indenture executed and delivered to the Trustee, in form and substance reasonably satisfactory to the Trustee, all of the obligations of the Company under the Senior Notes and the Indenture; (c) immediately before and immediately after giving effect to such transaction or series of transactions (including, without limitation, any Indebtedness incurred or anticipated to be incurred in connection with or in respect to such transaction or series of transactions), no Default or Event of Default shall have occurred and be continuing; (d) the Company or the surviving entity (in the case of a merger or consolidation involving the Company or any sale, assignment, conveyance, lease, transfer or other disposition of all or substantially all of the Company's properties and assets) shall immediately after giving effect to such transaction or series of transactions (including, without limitation, any Indebtedness incurred or anticipated to be incurred in connection with or in respect of such transaction or series of transactions) have a Consolidated Net Worth equal to or greater than the Consolidated Net Worth of the Company immediately prior to such transaction or series of transactions; (e) immediately after giving effect to such transaction or series of transactions, the Company or the surviving entity (in the case of a merger or consolidation involving the Company or any sale, assignment, conveyance, lease, transfer or other disposition of all or substantially all of the Company's properties and assets) could incur $1.00 of Indebtedness pursuant to clause (e) of the "Limitation on Indebtedness" covenant described above; and (f) the Company or the surviving entity shall have delivered to the Trustee an officers' certificate and an opinion of counsel, in each case stating that such consolidation, merger, sale, assignment, conveyance, lease, transfer or other disposition and, if a supplemental indenture is required in connection with such transaction or series of transactions, such supplemental indenture complies with this covenant and that all conditions precedent in the Indenture relating to the transaction or series of transactions have been satisfied. The foregoing limitations in clauses (b) and (f) of this covenant shall not apply to a merger of any Wholly Owned Restricted Subsidiary of the Company into the Company. The foregoing provisions of this covenant relating to restrictions on mergers, consolidations and transfers of assets shall also apply to Guarantor, provided that with respect to clause (b) above, the Company shall be deemed to mean Guarantor.

  Limitation on Lines of Business. The Indenture provides that neither the Company nor any of its Restricted Subsidiaries will engage in any business other than those businesses in which the Company is engaged on the Issue Date and any other businesses related thereto.

  Limitation on Asset Sales. The Indenture provides that the Company shall not, and shall not cause or permit any of its Restricted Subsidiaries to, make any Asset Sale, unless (a) the Company or the applicable Restricted Subsidiary receives consideration at the time of such Asset Sale at least equal to the Fair Market Value of the assets sold, (b) at least 85% of the consideration for such Asset Sale (other than assumption of trade Indebtedness) consists of cash and Cash Equivalents, and (c) upon consummation of an Asset Sale, the Company will within 365 days of the receipt of the proceeds therefrom, either:
(i) apply or cause the applicable Restricted Subsidiary to apply the Net Cash Proceeds of any Asset Sale to (1) an investment in properties and assets that replace the properties and assets that are the subject of such Asset Sale or
(2) an investment in properties and assets that will be used in the business of the Company and its Restricted Subsidiaries as existing on the Issue Date;
(ii) in the case of a sale of a store or stores, deem such Net Cash Proceeds to have been applied to the extent of any capital expenditures made to acquire or construct a replacement store in the general vicinity of the store sold within 365 days preceding the date of the Asset Sale; or (iii) repay senior Indebtedness. If 365 days after the receipt by the Company of Net Cash Proceeds from an Asset Sale, the accumulated Net Cash Proceeds therefrom equal or exceed $5,000,000 (such accumulated Net Cash Proceeds are defined herein as the "Net Cash Proceeds Offer Amount"), then the Company shall apply or cause the applicable Restricted Subsidiary to apply such Net Cash Proceeds to the purchase of Senior Notes tendered to the Company for purchase at a price equal to 100% of the principal amount thereof plus accrued interest thereon to the date of purchase pursuant to an offer to purchase made by the Company as set forth below (a "Net Cash Proceeds Offer"). Notwithstanding the foregoing, the Company may exclude from the foregoing provisions Asset Sales subsequent to the Issue Date, the proceeds of which are derived from the sale and substantially concurrent lease-back of a supermarket and/or related assets or equipment which is acquired or constructed by the Company or a Restricted Subsidiary subsequent to the Issue Date; provided, however, that any such sale and substantially concurrent lease-back occurs within 270 days following such acquisition or the completion of such construction, as the case may be. Pending the utilization of any Net Cash Proceeds in the manner (and within the time period) described above, the Company may use any such Net Cash Proceeds to repay revolving loans under the New Credit Facility without a permanent reduction of the commitment thereunder.

  Each Net Cash Proceeds Offer will be mailed to Holders as shown on the register of Holders not less than 365 nor more than 390 days after the relevant Asset Sale, with a copy to the Trustee, shall specify the purchase date (which shall be no earlier than 30 days nor later than 40 days from the date such notice is mailed) and shall otherwise comply with the procedures set forth in the Indenture. Upon receiving notice of the Net Cash Proceeds Offer, Holders may elect to tender their Senior Notes in whole or in part in integral multiples of $1,000 in exchange for cash. To the extent Holders properly tender Senior Notes in an amount exceeding the Net Cash Proceeds Offer, Senior Notes of tendering Holders will be repurchased on a pro rata basis (based on amounts tendered). A Net Cash Proceeds Offer shall remain open for a period of 20 business days or such longer period as may be required by law.

  To the extent that the aggregate purchase price of Senior Notes tendered pursuant to any Net Cash Proceeds Offer is less than the Net Cash Proceeds Offer Amount (such shortfall constituting a "Deficiency"), the Company may use such Deficiency for general corporate purposes. Upon completion of any Net Cash Proceeds Offer, the Net Cash Proceeds Offer Amount shall be reset to zero.

  The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the purchase of the Senior Notes pursuant to a Net Cash Proceeds Offer. To the extent that the provisions of any securities laws or regulations conflict with the "Asset Sale" provisions of the Indenture, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under the "Asset Sale" provisions of the Indenture by virtue thereof.


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

  Limitation on Issuance and Sale of Capital Stock of Restricted
Subsidiaries. The Indenture provides that the Company will not permit any Restricted Subsidiary to issue any Capital Stock (other than to the Company or to a Restricted Subsidiary) or permit any Person (other than the Company or a Restricted Subsidiary) to own any Capital Stock of any Restricted Subsidiary; provided, however, that the Company and any Restricted Subsidiary may, in any single transaction, sell all, but not less than all, of the issued and outstanding Capital Stock of any Restricted Subsidiary to any Person as provided under the "Limitation on Asset Sales" covenant above.

EVENTS OF DEFAULT

  The following are Events of Default under the Indenture:

    (i) default in the payment of any interest on the Senior Notes when it becomes due and payable and continuance of such default for a period of 30 days; or

    (ii) default in the payment of the principal of, or premium, if any, on the Senior Notes when due (including a default in the obligation to effectuate the Special Mandatory Redemption as provided under the section entitled "Rights of Redemption" of the Indenture or certain provisions relating to the Special Mandatory Redemption contained in the Pledge Agreement or in payment upon the exercise by a Holder of its right to require repurchase of its Senior Notes pursuant to the covenant "Repurchase at Holder's Option Upon Change in Control" set forth in the Indenture); or

    (iii) default by the Company or the Guarantor in the performance, or breach, of any covenant in the Indenture (other than defaults specified in clause (i) or (ii) above), or the Pledge Agreement (other than a default specified in clause (ii) above), and continuance of such default or breach for a period of 30 days after written notice to the Company or the Guarantor, as the case may be, by the Trustee or to the Company or the Guarantor, as the case may be, and the Trustee by the Holders of at least 25% in aggregate principal amount of the outstanding Senior Notes; or

    (iv) failure by the Company, the Guarantor or any Restricted Subsidiary
  (a) to make any payment when due with respect to any other Indebtedness under one or more classes or issues of Indebtedness, which one or more classes or issues of Indebtedness are in an aggregate principal amount of $5,000,000 or more and such failure extends beyond the stated period of grace applicable thereto or (b) to perform any term, covenant, condition or provision of one or more classes or issues of Indebtedness, which one or more classes or issues of Indebtedness are in an aggregate principal amount of $5,000,000 or more, which failure, in the case of this clause (b), results in an acceleration of the maturity thereof (whether or not such right has yet been exercised); or

    (v) one or more judgments, orders or decrees for the payment of money in excess of $2,500,000, either individually or in an aggregate amount, shall be entered against the Company, the Guarantor or any of their Restricted Subsidiaries or any of their respective properties and shall not be discharged and there shall have been a period of 60 days during which a stay of enforcement of such judgment or order, by reason of pending appeal or otherwise, shall not be in effect; or

    (vi) a decree, judgment or order by a court of competent jurisdiction shall have been entered adjudging the Company, the Guarantor or any of their respective Restricted Subsidiaries that individually or as a group constitute a Significant Subsidiary, as bankrupt or insolvent, or approving as properly filed a petition seeking reorganization of the Company, the Guarantor or such Significant Subsidiary under any bankruptcy or similar law, and such decree or order shall have continued undischarged and unstayed for a period of 60 days; or a decree or order of a court of competent jurisdiction over the appointment of a receiver, liquidator, trustee or assignee in bankruptcy or insolvency of the Company, the Guarantor or such Significant Subsidiary, or of the property of any such Person, or for the winding up or liquidation of the affairs of any such Person, shall have been entered, and such decree, judgment or order shall have remained in force undischarged and unstayed for a period of 60 days; or

    (vii) the Indenture or, prior to the termination in accordance with its terms, the Pledge Agreement, ceases to be in full force and effect or ceases to give the Trustee, in any material respect, the Liens, rights, powers and privileges purported to be created thereby, in each case, as determined by a court of competent jurisdiction.

  If an Event of Default (other than an Event of Default specified in clause
(vi) above with respect to the Company) occurs and is continuing, then the Trustee or the Holders of at least 25% in aggregate principal amount of the outstanding Senior Notes may, by written notice, and the Trustee upon the request of the Holders of not less than 25% in aggregate principal amount of the outstanding Senior Notes shall, declare the principal amount plus accrued interest (if any) on all Senior Notes on the date of such declaration to be due and payable immediately (the "Default Amount"). Upon such declaration, the Default Amount shall become due and payable immediately. If an Event of Default specified in clause (vi) above with respect to the Company occurs and is continuing, then the Default Amount shall ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holder.

  After a declaration of acceleration, the Holders of a majority in aggregate principal amount of outstanding Senior Notes may, by notice to the Trustee, rescind such declaration of acceleration if all existing Events of Default have been cured or waived, other than nonpayment of the Default Amount that has become due solely as a result of such acceleration and if the rescission of acceleration would not conflict with any judgment or decree by a court of competent jurisdiction. The Holders of a majority in aggregate principal amount of the outstanding Senior Notes also have the right to waive past defaults under the Indenture except a default in the payment of the principal of, premium, if any, or interest on any Senior Note, or in respect of a covenant or a provision which cannot be modified or amended without the consent of all Holders.

  No Holder has any right to institute any proceeding with respect to the Indenture or pursue any remedy thereunder, unless the Holder or Holders of at least 25% in aggregate principal amount of the outstanding Senior Notes have made written request, and offered reasonable indemnity, to the Trustee to institute such proceeding or pursue such remedy, the Trustee has failed to institute such proceeding or pursue such remedy within 15 days after receipt of such notice and the Trustee has not within such 15-day period received directions inconsistent with such written request by Holders of a majority in aggregate principal amount of the outstanding Senior Notes. Such limitations do not apply, however, to a suit instituted by a Holder for the enforcement of the payment of the principal of, premium, if any, or accrued interest on, such Senior Note on or after the respective due dates expressed in such Senior Note.

  During the existence of an Event of Default, the Trustee is required to exercise such rights and powers vested in it under the Indenture and to use the same degree of care and skill in its exercise thereof as a prudent Person would exercise under the circumstances in the conduct of such Person's own affairs. Subject to the provisions of the Indenture relating to the duties of the Trustee, in case an Event of Default shall occur and be continuing, the Trustee is not under any obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the Holders unless such Holders shall have offered to such Trustee reasonable indemnity. Subject to certain provisions concerning the rights of the Trustee, the Holders of a majority in aggregate principal amount of outstanding Senior Notes have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee.

DEFEASANCE

  The Company may at any time terminate all of its obligations with respect to the Senior Notes ("legal defeasance"), except for certain obligations, including those regarding any trust established for a legal defeasance and obligations to register the transfer or exchange of the Senior Notes, to replace mutilated, destroyed, lost or stolen Senior Notes and to maintain agencies in respect of the Senior Notes. The Company may at any time terminate its obligations under certain covenants set forth in the Indenture, some of which are described under "Certain Covenants" above, and any omission to comply with such obligations shall not constitute a Default or an Event of Default with respect to the Senior Notes issued under the Indenture ("covenant defeasance"). In order to exercise either legal defeasance or covenant defeasance, (i) the Company must irrevocably deposit in trust with the Trustee, for the benefit of the Holders, money or U.S. Government obligations, or a combination thereof, in such amounts as will be sufficient to pay the principal of, and premium, if any, and accrued interest on the Senior Notes to redemption or maturity, as the case may be, and comply with certain other conditions, including the delivery of opinions as to certain tax and bankruptcy matters; provided, however, that the Trustee shall have been irrevocably instructed to apply such money or the proceeds of such U.S. Government obligations to said payments with respect to the Senior Notes on the maturity date or such redemption date, as the case may be; (ii) in the case of legal defeasance, the Company shall have delivered to the Trustee an opinion of counsel confirming that (A) the Company has received from, or there has been published by, the Internal Revenue Service a ruling or (B) since the Issue Date, there has been a change in the applicable Federal income tax law, in either case to the effect that, and based thereon such opinion of counsel shall confirm that, the Holders will not recognize income, gain or loss for Federal income tax purposes as a result of such legal defeasance and will be subject to Federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such legal defeasance had not occurred; (iii) in the case of covenant defeasance, the Company shall have delivered to the Trustee an opinion of counsel confirming that the Holders will not recognize income, gain or loss for Federal income tax purposes as a result of such covenant defeasance and will be subject to Federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such covenant defeasance had not occurred; (iv) no Default or Event of Default shall have occurred and be continuing on the date of such deposit or insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit; (v) such legal defeasance or covenant defeasance shall not result in a breach or violation of, or constitute a default under, the Indenture or any other material agreement or instrument to which the Company, the Guarantor or any Restricted Subsidiary is a party or by which the Company, the Guarantor or any Restricted Subsidiary is bound; (vi) the Company shall have delivered to the Trustee an opinion of counsel to the effect that (A) the trust funds will not be subject to any rights of holders of Indebtedness senior in right of payment to the Senior Notes, after the 91st day following the deposit and (B) after the 91st day following the deposit the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally; (vii) the Company shall have delivered to the Trustee an officers' certificate stating that the deposit was not made by the Company with the intent of preferring the Holders over other creditors of the Company or with the intent of defeating, hindering, delaying or defrauding creditors of the Company or others; and (viii) the Company shall have delivered to the Trustee an officers' certificate and an opinion of counsel, each stating that all conditions precedent relating to the legal defeasance or covenant defeasance have been complied with.

SATISFACTION AND DISCHARGE

  The Indenture will be discharged and will cease to be of further effect (except as to surviving rights or registration of transfer or exchange of Senior Notes) as to all outstanding Senior Notes when either (a) all such Senior Notes theretofore authenticated and delivered (except lost, stolen or destroyed Senior Notes which have been replaced or paid and Senior Notes for the payment of which money has theretofore been deposited in trust or segregated and held in trust by the Company and thereafter repaid to the Company or discharged from such trust) have been delivered to the Trustee for cancellation and the Company has paid all sums payable by it under the Indenture; or (b) (i) all such Senior Notes not theretofore delivered to the Trustee for cancellation have become due and payable and have been called for redemption and the Company has irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust for the purpose an amount of money sufficient to pay and discharge the entire indebtedness on the Senior Notes not theretofore delivered to the Trustee for cancellation, for principal, premium, if any, and accrued interest to the date of such deposit or redemption, as the case may be; (ii) the Company has paid all sums payable by it under the Indenture; and (iii) the Company has delivered irrevocable instructions to the Trustee to apply the deposited money toward the payment of the Senior Notes at maturity or the redemption date, as the case may be. In addition, the Company must deliver an officers' certificate and an opinion of counsel stating that all conditions precedent to satisfaction and discharge have been complied with.

MODIFICATION OF THE INDENTURE

  From time to time the Company, when authorized by resolution of its Board of Directors, and the Trustee may, without the consent of the Holders, amend, waive or supplement the Indenture or the Senior Notes for certain specified purposes, including, among other things, (i) curing ambiguities, defects or inconsistencies, (ii) maintaining the qualification of the Indenture under the TIA, (iii) making any change that does not adversely affect the rights of any Holder, (iv) mortgaging, pledging, hypothecating or granting a security interest in favor of the Trustee as additional security for the payment and performance of the obligations under the Indenture, in any property or assets, including any which is required to be mortgaged, pledged or hypothecated, or in which a security interest is required to be granted, to the Trustee, (v) adding to the covenants of the Company for the benefit of the Holders, or surrendering any right or power herein conferred upon the Company, or providing any additional rights or benefits to the Holders, (vi) evidencing the succession of another Person to the Company, and the assumption by any such successor of the obligations of the Company in the Indenture and in the Senior Notes, and (vii) setting out the form of the Exchange Notes and setting forth such other matters as are necessary in connection with the Exchange Offer that do not adversely affect the rights of any Holder. Other amendments and modifications of the Indenture or the Senior Notes may be made by the Company and the Trustee with the consent of the Holders of not less than a majority of the aggregate principal amount of the outstanding Senior Notes; provided, however, that no such modification or amendment may, without the consent of the Holder of each outstanding Senior Note affected thereby, (i) reduce the principal amount outstanding of, extend the fixed maturity of, or alter the redemption provisions of, the Senior Notes, (ii) change the currency in which any Senior Notes or any principal, premium or the accrued interest thereon is payable, (iii) reduce the percentage in principal amount outstanding of Senior Notes, Holders of which must consent to an amendment, supplement or waiver or consent to take any action under the Indenture or the Senior Notes, (iv) impair the right to institute suit for the enforcement of any payment on or with respect to the Senior Notes, (v) waive a default in payment with respect to the Senior Notes, (vi) reduce the rate or extend the time for payment of interest on the Senior Notes, (vii) affect the ranking or security of the Senior Notes or (viii) following the mailing of a Company Notice, modify the provisions of the Indenture with respect to such Company Notice in a manner adverse to any Holder.

  In addition, the Indenture and the Senior Notes may be amended by the Company and the Trustee (i) to cure any defect, ambiguity or inconsistency or to make any other provisions with respect to matters of questions arising under the Indenture that shall not be inconsistent with the provisions therein; provided, however that such amendment or supplement does not adversely affect the rights of any holder thereof, or (ii) to make any other change that does not adversely affect the rights of any holder thereunder in any material respect.

ADDITIONAL INFORMATION

  The Indenture provides that the Company must deliver to the Trustee within 15 days after the filing of the same with the Commission, copies of the quarterly and annual reports and of the information, documents and other reports, if any, which the Company is required to file with the Commission pursuant to Section 13 or 15(d) of the Exchange Act. The Indenture further provides that, notwithstanding that the Company may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, the Company will file with the Commission, to the extent permitted by law or regulation, and provide the Trustee and Holders with such quarterly and annual reports and such information, documents and other reports specified in Section 13 and 15(d) of the Exchange Act within 15 days of the date such reports would have been due had the Company been required to file such information, documents and reports with the Commission. The Company will also comply with the other provisions of TIA Section 314(a).

  At any time when the Company is not required by applicable law or regulation to file the aforementioned reports, upon the request of a Holder, the Company will promptly furnish or cause to be furnished such information as is specified pursuant to Rule 144A(d)(4) under the Securities Act (or any successor provision thereto) to such Holder or to a prospective purchaser of the Senior Notes designated by such Holder, as the case may be, in order to permit compliance by such Holder with Rule 144A.

CERTAIN DEFINITIONS

  Set forth below is a summary of certain of the defined terms used in the covenants and other provisions of the Indenture. Reference is made to the Indenture for the full definition of all such terms as well as any other capitalized terms used herein for which no definition is provided.

  "Acquired Indebtedness" means (i) with respect to any Person that becomes a Restricted Subsidiary of the Company (or is merged with or into the Company or any of its Restricted Subsidiaries) after the Issue Date, Indebtedness of such Person or any of its subsidiaries existing at the time such Person becomes a Restricted Subsidiary of the Company (or is merged with or into the Company or any of its Restricted Subsidiaries) and which was not incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary of the Company (or being merged with or into the Company or any of its Restricted Subsidiaries) and (ii) with respect to the Company or any of its Restricted Subsidiaries, any Indebtedness assumed by the Company or any of its Restricted Subsidiaries in connection with the acquisition of any assets from another Person (other than the Company or any of its Restricted Subsidiaries), and which was not incurred by such other Person in connection with, or in contemplation of, such acquisition.

  "Adjusted Consolidated Net Income" means, with respect to any Person, for any period, the Consolidated Net Income of such Person for such period plus any non-cash charges relating to the amortization of goodwill or any other purchase accounting adjustment resulting from any acquisition.

  "Affiliate" means, as applied to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with, such Person. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as applied to any Person, is defined to mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

  "Asset Acquisition" means (i) any capital contribution (by means of transfer of cash or other property to others or payment for property or services for the account or use of others, or otherwise) to, or purchase or acquisition of Capital Stock in, any other Person by the Company or any of its Restricted Subsidiaries, pursuant to which such Person shall become a Restricted Subsidiary of the Company or any of its Restricted Subsidiaries or shall be merged with or into the Company or any of its Restricted Subsidiaries or (ii) any acquisition by the Company or any of its Restricted Subsidiaries of the assets of any Person which constitute substantially all of an operating unit or business of such Person.

  "Asset Sale" means, with respect to any Person, any direct or indirect sale, issuance, conveyance, lease, assignment, transfer or other disposition or series of sales, transfers or other dispositions (including without limitation, by merger or consolidation or by exchange of assets and whether by operation of law or otherwise) made by such Person or any of its Restricted Subsidiaries to any Person other than such Person or one of its Wholly Owned Restricted Subsidiaries (or, in the case of a sale, transfer or other disposition by a Restricted Subsidiary, to any Person other than the Company or a directly or indirectly Wholly Owned Restricted Subsidiary) of any assets of such Person or any of its Restricted Subsidiaries including, without limitation, assets consisting of any Capital Stock or other securities held by such Person or any of its Restricted Subsidiaries, and any Capital Stock issued by any Restricted Subsidiary of such Person, in each case, outside of the ordinary course of business, excluding, however, any sale, transfer or other disposition, or series of related sales, transfers or other dispositions
(i) resulting in Net Cash Proceeds to the Company and the Restricted Subsidiaries of $250,000 or less; (ii) of Cash Equivalents or inventory in the ordinary course of business or obsolete equipment in the ordinary course of business consistent with past practices of the Company; (iii) the lease or sublease of any real or personal property in the ordinary course of business; or (iv) the proceeds of which are not applied in accordance with the covenant "Limitation on Asset Sales," and which, together with all other proceeds of Asset Sales that are not applied in accordance with such covenant, do not exceed $5,000,000.


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

  "Board of Directors" means the board of directors of the Company or any committee of such board of directors duly authorized to act under the Indenture.

  "Board Resolution" means, with respect to any Person, a copy of a resolution certified by the Secretary or an Assistant Secretary of such Person to have been duly adopted by the Board of Directors of such Person and to be in full force and effect on the date of such certification, and delivered to the Trustee.

  "Capital Stock" means, with respect to any Person, any and all shares, partnership, membership or other interests, participations or other equivalents (however designated, whether voting or non-voting) of such Person's capital stock, whether now outstanding or issued after the Issue Date, and any and all rights, warrants or options exchangeable into such capital stock.

  "Capitalized Lease Obligation" means any obligation to pay rent or other amounts under a lease of (or other agreement conveying the right to use) any property (whether real, personal or mixed) that is required to be classified and accounted for as a capital lease obligation under GAAP, and, for the purpose of the Indenture, the amount of such obligation at any date shall be the capitalized amount thereof at such date, determined in accordance with GAAP.

  "Cash Equivalents" means (i) obligations issued or unconditionally guaranteed by the United States of America or any agency thereof, or obligations issued by an agency or instrumentality thereof and backed by the full faith and credit of the United States of America having maturities of not more than one year from the date of acquisition; (ii) commercial paper rated the highest grade by Moody's or S&P and maturing not more than one year from the date of creation thereof; (iii) time deposits with, and certificates of deposit and banker's acceptances issued by, any bank having capital surplus and undivided profits aggregating at least $500,000,000 and maturing not more than one year from the date of creation thereof; (iv) repurchase agreements that are secured by a perfected security interest in an obligation described in clause (i) and are with any bank described in clause (iii); (v) shares of any money market mutual fund that (a) has at least 95% of its assets invested continuously in the types of investments referred to in clauses (i) and (ii) above, (b) has net assets of not less than $500,000,000 and (c) has the highest rating obtainable from either S&P or Moody's; and (vi) readily marketable direct obligations issued by any state of the United States of America or any political subdivision thereof having one of the two highest rating categories obtainable from either Moody's or S&P.

  "Common Stock" of any Person means Capital Stock of such Person that does not rank (as to the payment of dividends or as to the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up of such Person) prior to shares of Capital Stock of any other class of such Person.

  "Consolidated Cash Flow" means, with respect to any Person, for any period (all as determined on a consolidated basis in accordance with GAAP), Consolidated Net Income of such Person in such period plus (a) to the extent reflected in the income statement of such Person, (i) income taxes, (ii) Interest Expense, (iii) depreciation and amortization, (iv) LIFO charges, (v) the amount of any restructuring reserve or charge and (vi) other non-cash charges reducing Consolidated Net Income minus (b) to the extent reflected in such income statement, non-cash items (excluding the reversal of any non-cash charge to the extent such non-cash charge reduced Consolidated Net Income in a prior period) which had the effect of increasing Consolidated Net Income for such period.

  "Consolidated Interest Coverage Ratio" means, for any Person, on a consolidated basis, the ratio of (i) Consolidated Cash Flow for such Person and its Restricted Subsidiaries during the Four Quarter Period immediately preceding the date of the incurrence of the proposed Indebtedness giving rise to the need to calculate the Consolidated Interest Coverage Ratio (the "Transaction Date") to (ii) Interest Expense of such Person for such Four Quarter Period. For purposes of this definition, "Consolidated Cash Flow" and "Interest Expense" shall be calculated after giving effect on a pro forma basis for such Four Quarter Period to (i) the incurrence or repayment of any Indebtedness of such Person or any of its Restricted Subsidiaries at any time during or subsequent to the last day of the Four Quarter Period and on or prior to the Transaction Date, as if such incurrence or repayment and the application of the proceeds thereof, as the case may be, occurred on the first day of the Four Quarter Period, (ii) any Asset Sales or other asset dispositions of such Person and its Restricted Subsidiaries occurring at any time during or subsequent to the last day of the Four Quarter Period and on or prior to the Transaction Date, as if such Asset Sale or other asset disposition and the applications of the proceeds therefrom occurred on the first day of the Four Quarter Period and (iii) any Asset Acquisition or other acquisition of assets or Capital Stock of an entity (occurring by merger or otherwise) occurring at any time during or subsequent to the last day of the Four Quarter Period and on or prior to the Transaction Date, as if such acquisition occurred on the first day of the Four Quarter Period. If such Person or any of its Restricted Subsidiaries directly or indirectly guarantees Indebtedness of a third Person, the preceding sentence shall give effect to the incurrence of such guaranteed Indebtedness as if such Person or any Restricted Subsidiary of such Person had directly incurred or otherwise assumed such guaranteed Indebtedness. Furthermore, in calculating "Interest Expense": (a) interest on any Indebtedness under a revolving credit facility shall be computed based upon the pro forma average daily balance of such Indebtedness during the Four Quarter Period; and (b) if interest on any Indebtedness actually incurred on the Transaction Date may be determined optionally at an interest rate based upon a prime or similar rate, a eurocurrency interbank offered rate, or other rates, then the interest rate in effect on the Transaction Date will be deemed to have been in effect during the Four Quarter Period.

  "Consolidated Net Income" means, with respect to any Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided, however, that (a) the Net Income of any Person (the "other Person") in which the Person in question or one of its Restricted Subsidiaries has a joint interest with a third party (which interest does not cause the Net Income of such other Person to be consolidated into the Net Income of the Person in question in accordance with GAAP) shall be included only to the extent of the amount of dividends or distributions paid to the Person in question or one of its Restricted Subsidiaries, (b) the Net Income of any Restricted Subsidiary of the Person in question that is subject to any restriction or limitation on the payment of dividends or the making of other distributions shall be excluded to the extent of such restriction or limitation, (c) (i) the Net Income (or loss) of any Person acquired in a pooling of interests transaction for any period prior to the date of such acquisition and (ii) any net gain or loss resulting from an Asset Acquisition or Asset Sale by the Person in question or any of its Restricted Subsidiaries shall be excluded, and (d) extraordinary gains and losses and any one-time increase or decrease to Net Income recorded because of the adoption of new accounting policies, practices or standards required or permitted by GAAP shall be excluded.

  "Consolidated Net Worth" means with respect to any Person at any date of determination, the consolidated equity represented by the shares of such Person's Capital Stock (other than Disqualified Stock) at such date, as determined on a consolidated basis in accordance with GAAP and adjusted to exclude all upward revaluations and other write-ups in the book value of any asset of such Person or a Restricted Subsidiary of such Person subsequent to the Issue Date.

  "Default" means any event that is or with the passage of time or the giving of notice or both would be an Event of Default under the Indenture.

  "Disqualified Stock" means any Capital Stock which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable, in each case, at the option of the holder thereof), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is exchangeable for Indebtedness, or redeemable at the option of the holder thereof, in whole or in part, on or prior to the Stated Maturity of the Senior Notes.

  "Equity Offering" means a private placement or public offering of Capital Stock (other than Disqualified Stock) of the Company.

  "Fair Market Value" means, with respect to any asset or property, the price which could be negotiated in an arm's-length free market transaction, for cash, between a willing seller and a willing buyer, neither of whom is under undue pressure or compulsion to complete the transaction. With respect to any Person, Fair Market

Value shall be determined by the Board of Directors of such Person acting in good faith and shall be evidenced by a Board Resolution delivered to the Trustee.

  "Four Quarter Period" means the four most recent full fiscal quarters for which financial information is available.

  "GAAP" means generally accepted accounting principles in the United States of America as in effect as of the Issue Date and as such principles may be amended from time to time, including, without limitation, those set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and Statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession.

  "Guarantee" means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any other Person and any obligation, direct or indirect, contingent or otherwise, of such Person
(i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such other Person (whether arising by virtue of partnership arrangements, or by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay or to maintain financial statement conditions or otherwise) or (ii) entered into for purposes of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part). The term "guarantee" used as a verb has a corresponding meaning.

  "Holder" means a Person in whose name a Senior Note is registered.

  "Increasing Rate Note Indenture" means the indenture dated as of February 6, 1997, by and among SFW Acquisition Corp. (predecessor to the Company), the Guarantor and the Trustee, as amended by the First Supplemental Indenture, dated as of February 6, 1997.

  "Indebtedness" means, with respect to any Person at any date of determination (without duplication), (i) all indebtedness of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (iii) all obligations of such Person in respect of letters of credit or other similar instruments (including reimbursement obligations with respect thereto), (iv) all obligations of such Person to pay the deferred and unpaid purchase price of property or services, which purchase price is due more than six months after the date of placing such property in service or taking delivery and title thereto or the completion of such services, except trade payables incurred in the ordinary course that have not remained unpaid for greater than 90 days past their original due date, or accrued liabilities arising in the ordinary course of business which are not overdue or which are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted and for which adequate reserves have been made, (v) all obligations of such Person as lessee relating to a Capitalized Lease Obligation, (vi) all indebtedness of other Persons secured by a Lien on any asset of such Person, whether or not such indebtedness is assumed by such Person, (vii) all indebtedness of other Persons guaranteed by such Person (but only to the extent of the amount actually guaranteed), (viii) to the extent not otherwise included in this definition, obligations under currency agreements, interest rate agreements and commodity agreements and (ix) any and all deferrals, renewals, extensions and refunding of, or amendments, modifications or supplements to, any of the foregoing. The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above and the maximum liability, upon the occurrence of the contingency giving rise to the obligation, of any contingent obligations at such date.

  "Interest Expense" means, for any Person for any period, (i) total interest obligations (paid or accrued) of such Person in respect of its Indebtedness, determined on a consolidated basis and in accordance with GAAP (including, without limitation, amortization of original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with

Capitalized Lease Obligations, commissions, discounts and other fees and charges incurred in respect of letters of credit or bankers' acceptance financing); minus (ii) amortization of deferred financing costs.

  "Investment" means (i) any direct or indirect advance, loan or other extension of credit or capital contribution to another Person (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others including the purchase of property from another Person subject to an understanding or agreement, contingent or otherwise, to resell such property to such other Person), (ii) any commitment to make any such advance, loan, extension or capital contribution (but excluding accounts receivable in the ordinary course), (iii) any purchase or acquisition (whether for cash, property, services, securities or otherwise) of Capital Stock, bonds, notes, debentures, options, warranty or similar instruments issued by any Person or (iv) the designation by the Company's Board of Directors of a Restricted Subsidiary to be an Unrestricted Subsidiary. The Company shall be deemed to make an "Investment" in an amount equal to the Fair Market Value of the net assets of any Subsidiary determined by the Board of Directors of the Company in good faith at the time that such Subsidiary is designated an Unrestricted Subsidiary. Any property transferred to an Unrestricted Subsidiary from the Company shall be deemed an Investment valued at its Fair Market Value, as determined by the Board of Directors of the Company in good faith at the time of such transfer.

  "Issue Date" means the date of original issuance of the Senior Notes under the Indenture.

  "Lien" means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including, without limitation, any conditional sale or other title retention agreement or lease in the nature thereof, or any agreement to give any security interest).

  "Management Services Agreement" means the Management Services Agreement dated February 6, 1997, between Dart and SFW Acquisition Corp. (predecessor of the Company).

  "Moody's" means Moody's Investors Service, Inc. or if Moody's Investors Service, Inc. shall cease rating debt securities having a maturity at original issuance of at least one year and such ratings business shall have been transferred to a successor Person, such successor Person; provided, however, that if Moody's Investors Service, Inc. ceases rating debt securities having a maturity at original issuance of at least one year and its ratings business with respect thereto shall not have been transferred to any successor Person, then "Moody's" shall mean any other nationally recognized rating agency (other than S&P) that rates debt securities having a maturity at original issuance of at least one year and that shall have been designated by the Company by a written notice given to the Trustee.

  "Net Cash Proceeds" means (a) in the case of any Asset Sale or any issuance and sale by any Person of Capital Stock, the aggregate net cash proceeds and Cash Equivalents received by such Person after payment of expenses, taxes, commissions and the like incurred in connection therewith (and, in the case of any Asset Sale, net of the amount of cash applied to repay Indebtedness secured by the asset involved in such Asset Sale) and (b) in the case of any conversion or exchange of any outstanding Indebtedness or Disqualified Stock of any Person for or into shares of Capital Stock of the Company, the sum of
(i) the proceeds received by the Company in connection with the issuance of such Indebtedness or Disqualified Stock on the date of such issuance and
(ii) any additional amount paid by the holder to the Company upon such conversion or exchange.

  "Net Income" means, with respect to any Person for any period, the net income (loss) of such Person determined in accordance with GAAP.

  "Net Sales" means, with respect to any Person for any period, the net sales of such Person determined in accordance with GAAP.

  "New Credit Facility" means a credit facility with a bank or other third party in the aggregate principal amount at any time outstanding not to exceed $35,000,000 that may be secured by inventory, accounts receivable and certain other assets of the Company and its Subsidiaries, and any replacement, renewal, refinancing or extension thereof in accordance with clause (c) of the covenant "Limitation on Indebtedness."

  "Non Recourse Debt" means Indebtedness (i) as to which under the terms thereof (including any related instruments, documents or filings) neither the Company nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness) and (b) is directly or indirectly liable (as a guarantor or otherwise); (ii) no default with respect to which (including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit (upon notice, lapse of time or both) any holder of any other Indebtedness of the Company or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity; and
(iii) as to which the lenders have been notified in writing that they will not have any recourse to the stock or assets of the Company or any of its Restricted Subsidiaries.

  "Permitted Indebtedness" shall have the meaning ascribed to such term under the caption titled "Limitation on Indebtedness."

  "Permitted Investments" means (i) certificates of deposit with final maturities of 3 years or less issued by United States commercial banks having capital and surplus in excess of $100,000,000; (ii) commercial paper, bankers acceptances, notes, bonds, debentures, repurchase agreements, call loans, guaranteed investment certificates and other similar instruments, in each case having a rating of investment grade by S&P or Moody's and, in each case, having a maturity of 3 years or less; (iii) marketable direct obligations of the United States Government or a United States agency with a maturity of 3 years or less; (iv) shares of money market mutual or similar funds having assets in excess of $100,000,000; (v) marketable direct obligations issued by any state of the United States of America having the highest rating obtainable from either Moody's or S&P and having a maturity of 3 years or less; (vi) asset-backed securities rated "AA" or higher by Moody's or S&P with a maturity of 3 years or less; and (vii) mortgage-backed securities rated "AA" or higher by Moody's or S&P with a maturity of 3 years or less; provided that the Company and its Restricted Subsidiaries may not make a Permitted Investment if, as a result of giving effect thereto, (A) more than 20% of the aggregate Investments made pursuant to clauses (i) through (vii) of this definition are rated "BBB" or below or (B) more than 10% of the aggregate Investments made pursuant to clauses (i) through (vii) of this definition are made pursuant to clause (vii) of this definition.

  "Permitted Liens" means, with respect to any Person, any Lien arising by reason of (a) any judgment, decree or order of any court, so long as such Lien is being contested in good faith and is adequately bonded, and any appropriate legal proceedings which may have been duly initiated for the review of such judgment, decree or order shall not have been finally terminated or the period within which such proceedings may be initiated shall not have expired; (b) taxes, assessments, governmental charges or claims not yet delinquent or which are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted or if a reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made therefor; (c) security for payment of workers' compensation or other insurance or social security legislation; (d) security for the performance of tenders, contracts (other than contracts for the payment of money) or leases (excluding any Capitalized Lease Obligations incurred in the ordinary course of business); (e) deposits to secure public or statutory obligations, or in lieu of surety, performance or appeal bonds, entered into in the ordinary course of business; (f) judgment and attachment Liens with respect to judgments and attachments not giving rise to an Event of Default; (g) Liens arising by operation of law in favor of carriers, warehousemen, landlords, mechanics, materialmen, laborers, employees or suppliers, incurred in the ordinary course of business and as to which a reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made therefor, which are not yet delinquent or are being contested in good faith by negotiations or by appropriate proceedings which suspend the collection thereof; (h) easements, rights-of-way, zoning and similar covenants and restrictions and other similar encumbrances or title defects which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of such Person or any of its Restricted Subsidiaries; provided, such Liens are not incurred in connection with any borrowing of money or any commitment to loan any money or extend any credit; (i) Liens arising in the ordinary course of business in favor of custom and revenue authorities arising as a matter of law to secure payment of custom duties; (j) leases or subleases granted to others not interfering in any material respect with the ordinary conduct of the business of such Person or of any of its Restricted Subsidiaries or which do not in any case materially detract from the value of the property subject thereto (as such property is used by such Person or one or more of its Restricted Subsidiaries); and (k) Liens arising from filing precautionary UCC financing statements relating solely to leases not prohibited by the Indenture.

  "Permitted Secured Indebtedness" means any Indebtedness secured by purchase money Liens upon or in any assets or property either acquired by the Company and its Restricted Subsidiaries in the ordinary course of business with the proceeds thereof or assumed by the Company and its Restricted Subsidiaries pursuant to an Investment not prohibited by the Indenture; provided, however, that (i) any such purchase money Lien shall not extend to or cover any assets or property other than the assets or property being acquired and shall attach to such assets or property within 60 days of the acquisition of such assets or property and (ii) the aggregate principal amount of Indebtedness secured by such Liens shall not exceed the lesser of the cost or Fair Market Value of the assets or property being acquired.

  "Person" means an individual, a corporation, a partnership, an association, a trust or any other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

  "Pledge Agreement" means the Pledge Agreement dated the date of the Indenture between the Company and the Trustee.

  "Restricted Account" means a dedicated account to be established by the Trustee for investment of the Restricted Proceeds in accordance with the Pledge Agreement.

  "Restricted Subsidiary" of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary.

  "Settlement" means one or two settlements involving total payments and commitments by Dart and its Subsidiaries of at least $50,000,000 (which may include related expenses and payments to mortgage lenders) in which (i) Herbert H. Haft and/or (ii) Robert M. Haft, Gloria G. Haft and Linda G. Haft, as the case may be, relinquish his or their claims to control of Dart, dispose (or agree to dispose) of all or substantially all of his or their Capital Stock in Dart, disclaim any equity interest in the Company and the Guarantor and resign any positions of employment and board representation with Dart, the Company and the Guarantor.

  "Significant Subsidiary" means any Subsidiary that would be a "significant subsidiary" as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such regulation is in effect on the Issue Date.

  "S&P" means Standard & Poor's Corporation or, if Standard & Poor's Corporation shall cease rating debt securities having a maturity at original issuance of at least one year and such ratings business shall have been transferred to a successor Person, such successor Person; provided, however, that if Standard & Poor's Corporation ceases rating debt securities having a maturity at original issuance of at least one year and its ratings business with respect thereto shall not have been transferred to any successor Person, then "S&P" shall mean any other nationally recognized rating agency (other than Moody's) that rates debt securities having a maturity at original issuance of at least one year and that shall have been designated by the Company by a written notice given to the Trustee.

  "Stated Maturity" means, (i) with respect to any debt security, the date specified in such debt security as the fixed date on which the final installment of principal of such debt security is due and payable and (ii) with respect to any scheduled installment of principal or interest on any debt security, the date specified in such debt security as the fixed date on which such installment is due and payable.

  "Subsidiary" means, with respect to any Person, any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or a combination thereof.

  "Tax Sharing Agreement" means the Tax Sharing Agreement dated February 6, 1997, between Dart and SFW Acquisition Corp. (predecessor of the Company).

  "Unrestricted Subsidiary" means (i) any Subsidiary of the Company (other than the Subsidiaries of the Company existing as of the Issue Date or any successor to any of them) that at the time of determination shall have been designated by the Board of Directors as an Unrestricted Subsidiary pursuant to a Board Resolution and (ii) any Subsidiary of an Unrestricted Subsidiary; but, in each case, only to the extent that such Subsidiary: (a) has no Indebtedness other than Non-Recourse Debt; (b) is not party to any agreement, contract, arrangement or understanding with the Company or any Restricted Subsidiary of the Company unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to the Company or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Company; (c) is a Person with respect to which neither the Company nor any of its Restricted Subsidiaries has any direct or indirect obligation (x) to subscribe for additional Capital Stock or (y) to maintain or preserve such Person's financial condition or to cause such Person to achieve any specified levels of operating results; (d) has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of the Company or any of its Restricted Subsidiaries; and (e) has at least one director on its board of directors that is not a director or executive officer of the Company or any of its Restricted Subsidiaries and has at least one executive officer that is not a director or executive officer of the Company or any of its Restricted Subsidiaries. Any such designation by the Board of Directors shall be evidenced to the Trustee by filing with the Trustee a certified copy of the Board Resolution giving effect to such designation and an officers' certificate indicating that such designation complies with the foregoing conditions and was permitted by the covenant described above under the caption "Certain Covenants--Limitation on Restricted Payments." If, at any time, any Unrestricted Subsidiary would fail to meet the foregoing requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of the Indenture and Indebtedness of such Subsidiary shall be deemed to be incurred by a Restricted Subsidiary of the Company as of such date. The Board of Directors of the Company may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that such designation shall be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of the Company of any Indebtedness of such Unrestricted Subsidiary which is outstanding at the time of such designation and such designation shall only be permitted if (A) no Default or Event of Default would be in existence immediately following such designation and (B) the Company shall have delivered to the Trustee an officers' certificate indicating that such designation complies with the foregoing conditions.

  "Wholly Owned Restricted Subsidiary" of any Person means a Restricted Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which shall at the time be owned by such Person or by one or more Wholly Owned Restricted Subsidiaries of such Person or by such Person and one or more Wholly Owned Restricted Subsidiaries of such Person.

                       CERTAIN INCOME TAX CONSIDERATIONS

  Holders of the Outstanding Notes contemplating acceptance of the Exchange Offer should consult their own tax advisers with respect to their particular circumstances and with respect to the effects of state, local or foreign tax laws to which they may be subject.

  The following summary describes the material U.S. Federal income tax consequences to initial Holders of the Senior Notes who are subject to U.S. net income tax with respect to the Senior Notes ("U.S. persons") and who hold the Senior Notes as capital assets. There can be no assurance that the U.S. Internal Revenue Service (the "IRS") will take a similar view of the purchase, ownership or disposition of the Senior Notes. This discussion is based upon the provisions of the Internal Revenue Code of 1986, as amended, U.S. Treasury regulations, rulings and judicial decisions, in each case, as in effect on the date of this Prospectus, all of which are subject to change. It does not include any description of the tax laws of any state, local or foreign governments or any estate, gift tax or transfer or other non-income tax laws that may be applicable to the Senior Notes or Holders thereof. It does not discuss all aspects of U.S. Federal income taxation that may be relevant to a particular investor in light of his particular investment circumstances or to certain types of investors subject to special treatment under the U.S. Federal income tax laws (for example, dealers in securities or currencies, S corporations, life insurance companies, tax-exempt organizations, taxpayers subject to the alternative minimum tax and non-U.S.persons) and also does not discuss Senior Notes held as a hedge against currency risks or as part of a straddle with other investments or part of a "synthetic security" or other integrated investment (including a "conversion transaction") comprising a Senior Note and one or more other investments, or situations in which the functional currency of the Holder is not the U.S. dollar.

  The exchange of an Outstanding Note by a Holder for an Exchange Note should not constitute a taxable exchange. The exchange will not result in taxable income, gain or loss to Holders who participate in the Exchange Offer, or to the Company. Such Holders shall have the same adjusted basis and holding period in Exchange Notes immediately after the exchange as the Holders had in the Outstanding Notes immediately prior to the exchange.

                         BOOK-ENTRY; DELIVERY AND FORM

GENERAL

  The Outstanding Notes were issued in the form of a single, permanent global Senior Note (the "Outstanding Global Note"). The Exchange Notes will be issued in the form of a single, permanent global Senior Note in definitive, fully registered form without interest coupons (the "Exchange Global Note"). The Outstanding Global Note was deposited on the date of closing of the sale of the Outstanding Notes, and the Exchange Global Note will be deposited on the date of closing of the Exchange Offer, with the Trustee as custodian for The Depository Trust Company ("DTC") and registered in the name of Cede & Co. as nominee of DTC. The term "Global Note" means the Outstanding Global Note or the Exchange Global Note, as the context may require.

THE GLOBAL NOTE

  The Company expects that pursuant to procedures established by DTC (i) upon the issuance of the Global Note, DTC or its custodian will credit, on its internal system, the respective principal amount of Senior Notes of the individual beneficial interests represented by the Global Note to the respective accounts of persons who have accounts with such depositary and (ii) ownership of beneficial interests in the Global Note will be limited to persons who have accounts with DTC ("participants") or persons who hold interests through participants. Ownership of beneficial interests in the Global Note will be shown on, and the transfer of that ownership will be effected only through, records maintained by DTC or its nominee (with respect to interests of participants) and the records of participants (with respect to interests of persons other than participants). Qualified institutional buyers (as defined in Rule 144A under the Securities Act) may hold their interests in the Global Note directly through DTC if they are participants in such system, or indirectly through organizations which are participants in such system.

  So long as DTC, or its nominee, is the registered owner or holder of the Senior Notes, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the Senior Notes represented by such Global Note for all purposes under the Indenture and the Senior Notes. No beneficial owner of an interest in the Global Note will be able to transfer that interest except in accordance with DTC's applicable procedures, in addition to those provided for under the Indenture.

  Payments of principal of, premium (if any) and interest on, the Global Note will be made to DTC or its nominee, as the case may be, as the registered owner thereof. None of the Company, the Trustee or any paying agent will have any responsibility or liability for any aspect of the records relating to any payments made on account of beneficial ownership interests in the Global Note or for any records relating to such beneficial ownership interests.

  The Company expects that DTC or its nominee, upon receipt of any payment of principal, premium (if any) or interest on the Global Notes will credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the Global Note as shown on the records of DTC or its nominee. The Company also expects that payments by participants to owners of beneficial interests in the Global Note held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payments will be the responsibility of such participants.

  Transfers between participants in DTC will be effected in the ordinary way in accordance with DTC rules and will be settled in same day funds. If a Holder requires physical delivery of a certificated Senior Note for any reason, including to sell Senior Notes to persons in states which require physical delivery of such Senior Notes, or to pledge such Senior Notes, such Holder must transfer its interest in the Global Note in accordance with the normal procedures of DTC and the procedures set forth in the Indenture.

  The Company understands that DTC will take any action permitted to be taken by a Holder of Senior Notes (including the presentation of Senior Notes for exchange) only at the direction of one or more participants to whose account the DTC interests in the Global Note are credited and only in respect of such portion of the aggregate principal amount of Senior Notes as to which such participant or participants has or have given such direction. However, if there is an Event of Default under the Senior Notes, DTC will exchange the Global Note for certificated Senior Notes which it will distribute to its participants.

  DTC has advised the Company as follows: DTC is a limited purpose trust company organized under the laws of State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code and a "Clearing Agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and certain other organizations. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly ("indirect participants").

  Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in the Global Note among participants of DTC, DTC is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither the Company nor the Trustee will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

  Certificated Securities. If DTC is at any time unwilling or unable to continue as a depositary for the Global Note and a successor depositary is not appointed by the Company within 90 days, certificated securities will be issued in exchange for the Global Notes.

                             PLAN OF DISTRIBUTION

  Except as provided herein, this Prospectus may not be used for an offer to resell, resale or other transfer of Exchange Notes.

  There is no existing market for the Senior Notes. No assurance can be given as to the liquidity of, or trading markets for, the Exchange Notes.

  Based on existing interpretations of the Securities Act by the staff of the Commission set forth in several no-action letters to third parties, and subject to the immediately following sentence, the Company believes that the Exchange Notes issued pursuant to the Exchange Offer may be offered for resale, resold and otherwise transferred by the Holders thereof without further compliance with the registration and prospectus delivery provisions of the Securities Act. However, any Holder of Outstanding Notes who is an "affiliate" of the Company or the Guarantor or who intends to participate in the Exchange Offer for the purpose of distributing the Exchange Notes (i) will not be able to rely on the interpretation by the staff of the Commission set forth in the above-mentioned no-action letters, (ii) will not be able to tender its Outstanding Notes in the Exchange Offer and (iii) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or transfer of the Outstanding Notes unless such sale or transfer is made pursuant to an exemption from such requirements.

  Each Holder of the Outstanding Notes (other than certain specified Holders) who wishes to exchange Outstanding Notes for Exchange Notes in the Exchange Offer will be required to represent that (i) it is not an affiliate of the Company or the Guarantor or, if such tendering party is an affiliate of the Company or the Guarantor, it will comply with the registration and prospectus requirements of the Securities Act to the extent applicable, (ii) any Exchange Notes to be received by it were acquired in the ordinary course of its business, whether or not such person is a Holder thereof, (iii) such tendering party has not entered into any arrangement or understanding with any person to participate in the distribution (within the meaning of the Securities Act) of Exchange Notes, (iv) such tendering party is not a broker-dealer who purchased the Outstanding Notes for resale pursuant to an exemption under the Securities Act and (v) such tendering party will be able to trade the Exchange Notes acquired in the Exchange Offer without restriction under the Securities Act. The Letter of Transmittal also states that by acknowledging that it will deliver a prospectus, and by delivering such a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

  In addition, in connection with any resales of Exchange Notes, any broker-dealer (a "Participating Broker- Dealer") who acquired the Outstanding Notes for its own account as a result of market-making activities or other trading activities must deliver a prospectus meeting the requirements of the Securities Act. The Commission has taken the position that Participating Broker-Dealers may fulfill their prospectus delivery requirements with respect to the Exchange Notes (other than a resale of an unsold allotment from the original sale of the Outstanding Notes) with this Prospectus. For a period of 90 days after the Expiration Date, the Company will make this Prospectus, as it may be amended or supplemented, available to any Participating Broker-Dealer for use in connection with any such resale of Exchange Notes, provided that such Participating Broker-Dealer indicates in the Letter of Transmittal
that it is a broker-dealer. In addition, until    , 1997, (90 days after the
date of this Prospectus), all dealers effecting transactions in the Exchange Notes may be required to deliver a prospectus.

  Each broker-dealer that receives Exchange Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver this Prospectus in connection with any resale of such Exchange Notes. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer who holds Outstanding Notes acquired for its own account as a result of market-making activities or other trading activities in connection with resales of Exchange Notes received in Exchange for Outstanding Notes. The Company acknowledges and each Holder, other than a broker-dealer, must acknowledge that it is not engaged in, does not intend to engage in, and has no arrangement or understanding with any person to participate in, any distribution of Exchange Notes.

  The Company will not receive any proceeds from the exchange of Outstanding Notes for Exchange Notes, including those exchanged by Participating Broker-Dealers. Exchange Notes received by broker-dealers for their own account pursuant to the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the Exchange Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, or at prices related to such prevailing market prices or at negotiated prices. Any such resale may be made directly to purchasers or to or through broker-dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any Exchange Notes. Any broker-dealer that resells Exchange Notes that were received by it for its own account pursuant to the Exchange Offer and any person that participates in the distribution of such Exchange Notes may be deemed an "underwriter" within the meaning of the Securities Act and any profit on any such resale of Exchange Notes and any commissions or concessions received by any such broker-dealers may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

  For a period of 90 days after the Expiration Date, the Company will send additional copies of this Prospectus and any amendment or supplement to this Prospectus to any Participating Broker-Dealer that requests such documents in the Letter of Transmittal. The Company has agreed to pay all expenses incidental to the Exchange Offer other than commissions or concessions of any broker-dealers and will indemnify the Holders of the Outstanding Notes (including Participating Broker-Dealers) participating in the Exchange Offer against certain liabilities, including liabilities under the Securities Act.

  By acceptance of this Exchange Offer, each broker-dealer that receives Exchange Notes for Outstanding Notes pursuant to the Exchange Offer agrees that, upon receipt of notice from the Company of the happening of any event which makes any statement in this Prospectus untrue in any material respect or which requires the making of any changes in this Prospectus in order to make the statement herein not misleading (which notice the Company agrees to deliver promptly to such broker-dealer), such broker-dealer will suspend the use of this Prospectus until the Company has amended or supplemented this Prospectus to correct such misstatement or omission and has furnished copies of the amended or supplemented Prospectus to such broker-dealer. If the Company gives any such notice to suspend the use of the Prospectus, it will extend the 90-day period referred to above by the number of days during the period from and including the date of the giving of such notice up to and including when broker-dealers shall have received copies of the supplemented or amended Prospectus necessary to permit resales of Exchange Notes.

                         VALIDITY OF THE SENIOR NOTES

  The validity of the Senior Notes will be passed upon for the Company by Jones, Day, Reavis & Pogue, Washington, D.C.

                             INDEPENDENT AUDITORS

  The consolidated financial statements included in this Prospectus and elsewhere in the Registration Statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                           PAGE
                                                                           ----
CONSOLIDATED FINANCIAL STATEMENTS........................................  F- 2
Report of Independent Public Accountants.................................  F- 3
Consolidated Balance Sheets as of July 1, 1995, June 29, 1996 and
 February 1, 1997........................................................  F- 4
Consolidated Statements of Income for the Three Years Ended June 29, 1996
 and the Thirty-one Weeks Ended February 1, 1997.........................  F- 5
Consolidated Statements of Changes in Stockholders' Equity for the Three
 Years Ended June 29, 1996 and the Thirty-one Weeks Ended February 1,
 1997....................................................................  F- 6
Consolidated Statements of Cash Flows for the Three Years Ended June 29,
 1996 and the Thirty-one Weeks Ended February 1, 1997....................  F- 7
Notes to Consolidated Financial Statements as of July 1, 1995, June 29,
 1996 and February 1, 1997...............................................  F- 8
INTERIM CONSOLIDATED FINANCIAL STATEMENTS................................  F-16
Interim Consolidated Balance Sheets as of May 4, 1996 and May 3, 1997
 (unaudited).............................................................  F-17
Interim Consolidated Statements of Income for the Thirteen Weeks Ended
 May 4, 1996 and
 May 3, 1997 (unaudited).................................................  F-18
Interim Consolidated Statements of Changes in Stockholders' Equity for
 the Thirteen Weeks Ended May 3, 1997 (unaudited)........................  F-19
Interim Consolidated Statements of Cash Flows for the Thirteen Weeks
 Ended May 4, 1996 and May 3, 1997 (unaudited)...........................  F-20
Notes to Interim Consolidated Financial Statements (unaudited)...........  F-21

                         SHOPPERS FOOD WAREHOUSE CORP.

                       CONSOLIDATED FINANCIAL STATEMENTS
             AS OF JULY 1, 1995, JUNE 29, 1996 AND FEBRUARY 1, 1997

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors of
Shoppers Food Warehouse Corp.:

  We have audited the accompanying consolidated balance sheets of Shoppers Food Warehouse Corp. (a Delaware corporation) and subsidiaries as of February 1, 1997, June 29, 1996, and July 1, 1995, and the related consolidated statements of income, stockholders' equity and cash flows for the thirty-one weeks ended February 1, 1997 and for each of the three fiscal years in the period ended June 29, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Shoppers Food Warehouse Corp. and subsidiaries as of February 1, 1997, June 29, 1996, and July 1, 1995, and the results of their operations and their cash flows for the thirty-one weeks ended February 1, 1997, and for each of the three fiscal years in the period ended June 29, 1996, in conformity with generally accepted accounting principles.

                                          Arthur Andersen LLP

Washington, D.C.,
April 5, 1997

                         SHOPPERS FOOD WAREHOUSE CORP.

                          CONSOLIDATED BALANCE SHEETS
             AS OF JULY 1, 1995, JUNE 29, 1996 AND FEBRUARY 1, 1997

                                                JULY 1,   JUNE 29,  FEBRUARY 1,
                                                  1995      1996       1997
                                                --------  --------  -----------
                                                   (DOLLARS IN THOUSANDS)
ASSETS
Current assets:
  Cash and cash equivalents.................... $ 38,650  $  3,560   $ 13,739
  Short-term investments.......................   58,353   103,080     94,999
  Accounts receivable..........................    7,633     7,708      9,244
  Merchandise inventories......................   27,253    28,342     29,699
  Prepaid expenses.............................      956     1,022      2,056
  Income tax receivable........................      --        273        --
  Due from affiliate...........................      522       522        522
                                                --------  --------   --------
    Total current assets.......................  133,367   144,507    150,259
                                                --------  --------   --------
Property and equipment, at cost:
  Land and buildings...........................    9,120     9,120      9,120
  Store and warehouse equipment................   71,195    75,827     78,737
  Office and automotive equipment..............    3,655     3,727      3,767
  Leasehold improvements.......................    2,477     2,655      4,412
                                                --------  --------   --------
                                                  86,447    91,329     96,036
  Accumulated depreciation and amortization....  (63,504)  (69,944)   (73,944)
                                                --------  --------   --------
    Net property and equipment.................   22,943    21,385     22,092
Deferred income taxes..........................    4,577     4,289      5,853
Other assets...................................    1,116       841        804
                                                --------  --------   --------
    Total assets............................... $162,003  $171,022   $179,008
                                                ========  ========   ========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable............................. $ 38,275  $ 39,865   $ 41,830
  Accrued expenses--
    Salaries and benefits......................    4,931     5,220      4,886
    Taxes, other than income...................    1,934     1,996      2,903
    Other......................................    4,623     5,150      6,469
  Income taxes payable.........................    2,152       --       1,391
                                                --------  --------   --------
    Total current liabilities..................   51,915    52,231     57,479
Capital lease obligation.......................    9,950    10,069     10,035
Deferred income................................    1,218       412      2,448
Deferred rent liability........................    3,590     4,277      4,558
                                                --------  --------   --------
    Total liabilities..........................   66,673    66,989     74,520
                                                --------  --------   --------
Commitments and contingencies (Notes 2 and 6)
Stockholders' equity:
  Class A common stock, nonvoting, par value $5
   per share, 25,000 shares authorized, 23,333
   1/3 shares issued and outstanding...........      117       117        117
  Class B common stock, voting, par value $5
   per share, 25,000 shares authorized, 10,000
   shares issued and outstanding...............       50        50         50
  Retained earnings............................   95,163   103,866    104,321
                                                --------  --------   --------
    Total stockholders' equity.................   95,330   104,033    104,488
                                                --------  --------   --------
    Total liabilities and stockholders'
     equity.................................... $162,003  $171,022   $179,008
                                                ========  ========   ========

   The accompanying notes are an integral part of these consolidated balance sheets.

                         SHOPPERS FOOD WAREHOUSE CORP.

                       CONSOLIDATED STATEMENTS OF INCOME
             FOR THE FISCAL YEARS ENDED JULY 2, 1994, JULY 1, 1995,
 JUNE 29, 1996, AND THE THIRTY-ONE WEEKS ENDED FEBRUARY 3, 1996 AND FEBRUARY 1,
                                      1997

                                                               (UNAUDITED)
                            JULY 2,     JULY 1,    JUNE 29,    FEBRUARY 3,  FEBRUARY 1,
                             1994        1995        1996         1996         1997
                          (52 WEEKS)  (52 WEEKS)  (52 WEEKS)   (31 WEEKS)   (31 WEEKS)
                          ----------- ----------- -----------  -----------  -----------
                               (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Sales...................     $750,340    $790,842    $835,971     $496,121     $511,025
Cost of sales...........      593,063     616,521     651,986      390,186      398,129
                          ----------- ----------- -----------  -----------  -----------
  Gross profit..........      157,277     174,321     183,985      105,935      112,896
Selling and administra-
 tive expenses..........      127,643     136,798     149,570       89,280       94,304
Depreciation and amorti-
 zation.................       10,785       8,529       8,913        4,766        4,573
                          ----------- ----------- -----------  -----------  -----------
  Operating income......       18,849      28,994      25,502       11,889       14,019
Interest income.........        2,189       4,682       5,789        3,330        3,526
Interest expense........        1,426       1,451       1,771          836          710
Insurance settlement,
 gain (loss)............        1,360       2,065        (355)        (355)         --
                          ----------- ----------- -----------  -----------  -----------
  Income before income
   taxes................       20,972      34,290      29,165       14,028       16,835
Provision for income
 taxes..................        8,043      14,764      10,462        5,433        6,380
                          ----------- ----------- -----------  -----------  -----------
  Net income............  $    12,929 $    19,526 $    18,703  $     8,595  $    10,455
                          =========== =========== ===========  ===========  ===========
Earnings per common
 share data:
  Earnings per common
   share................  $    387.87 $    585.78 $    561.09  $    257.85  $    313.65
                          =========== =========== ===========  ===========  ===========
Weighted average number
 of common shares
 outstanding............   33,333 1/3  33,333 1/3  33,333 1/3   33,333 1/3   33,333 1/3
                          =========== =========== ===========  ===========  ===========


 The accompanying notes are an integral part of these consolidated statements.

                         SHOPPERS FOOD WAREHOUSE CORP.

           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
             FOR THE FISCAL YEARS ENDED JULY 2, 1994, JULY 1, 1995,
         JUNE 29, 1996 AND THE THIRTY-ONE WEEKS ENDED FEBRUARY 1, 1997

                                             COMMON STOCK
                                           -----------------
                                            CLASS A  CLASS B RETAINED
                                           NONVOTING VOTING  EARNINGS   TOTAL
                                           --------- ------- --------  --------
                                                 (DOLLARS IN THOUSANDS)
Balance, July 3, 1993.....................   $117     $ 50   $ 62,708  $ 62,875
  Net income..............................    --       --      12,929    12,929
                                             ----     ----   --------  --------
Balance, July 2, 1994.....................    117       50     75,637    75,804
  Net income..............................    --       --      19,526    19,526
                                             ----     ----   --------  --------
Balance, July 1, 1995.....................    117       50     95,163    95,330
  Net income..............................    --       --      18,703    18,703
  Shareholder distribution................    --       --     (10,000)  (10,000)
                                             ----     ----   --------  --------
Balance, June 29, 1996....................    117       50    103,866   104,033
                                             ----     ----   --------  --------
  Net income..............................    --       --      10,455    10,455
  Shareholder distribution................    --       --     (10,000)  (10,000)
                                             ----     ----   --------  --------
Balance, February 1, 1997.................   $117     $ 50   $104,321  $104,488
                                             ====     ====   ========  ========



 The accompanying notes are an integral part of these consolidated statements.

                         SHOPPERS FOOD WAREHOUSE CORP.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
             FOR THE FISCAL YEARS ENDED JULY 2, 1994, JULY 1, 1995
       AND JUNE 29, 1996 AND THE THIRTY-ONE WEEKS ENDED FEBRUARY 1, 1997

                                     JULY 2,    JULY 1,    JUNE 29,  FEBRUARY 1,
                                       1994       1995       1996       1997
                                    (52 WEEKS) (52 WEEKS) (52 WEEKS) (31 WEEKS)
                                    ---------- ---------- ---------- -----------
                                               (DOLLARS IN THOUSANDS)
Cash flows from operating activi-
 ties:
 Net income.......................   $12,929    $ 19,526   $ 18,703   $ 10,455
 Adjustments to reconcile net in-
  come to net cash provided by op-
  erating activities--
  Depreciation and amortization...    10,785       8,529      8,913      4,573
  Increase in deferred income tax-
   es.............................      (594)     (1,058)       288     (1,564)
  Loss (gain) on disposition of
   assets.........................       (15)         34        --         --
  Effect of insurance receivable
   on income......................      (104)        --         --         --
  Interest expense in excess of
   capital lease payments.........       240         208        119        --
  Increase in deferred rent lia-
   bility.........................     1,082         553        687        281
  Changes in operating assets and
   liabilities:
   Accounts receivable............    (3,952)      1,028        (75)    (1,536)
   Merchandise inventories........    (2,455)      1,810     (1,089)    (1,357)
   Prepaid expenses...............       (53)        (63)       (66)    (1,034)
   Due from affiliate.............       --          490        --         --
   Other assets...................      (354)       (252)       275         37
   Accounts payable...............     1,544       2,009      1,590      1,965
   Accrued expenses...............       241      (1,023)       878      1,892
   Income taxes payable...........       144       1,307     (2,425)     1,664
   Deferred income................    (1,177)     (1,191)      (806)     2,036
                                     -------    --------   --------   --------
    Net cash provided by operating
     activities...................    18,261      31,907     26,992     17,412
                                     -------    --------   --------   --------
Cash flows from investing activi-
 ties:
 Capital expenditures.............    (5,112)     (4,693)    (7,355)    (5,280)
 Proceeds from sale of fixed as-
  sets............................        15         --         --         --
 (Purchase)/sale of short-term in-
  vestments, net..................    (1,962)    (55,781)   (44,727)     8,081
                                     -------    --------   --------   --------
    Net cash provided by (used in)
     investing activities.........    (7,059)    (60,474)   (52,082)     2,801
                                     -------    --------   --------   --------
Cash flows from financing activi-
 ties:
 Shareholder distribution.........       --          --     (10,000)   (10,000)
 Payments on capital lease........       --          --         --         (34)
                                     -------    --------   --------   --------
    Net cash used in financing ac-
     tivities.....................       --          --     (10,000)   (10,034)
                                     -------    --------   --------   --------
Net increase (decrease) in cash
 and cash equivalents.............    11,202     (28,567)   (35,090)    10,179
Cash and cash equivalents, begin-
 ning of period...................    56,015      67,217     38,650      3,560
                                     -------    --------   --------   --------
Cash and cash equivalents, end of
 period...........................   $67,217    $ 38,650   $  3,560   $ 13,739
                                     =======    ========   ========   ========
Supplementary disclosures of cash
 flow information:
 Cash paid during the fiscal year
  for--
  Income taxes....................   $ 8,525    $ 12,091   $ 12,487   $  6,300
  Interest........................   $ 1,456    $  1,451   $  1,771   $    710
                                     =======    ========   ========   ========
Supplemental disclosure of noncash
 financing activity:
  In fiscal year 1994, the Company
   recorded an insurance
   receivable and wrote-off
   certain assets with a net book
   value of $708,000 due to fire
   damage

 The accompanying notes are an integral part of these consolidated statements.

                         SHOPPERS FOOD WAREHOUSE CORP.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
            31 WEEKS ENDED FEBRUARY 1, 1997 AND THE 52 WEEKS ENDED
                 JUNE 29, 1996, JULY 1, 1995 AND JULY 2, 1994

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

  The consolidated financial statements include Shoppers Food Warehouse Corp. (a Delaware corporation) and its subsidiaries, collectively the "Company." All significant intercompany accounts and transactions have been eliminated. As of February 1, 1997, June 29, 1996, and July 1, 1995, the Company operated 34, 34 and 33 warehouse-style grocery stores, respectively, in Maryland and Virginia.

FISCAL YEAR

  In connection with the acquisition (see Note 6), the Company changed its fiscal year end to the Saturday closest to January 31. Previously the Company's fiscal year ended on the Saturday closest to June 30. A fiscal year end coinciding with the Saturday closest to a month end results in a 52 or 53 week year. The fiscal years ended June 29, 1996, July 1, 1995, and July 2, 1994 contained 52 weeks. The period ended February 1, 1997 contained 31 weeks.

USE OF ESTIMATES IN FINANCIAL STATEMENTS

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

CASH AND CASH EQUIVALENTS

  The Company considers all highly liquid temporary cash investments with maturities of three months or less to be cash equivalents. The majority of these are invested in U.S. Treasury Notes.

SHORT TERM INVESTMENTS

  Effective July 1994, the company adopted Statement of Financial Accounting Standards ("SFAS") No. 115, "Accounting for Certain Investments in Debt and Equity Securities." The Company carries debt securities at amortized cost as it has both the positive intent and ability to hold these investments to maturity. The effect of adopting SFAS No. 115 did not materially impact the Company's financial position or results of its operations. At February 1, 1997, June 29, 1996, and July 1, 1995 short-term investments consisted of U.S. Government Treasury Notes with original maturities of more than three months which management intended to hold to maturity. Short term investments carried as of February 1, 1997 mature at various dates from February 15, 1997 to November 15, 1997. Subsequent to year-end, management liquidated a substantial amount of its short-term investments in order to reduce the debt associated with the acquisition by Dart Group Corporation ("Dart") of 50 percent equity in the Company that it did not own (see Note 6).

MERCHANDISE INVENTORIES

  The Company's inventories are priced at the lower of cost or market. Cost is determined using the last-in, first-out method. If replacement cost (which approximates the first-in, first-out method) had been used, inventories would have been greater by approximately $4,375,000, $3,845,000 and $2,940,000 as of February 1, 1997, June 29, 1996 and July 1, 1995 respectively. Net income would have been higher by approximately $530,000 for the period ended February 1, 1997, and $905,000, $877,000, and $364,000, for the fiscal years ended June
29, 1996, July 1, 1995, and July 2, 1994, respectively.

                         SHOPPERS FOOD WAREHOUSE CORP.

ACCOUNTS RECEIVABLE

  Accounts receivable include amounts due from vendors for coupons remitted, cooperative advertising, merchandise rebates, as well as interest receivable on treasury notes.

PROPERTY AND EQUIPMENT

  Property and equipment are stated at cost. The Company depreciates property and equipment using accelerated methods over the estimated useful lives of the assets, generally five to seven years.

ACCRUED INSURANCE CLAIMS

  The Company maintains self funded coverage with respect to general, workers compensation, and health insurance liabilities. Claims for general and workers' compensation are administered through insurance companies, which estimate the obligation of reported claims. An estimate of the obligation for health insurance claims is accrued at year-end and is based on historical data. Expenses arising from claims are accrued as claims become subject to estimation. Self-insurance liabilities are based on claims filed plus an additional amount for incurred but not reported claims. These liabilities are not discounted.

INCOME TAXES

  The Company provides a deferred tax expense or benefit equal to the change in the net deferred tax asset during the year in accordance with SFAS No. 109 "Accounting for Income Taxes." Deferred income taxes represent the future net tax effects resulting from temporary differences between the financial statements and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse.

STORE OPENING AND CLOSING COSTS

  All costs of a noncapital nature incurred in opening a new store are charged to expense as incurred. The Company opened one new store during each of the fiscal years ended June 29, 1996 and July 2, 1994. No stores were opened during the year ended July 1, 1995 and the period ended February 1, 1997.

  The costs associated with store closings are charged to selling and administrative expense when management makes the decision to close a store. Such costs consist primarily of lease payments and other carrying costs of holding the facility, net of estimated sublease income.

DEFERRED INCOME

  The Company has entered into various agreements with vendors and suppliers which provide for the payment of cash or the receipt of merchandise at the beginning or during the contract period. These amounts are deferred and amortized over the expected lives of the contracts.

LONG LIVED ASSETS

  Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying value should be assessed. Impairment is measured by comparing the carrying value to the estimated undiscounted future cash flows expected to result from the use of the assets and their eventual disposition. The Company has determined that as of February 1, 1997, there has been no impairment in the carrying value of long-lived assets.

                         SHOPPERS FOOD WAREHOUSE CORP.

CONCENTRATION OF CREDIT RISK

  The Company's assets that are exposed to credit risk consist primarily of cash and cash equivalents, short-term investments, and accounts receivable. The Company maintains cash and cash equivalents with major banks in its marketplace. The Company performs periodic evaluations of the relative credit standing of the financial institutions with which it does business. The Company's short-term investments are invested in U.S. Government Treasury Notes. The Company's accounts receivable balance results primarily from the amounts due from its vendors for various promotional programs. The Company periodically reviews its accounts receivable balance and allows for uncollectible accounts.

CURRENT ASSETS AND CURRENT LIABILITIES

  SFAS No. 107, "Disclosures About Fair Value of Financial Instruments," requires the disclosure of the fair value of a financial instrument for which it is practicable to estimate the value and the methods and significant assumptions used to estimate the value. At February 1, 1997, June 29, 1996, and July 1, 1995 the carrying amount of current assets and current liabilities approximates fair value due to the short maturity of those instruments.

2. DISPOSITION OF TOTAL BEVERAGE CORP.

  In October 1992, the Company opened Total Beverage Corp. ("Total Beverage"), a discount beverage retail store. On February 27, 1993, the company entered into an Asset Purchase Agreement (the "Agreement") to sell Total Beverage to Dart.

  As proceeds from the sale, the Company received approximately $1,493,000 in a note receivable (the "Note"). Under the terms of the Agreement, the Company is required to reimburse the buyer for 25 percent of future operating losses of Total Beverage, as defined in the Agreement, over a three year period. To the extent of such losses, the Company will remit funds first by reducing amounts due under the Note and then by remitting payment to the buyer. The Note and accrued interest were due in February 1995. The Company has reflected the Note, net of a $1,000,000 reserve, in the accompanying balance sheets as of February 1, 1997, June 29, 1996, and July 1, 1995 respectively. Management believes the reserve is adequate to provide for any reductions in the Note.

3. OTHER ACCRUED EXPENSES:

  Other accrued expenses consist of the following (in thousands):

                                                    FEBRUARY 1, JUNE 29, JULY 1,
                                                       1997       1996    1995
                                                    ----------- -------- -------
Accrued insurance..................................   $3,441     $2,719  $2,262
Reserve for store closing..........................    1,513        853     853
Gift certificates outstanding......................    1,090        928     815
Other..............................................      425        650     693
                                                      ------     ------  ------
  Total............................................   $6,469     $5,150  $4,623
                                                      ======     ======  ======

                         SHOPPERS FOOD WAREHOUSE CORP.

4. INCOME TAXES:

  The provision for income taxes is comprised of the following (in thousands).

                                      THIRTY-ONE                    FISCAL YEAR
                                      WEEKS ENDED                      ENDED
                                      FEBRUARY 1, JUNE 29, JULY 1,    JULY 2,
                                         1997       1996    1995       1994
                                      ----------- -------- -------  -----------
Current income tax provision:
  Federal...........................    $ 7,412   $ 9,493  $14,248    $ 8,084
  State.............................        532       681    1,574      1,088
Deferred income tax (benefit) provi-
 sion...............................     (1,564)      288   (1,058)    (1,129)
                                        -------   -------  -------    -------
                                        $ 6,380   $10,462  $14,764    $ 8,043
                                        =======   =======  =======    =======

  This effective income tax rate is reconciled to the Federal statutory rate as follows:

                                           THIRTY-ONE     FISCAL YEAR ENDED
                                           WEEKS ENDED ------------------------
                                           FEBRUARY 1, JUNE 29, JULY 1, JULY 2,
                                              1997       1996    1995    1994
                                           ----------- -------- ------- -------
Federal statutory rate...................       35%        35%     35%     35%
Increase in taxes resulting from:
State income taxes, net of Federal income
 tax benefit.............................      2.0        2.0     3.1     3.0
Revision of estimate for tax accruals....      --         --      3.7     --
Other....................................      0.9       (1.1)    1.3     0.4
                                              ----       ----    ----    ----
Effective tax rate.......................     37.9%      35.9%   43.1%   38.4%
                                              ====       ====    ====    ====

  Temporary differences which give rise to the deferred tax assets and liabilities on a consolidated basis are as follows (in thousands).

                                               THIRTY-ONE  FISCAL YEAR ENDED
                                               WEEKS ENDED -------------------
                                               FEBRUARY 1, JUNE 29,   JULY 1,
                                                  1997       1996       1995
                                               ----------- ---------  --------
Deferred tax assets:
  Loss on disposition of Total Beverage.......   $  374     $    374  $    381
  Reserves for store closings and other.......      566          319       325
  Deferred Rent...............................    1,705        1,600     1,433
  Capital Lease...............................      505          517       946
  Employee Benefits...........................    2,241        1,843     1,472
  Deferred Income.............................      435          154       557
  Other.......................................      326           89       --
                                                 ------     --------  --------
                                                 $6,152     $  4,896  $  5,114
                                                 ======     ========  ========
Deferred tax liabilities:
  Depreciation................................     (299)        (607)     (526)
  Other.......................................      --           --        (11)
                                                 ------     --------  --------
                                                   (299)        (607)     (537)
                                                 ------     --------  --------
Net deferred tax asset........................   $5,853     $  4,289  $  4,577
                                                 ======     ========  ========

                         SHOPPERS FOOD WAREHOUSE CORP.

  A valuation allowance is provided when it is more likely than not that some portion or all of the deferred tax assets will not be realized. The Company believes that no valuation allowance is necessary as of February 1, 1997, June 29, 1996, and July 1, 1995 due to its history of profitable operations.

5. COMMITMENTS AND CONTINGENCIES:

STOCKHOLDERS' AGREEMENT

  The Company's stockholders are party to a stockholders' agreement dated June 28, 1988 (the "Stockholder Agreement"), that specifies how a stockholder can transfer ownership of their interest in the Company's stock. In June 1996 and September 1996, the Company declared cash dividends payable to its stockholders. Subsequent to February 1, 1997, Dart purchased the remaining 50% interest in the Company that it did not already own (see Note 6).

401(K) PLAN

  Prior to fiscal year 1995 the Company maintained a noncontributory profit sharing plan (the "Plan") for all employees with one year of full time continuous service. Discretionary contributions were made by the Company in trust for the exclusive benefit of employees who qualified under the Plan. The Board of Directors authorized a contribution of $300,000 to the Plan for the fiscal year ended July 2, 1994. During fiscal 1995, the Company replaced the Plan with a defined contribution 401(k) plan (the "New Plan"). The New Plan is available to substantially all employees over the age of 21 who have completed one year of continuous service. Discretionary contributions are made by the Company in trust for the exclusive benefit of employees who participate in the New Plan. The Board of Directors authorized a contribution of $400,000 to the New Plan for both fiscal years ending June 29, 1996 and July 1, 1995. For the thirty-one weeks ended February 1, 1997, the Company has accrued $233,000 related to its projected fiscal year 1997 contribution. All amounts contributed to the New Plan are included in accrued salaries and benefits in the accompanying financial statements.

MULTIEMPLOYER PLANS

  The Company makes contributions to multiemployer plans for its union employees. Such contributions, net of employee contributions, totaled approximately $440,000, $6,205,000, $282,000, for pension, health and welfare, and legal benefit plans, respectively, for the thirty-one weeks ended February 1, 1997. Contributions to the pension, health and welfare, and legal benefit plans totaled approximately $838,000, $10,373,000, and $466,000, respectively, for the year ended June 29, 1996, $787,000, $8,701,000 and $408,000, respectively, for the year ended July 1, 1995 and $745,000, $7,437,000 and $382,000, respectively, for year ended July 2, 1994.

LEASE COMMITMENTS

  The Company leases warehouse and retail store facilities under noncancelable lease agreements ranging from 1 to 20 years. Renewal options are available on the majority of the leases for one or more periods of five years each. Most leases require the payment of taxes and maintenance costs, and some leases provide for additional rentals based on sales in excess of specified minimums. All store leases have stated periodic rental increases. The increases are amortized over the lives of the leases. Rent expense includes approximately $281,000, $687,000, $802,000 and $832,000 of amortized rental increases for the period ended February 1, 1997, and for the year ended June 29, 1996, July 1, 1995, and July 2, 1994 respectively.

                         SHOPPERS FOOD WAREHOUSE CORP.

  Following is a schedule of annual future minimum payments under the capital lease for office space, assuming future annual increases of 6 percent, and noncancelable operating leases, which have initial or remaining terms in excess of one year at February 1, 1997 (in thousands).

                                                               CAPITAL OPERATING
   FISCAL YEAR                                                  LEASE    LEASE
   -----------                                                 ------- ---------
   1998....................................................... $ 1,316 $ 13,038
   1999.......................................................   1,395   13,115
   2000.......................................................   1,478   12,957
   2001.......................................................   1,567   12,665
   2002.......................................................   1,661   12,291
   Thereafter.................................................  19,742  107,833
                                                               ------- --------
     Total.................................................... $27,159 $171,899
                                                                       ========
   Less--Imputed Interest.....................................  17,124
                                                               -------
   Present Value of net minimum lease payments................ $10,035
   Less--Current maturities...................................     --
                                                               -------
   Long-term capital lease obligations........................ $10,035
                                                               =======

  Rent expense for operating leases charged to operations is as follows (in thousands):

                                            THIRTY-ONE     FISCAL YEAR ENDED
                                            WEEKS ENDED ------------------------
                                            FEBRUARY 1, JUNE 29, JULY 1, JULY 2,
                                               1997       1996    1995    1994
                                            ----------- -------- ------- -------
   Minimum rentals.........................   $ 7,288   $12,021  $10,925 $11,034
   Contingent rentals......................     3,770     4,006    4,054   4,052
                                              -------   -------  ------- -------
     Total.................................   $11,058   $16,027  $14,979 $15,086
                                              =======   =======  ======= =======

RELATED-PARTY LEASES

  In July 1990, the Company entered into an agreement to lease an 86,000 square foot office building in Lanham, Maryland, from a private partnership (the "Partnership") which is owned by stockholders of the Company. The lease is for 20 years and it commenced December 10, 1990. The lease provides for yearly increasing rental payments, based upon the Consumer Price Index for the Washington D.C., metropolitan statistical area; however, the annual increases will not be more than 6 percent or less than 3 percent. Rental payments for the thirty-one weeks ended February 1, 1997 and for fiscal years ended June 29, 1996, July 1, 1995, and July 2, 1994 were approximately $744,000,
$1,246,000, $1,210,000, and $1,175,000 respectively, and all payments over the life of the lease total approximately $34,400,000. The Company is accounting for the lease as a capital lease. Due to fixed rental increases during the term of the lease, lease payments exceeded interest expense by approximately $34,000 for the thirty-one weeks ended February 1, 1997. Interest expense exceeded lease payments by $254,000, $292,000, and $321,000 for the fiscal years ended June 29, 1996, July 1, 1995, and July 2, 1994, respectively. Assuming future annual rental increases of 6 percent, the capital lease obligation will continue to increase through November 2000, at which time accumulated interest expense recognized for financial reporting purposes will exceed lease payments by approximately $1,800,000. The lease requires the Company to pay for maintenance, utilities, insurance, and taxes. The Partnership purchased the office building for approximately $8,663,000 in July of 1990.

                         SHOPPERS FOOD WAREHOUSE CORP.

  During the period ended February 1, 1997, and the fiscal years ended June 29, 1996, July 1, 1995, and July 2, 1994, the Company made rental payments of approximately $3,573,000, $5,384,000, $5,985,000, and $5,327,000 respectively on store leases to partnerships related to stockholders of the Company. As of February 1, 1997, the Company had ten store operating leases with partnerships related to stockholders of the Company. The remaining future minimum payments under these leases exclusive of option periods are approximately $70,820,000 and expire through 2014.

  The Company made payments of approximately $198,000, $278,000, $246,000, and $246,000 during the thirty-one weeks ended February 1, 1997, and each of the fiscal years ended June 29, 1996, July 1, 1995, and July 2, 1994 for warehouse operating leases to a partnership owned by stockholders of the Company and to a corporation related to stockholders of the Company. As of February 1, 1997, the remaining future minimum annual payments under these leases are approximately $1,386,000 and expire in 2002.

SUBLEASING AGREEMENTS

  The Company subleases space within one store for the sale of beer and wine to an entity affiliated with its officers. The Company received rental income of approximately $57,865, $155,000, $155,000, and $123,000 in the thirty-one weeks ended February 1, 1997, and in the fiscal years ended June 29, 1996, July 1, 1995, and July 2, 1994 respectively, from this entity, which is included in selling and administrative expenses.

  As of February 1, 1997, there were three unaffiliated subtenants in the Lanham, Maryland office building leased by the Compamy from the Partnership. The subtenants are leasing approximately 30,000 square feet. The subleases expire between January 1998 and September 2000. The Company received rental income of approximately $321,000, $551,000, $530,000 and $615,000 in the
period ending February 1, 1997 and in the fiscal years ended June 29, 1996, July 1, 1995, and July 2, 1994 respectively from its subtenants.

  During the period ended June 29, 1996 the Company began leasing space to a corporation related to the stockholders of the Company. The Company received rental income of approximately $91,000 and $140,000 during the period ended February 1, 1997 and during the fiscal year ended June 29, 1996.

LINE-OF CREDIT AGREEMENT/LETTERS OF CREDIT

  The Company has a $35,000,000 line-of-credit with a local bank, with interest payable at the prime rate. The Company has authorized the local bank to issue letters of credit in connection with the Company's workers' compensation insurance. There were no borrowings on this line in the seven months ended February 1, 1997. As of February 1, 1997, June 29, 1996, and July 1, 1995, the Company's line of credit was reduced by outstanding letters of credit of approximately $6,724,000, $6,424,000 and $6,135,000, respectively. The line of credit expired on March 31, 1997, however, the letters of credit will mature at various dates throughout 1998.

LEGAL PROCEEDINGS

  The Company is involved in routine litigation incidental to operations. In the opinion of management, it is unlikely that any exposure from these actions will have a material impact on the Company's financial position.

INSURANCE SETTLEMENT

  In June of 1994, the Company had one store that incurred significant fire damage. The Company recorded the insurance settlement on the store's inventory, fixed assets, reimbursable payroll costs, and other business interruption costs. The gross insurance proceeds were $2,065,000 and $1,360,000, during the fiscal years ended July 1, 1995, and July 2, 1994, respectively. The amount recorded in fiscal year 1994 was net of associated costs

                         SHOPPERS FOOD WAREHOUSE CORP.

to write-off assets with a net book value of $708,000. During the fiscal year ended June 29, 1996, the insurance claim was settled in full and the Company recorded a loss of $355,000 to reflect the remaining amount received for insurance proceeds, net of associated costs. Insurance settlements have been reclassified from prior year presentations in the accompanying financial statements.

6. SUBSEQUENT EVENTS

  On December 16, 1996, Dart submitted offers, pursuant to the Stockholders' Agreement governing Dart's investment in the Company, to either (i) sell all of Dart's 50 percent equity interest in the Company or (ii) buy the 50 percent equity interest in the Company that it did not own, in either case for a cash price of $210 million. On December 18, 1996, the other stockholders accepted Dart's offer to purchase their shares (the "Shares") of capital stock of the Company. Under the terms of the Stockholders' Agreement, Dart's acquisition (the "Acquisition") of the shares was to take place within 60 days of such acceptance.

  On February 6, 1997, Dart acquired the remaining 50% interest in the Company. To effect the Acquisition, Dart's wholly owned subsidiary, SFW Acquisition Corp., issued $140,000,000 in Increasing Rate Senior Notes due in 2000 ("Increasing Rate Notes") and funded the remaining portion of the purchase price with bridge financing. Immediately following the Acquisition, Dart liquidated a substantial amount of the Company's short-term investments to repay the bridge financing and fee associated with the transaction. In addition, the Company was merged with SFW Acquisition Corp. and the Company became the obligor of the Increasing Rate Notes. Also, on February 6, 1997, the Company authorized a $10,000,000 dividend to stockholders of record on February 7, 1997.

7. RESULTS OF OPERATION AND PRO FORMA DATA FOR THE 52 WEEKS ENDED FEBRUARY 1, 1997 (UNAUDITED)

  The pro forma results reflect the push-down of all acquisition entries as if the acquisition discussed in Note 6 had occurred as of February 4, 1996. These entries do not reflect the refinancing transaction contemplated in this document.

                                                           ACTUAL     PRO FORMA
                                                         FEBRUARY 1, FEBRUARY 1,
                                                            1997        1997
                                                         ----------- -----------
                                                               (UNAUDITED)
   Sales................................................  $850,875    $850,875
   Cost of Sales........................................   659,929     659,929
                                                          --------    --------
     Gross Profit.......................................   190,946     190,946
   Selling and Administrative Expenses..................   154,594     154,594
   Depreciation and Amortization........................     8,720      13,180
                                                          --------    --------
     Operating Income...................................    27,632      23,172
   Interest Income......................................     5,985         874
   Interest Expense.....................................     1,645      20,892
                                                          --------    --------
     Income before Taxes................................    31,972       3,154
   Provision for Income Taxes...........................    11,409       2,494
                                                          --------    --------
     Net Income (Loss)..................................  $ 20,563    $    660
                                                          ========    ========

                         SHOPPERS FOOD WAREHOUSE CORP.

                          INTERIM FINANCIAL STATEMENTS
                       AS OF MAY 4, 1996 AND MAY 3, 1997

                            SHOPPERS FOOD WAREHOUSE

                          CONSOLIDATED BALANCE SHEETS
                       AS OF MAY 4, 1996 AND MAY 3, 1997
                                  (UNAUDITED)

                                                        MAY 4,       MAY 3,
                                                         1996         1997
                                                      -----------  -----------
                                                      (DOLLARS IN THOUSANDS)
ASSETS
Current assets:
  Cash and cash equivalents.......................... $     8,154  $    13,413
  Short-term instruments.............................     101,118       27,867
  Accounts receivable................................       9,158        6,201
  Merchandise inventories............................      29,050       28,656
  Prepaid expenses...................................       1,227        1,569
  Due from affiliate.................................         522          522
                                                      -----------  -----------
                                                          149,229       78,228
                                                      -----------  -----------
Property and equipment, at cost:
  Land and buildings.................................       9,120        7,503
  Store and warehouse equipment......................      76,733       56,695
  Office and automotive equipment....................       3,711        2,018
  Leasehold improvements.............................       2,592        3,842
                                                      -----------  -----------
                                                           92,156       70,058
  Accumulated depreciation and amortization..........     (70,687)     (36,861)
                                                      -----------  -----------
    Net property and equipment.......................      21,469       33,197
                                                      -----------  -----------
  Deferred income taxes..............................       4,971          --
  Deferred financing costs...........................         --         5,616
  Excess purchase price over net assets acquired.....         --       147,895
  Lease rights.......................................         --        12,150
  Other assets.......................................       1,374          884
                                                      -----------  -----------
    Total assets..................................... $   177,043  $   277,970
                                                      ===========  ===========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
   Accounts payable.................................. $    41,627  $    42,100
   Accrued expenses--
    Salaries and benefits............................       4,765        4,991
    Taxes other than income..........................       1,857        2,350
    Other............................................       8,751       13,555
   Dividend payable..................................         --        10,000
   Income taxes payable..............................       4,925        2,262
                                                      -----------  -----------
                                                           61,925       75,258
Increasing rate notes due 2000.......................         --       140,000
Capital lease obligation.............................      10,027       11,497
Deferred income taxes................................         --         3,501
Deferred income......................................         483        2,058
Deferred rent liability..............................       4,193          235
                                                      -----------  -----------
    Total liabilities................................      76,628      232,549
                                                      -----------  -----------
Commitments and Contingencies
Stockholders' equity:
  Class A common stock, nonvoting, par value $5.00
   per share, 25,000 shares authorized, 23,333 1/3
   shares issued.....................................         117          117
  Class B common stock, voting, par value $5.00 per
   share, 25,000 shares authorized, 10,000 shares
   issued............................................          50           50
  Retained earnings..................................     100,248       45,254
                                                      -----------  -----------
    Total stockholders' equity.......................     100,415       45,421
                                                      -----------  -----------
    Total liabilities and stockholders' equity....... $   177,043  $   277,970
                                                      ===========  ===========

 The accompanying notes are an integral part of these consolidated statements.

                         SHOPPERS FOOD WAREHOUSE CORP.

                       CONSOLIDATED STATEMENTS OF INCOME
            FOR THE THIRTEEN WEEKS ENDED MAY 4, 1996 AND MAY 3, 1997
                                  (UNAUDITED)

                                                          MAY 4,      MAY 3,
                                                           1996        1997
                                                        ----------- -----------
                                                        (DOLLARS IN THOUSANDS,
                                                        EXCEPT PER SHARE DATA)
Sales.................................................. $   209,036 $   209,981
Cost of sales..........................................     161,105     159,535
                                                        ----------- -----------
    Gross profit.......................................      47,931      50,446
Selling and administrative expenses....................      36,415      37,545
Depreciation and amortization..........................       2,323       2,495
                                                        ----------- -----------
    Operating income...................................       9,193      10,406
Interest income........................................       1,490         499
Interest expense.......................................         378       5,250
                                                        ----------- -----------
    Income before income taxes.........................      10,305       5,655
Provision for income taxes.............................       3,813       2,478
                                                        ----------- -----------
Net income............................................. $     6,492 $     3,177
                                                        =========== ===========
Earnings per common share data:
    Earnings per common share.......................... $    194.76 $     95.31
                                                        =========== ===========
Weighted average number of shares outstanding..........  33,333 1/3  33,333 1/3
                                                        =========== ===========


 The accompanying notes are an integral part of these consolidated statements.

                         SHOPPERS FOOD WAREHOUSE CORP.

           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
                    FOR THE THIRTEEN WEEKS ENDED MAY 3, 1997
                                  (UNAUDITED)

                                             COMMON STOCK
                                           -----------------
                                            CLASS A  CLASS B RETAINED
                                           NONVOTING VOTING  EARNINGS   TOTAL
                                           --------- ------- --------  --------
                                                 (DOLLARS IN THOUSANDS)
Balance February 1, 1997..................   $117      $50   $104,321  $104,488
  Merger of SFW Acquisition Corp..........    --       --     (52,244)  (52,244)
  Dividend declared.......................    --       --     (10,000)  (10,000)
  Net income..............................    --       --       3,177     3,177
                                             ----      ---   --------  --------
Balance May 3, 1997.......................   $117      $50   $ 45,254  $ 45,421
                                             ====      ===   ========  ========



 The accompanying notes are an integral part of these consolidated statements.

                         SHOPPERS FOOD WAREHOUSE CORP.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
            FOR THE THIRTEEN WEEKS ENDED MAY 4, 1996 AND MAY 3, 1997
                                  (UNAUDITED)

                                                        MAY 4,       MAY 3,
                                                         1996         1997
                                                      -----------  -----------
                                                      (DOLLARS IN THOUSANDS)
Cash flows from operating activities:
  Net income......................................... $     6,492  $     3,177
  Adjustments to reconcile net income to net cash
   provided by operating activities--
   Depreciation and amortization.....................       2,323        2,495
   Amortization of deferred financing costs..........         --           510
   Interest in excess of capital lease payments......          62          102
   Increase in deferred rent liability...............         151          235
  Changes in assets and liabilities:
   Accounts receivable...............................          25        3,043
   Merchandise inventories...........................        (410)       1,043
   Prepaid expenses..................................          48          487
   Other assets......................................        (171)         (80)
   Accounts payable..................................         882          270
   Accrued expenses..................................         860        2,037
   Income taxes payable..............................       2,664          871
   Deferred income...................................         (68)        (390)
                                                      -----------  -----------
    Net cash provided by operating activities........      12,858       13,800
                                                      -----------  -----------
Cash flows from investing activities:
  Capital expenditures...............................      (2,410)      (1,522)
  (Purchase) sale of short-term investments..........     (14,772)      67,132
                                                      -----------  -----------
    Net cash (used in) provided by investing activi-
     ties............................................     (17,182)      65,610
                                                      -----------  -----------
Cash flows from financing activities:
  Payments for acquisition and deferred financing
   costs.............................................         --        (6,936)
  Payment of acquisition debt........................         --       (72,800)
                                                      -----------  -----------
    Net cash used in investing activities............         --       (79,736)
                                                      -----------  -----------
Net decrease in cash and equivalents.................      (4,324)        (326)
Cash and equivalents, beginning of period............      12,478       13,739
                                                      -----------  -----------
Cash and equivalents, end of period.................. $     8,154  $    13,413
                                                      ===========  ===========
Supplemental disclosure of cash flow information:
  Cash paid for--
   Interest.......................................... $       378  $     3,730
   Income taxes......................................       1,150          750

  Supplemental disclosure of noncash activities:

  In conjunction with the acquisition of a 50% interest in the Company, $210 million of debt was pushed down into the Company's financial statements, (see
Note 5).

 The accompanying notes are an integral part of these consolidated statements.

                         SHOPPERS FOOD WAREHOUSE CORP.

              NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS
           FOR THE THIRTEEN WEEKS ENDED MAY 4, 1996 AND MAY 3, 1997

  The accompanying condensed interim consolidated financial statements as of May 3, 1997 and for the 13 weeks ended May 3, 1997 and May 4, 1996 of the Company have been prepared by Shoppers Food Warehouse Corp. (the "Company") without an audit. Certain information and footnote disclosures normally included in the financial statements in accordance with generally accepted accounting principles have been omitted from the accompanying interim financial statements. The condensed interim financial statements and the notes thereto should be read in conjunction with the audited consolidated financial statements and the notes thereto commencing on page F-3 of this Prospectus.

NOTE 1--GENERAL

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Accordingly, actual results could differ from those estimates.

  In the opinion of the Company, the accompanying unaudited interim consolidated financial statements reflect all adjustments (which include normal recurring adjustments) necessary to present fairly the financial position of the Company as of May 3, 1997, and the results of its operations for the 13 weeks ended May 3, 1997, and May 4, 1996. The results of operations for the quarters ended May 3, 1997 and May 4, 1996 are not necessarily indicative of the results to be achieved for the full fiscal year.

NOTE 2--EARNINGS PER SHARE

  Earnings per share is computed using the weighted average number of shares of common stock outstanding during the periods.

  In March 1997 the Financial Accounting Standards Board adopted Statement of Financial Accounting Standards ("SFAS") No. 128, Earnings Per Share. The Company does not expect the implementation of SFAS No. 128 to have a material effect on the primary earnings per share reflected in the accompanying financial statements.

NOTE 3--INTERIM INVENTORY ESTIMATES

  The Company's inventories are priced at the lower of last-in, first-out ("LIFO") cost or market. At May 3, 1997 and May 4, 1996 inventories determined on a first-in, first-out basis would have been greater by approximately $4,601,000 and $3,696,000, respectively.

  The Company takes a physical inventory on a store by store basis of its grocery, frozen food, dairy and health and beauty care departments semi-annually and the Company uses a gross profit method to determine inventories for those departments for quarters when complete physical counts are not taken. The Company did not take a physical inventory for these departments for the quarter ended May 3, 1997. All perishable departments are inventoried monthly.

NOTE 4--LEGAL PROCEEDINGS

  In the ordinary course of its business, Shoppers is party to various legal actions that the Company believes are routine in nature and incidental to the operation of its business. The Company believes that the outcome of the proceedings to which Shoppers currently is party will not have a material adverse effect upon its business, financial condition and results of operations. Dart, however, is a party to certain legal proceedings that could

                         SHOPPERS FOOD WAREHOUSE CORP.

have an adverse effect on the Company's business, financial condition and results of operations. See "Risk Factors--Controlling Stockholder" and public filings made by Dart with the Securities and Exchange Commission.

  On December 6, 1995, the Delaware Court of Chancery entered a Standstill Order that restricts certain actions by Dart. Without further order of the court, Dart may not (i) change its certificate of incorporation or bylaws;
(ii) change the current composition of Dart's board of directors or any of its subsidiaries; (iii) change the current Haft family officers of Dart or any of its subsidiaries; or (iv) issue any additional securities of Dart or any of its subsidiaries (except employee stock options issued in the ordinary course of business). In addition, without first giving Herbert H. Haft and certain other litigants not less than seven days' written notice, Dart may not take any extraordinary actions, including but not limited to actions that would result in (a) the liquidation of Dart or any of its subsidiaries, (b) the sale of any major subsidiary of Dart or (c) a disadvantage to any Class B stockholder of Dart through any debt transaction. For purposes of the Standstill Order, the phrase "extraordinary actions" means any transaction, contract or agreement, the value of which exceeds $3 million.

NOTE 5--ACQUISITION

  On February 6, 1997, Dart acquired the 50% interest in Shoppers that it did not already own for $210 million (the "Acquisition") and Shoppers became a wholly owned subsidiary of Dart. Dart financed the Acquisition through the application of $137.2 million in net proceeds raised from an offering of Increasing Rate Senior Notes due 2000 (the "Increasing Rate Notes") of SFW Acquisition Corp., a newly created wholly-owned indirect subsidiary of Dart, and $72.8 million of bridge financing (the "Bridge Loan") provided by a bank. Immediately after the Acquisition, SFW Acquisition Corp. merged into Shoppers (with Shoppers becoming obligor on the Increasing Rate Notes) and Shoppers repaid the Bridge Loan from its existing cash and the liquidation of certain short-term investments. The Increasing Rate Notes bore interest at 10%, increasing by 50 basis points every six months and containing certain restrictive covenants, including limitations on additional indebtedness.

  The Acquisition was recorded using the purchase method of accounting and Dart's interest in Shoppers has been pushed down into the accompanying financial statements. The purchase price has been allocated to the assets and liabilities of Shoppers and the remaining excess purchase price over the net assets acquired of $148,858 million represents goodwill which will be amortized over 40 years. In connection with the Acquisition, the Company adopted Dart's method of depreciating property and equipment on a straight line basis. Prior to the Acquisition, the Company used accelerated depreciation methods.

  Pro forma results for the thirteen weeks ended May 4, 1996 as if the Acquisition had occurred on February 4, 1996 are as follows. These pro forma results do not reflect the refinancing transaction described in Note 6.

                                   PRO FORMA
                               (THIRTEEN WEEKS)
                                  MAY 4, 1996

     Sales............................................................ $209,036
     Income before income taxes.......................................    3,963
     Net income.......................................................    2,228

NOTE 6--SALE OF SENIOR NOTES DUE 2004

  In June 1997, the Company sold $200,000,000 aggregate principal amount of its Senior Notes due 2004 (the "Senior Notes") in a private placement. Net proceeds from the sale of the Senior Notes were used to repay

                         SHOPPERS FOOD WAREHOUSE CORP.

$140 million (plus accrued interest) of the Increasing Rate Notes and will be used to pay dividends and loans of $50 million to the Company's ultimate parent, Dart Group Corporation ("Dart"), if and when Dart settles litigation with certain of its stockholders. These payments to Dart are restricted and are contingent upon the settlement of certain litigation. If the Restricted Proceeds are not used for this purpose, on or prior to June 30, 1998, then the Company must use the Restricted Proceeds (including accrued interest) to redeem $50 million aggregate principal amount of the Senior Notes at 101% of the principal amount thereof and to pay accrued unpaid interest thereon. See "Description of the Senior Notes--Redemption--Special Mandatory Redemption."

  The Senior Notes are general unsecured obligations of the Company and rank pari passu in right of payment with all existing and future senior indebtedness of the Company and senior in right of payment to all existing and future subordinated indebtedness of the Company. The Senior Notes are effectively subordinated in right of payment to all secured indebtedness of the Company. The Senior Notes are unconditionally guaranteed (the "Guarantee") by SFW Holding Corp. (the "Guarantor"), the immediate parent of the Company. The Guarantee is secured by a first priority security interest in the capital stock of the Company owned by the Guarantor.

================================================================================
  NO DEALER, SALESPERSON, OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY IN-FORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE OFFER CON-TAINED HEREIN OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING
BEEN AUTHORIZED BY THE COMPANY OR THE GUARANTOR. THIS PROSPECTUS DOES NOT CON-STITUTE AN OFFER TO SELL OR THE SOLICITATION OF ANY OFFER TO BUY ANY SECURITY OTHER THAN THOSE TO WHICH IT RELATES, NOR DOES IT CONSTITUTE AN OFFER TO SELL, OR THE SOLICITATION OF AN OFFER TO BUY, TO ANY PERSON IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED, OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO, OR TO ANY PERSON
TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIV-ERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUM-STANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS
OF THE COMPANY SINCE THE DATE HEREOF NOR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                                ---------------

                               TABLE OF CONTENTS

                                                                          PAGE
                                                                          ----
Prospectus Summary.......................................................   1
Risk Factors.............................................................  12
The Exchange Offer.......................................................  18
Use of Proceeds..........................................................  26
Pro Forma Consolidated Capitalization....................................  28
Unaudited Pro Forma Consolidated Financial Statements....................  30
Selected Historical Financial Data.......................................  35
Management's Discussion and Analysis of Financial Condition and Results
 of Operations...........................................................  37
Business.................................................................  42
Management...............................................................  48
Certain Transactions.....................................................  51
Description of the Senior Notes..........................................  53
Certain Income Tax Considerations........................................  74
Book-Entry; Delivery and Form............................................  74
Plan of Distribution.....................................................  76
Validity of the Senior Notes.............................................  77
Independent Auditors.....................................................  77
Index to Consolidated Financial Statements............................... F-1

  UNTIL    , 1997, ALL DEALERS EFFECTING TRANSACTIONS IN THE EXCHANGE NOTES,
WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS.

================================================================================

================================================================================

                        -------------------------------

                                  PROSPECTUS

                        -------------------------------

                            SHOPPERS FOOD WAREHOUSE
                                     CORP.

              [LOGO OF SHOPPERS FOOD WAREHOUS CORP.APPEARS HERE]

                        OFFER TO EXCHANGE $200,000,000
                        OF ITS 9 3/4% SENIOR NOTES DUE
                    2004, WHICH HAVE BEEN REGISTERED UNDER
                            THE SECURITIES ACT, FOR
                    $200,000,000, OF ITS OUTSTANDING 9 3/4%
                             SENIOR NOTES DUE 2004


                                      , 1997

================================================================================

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

SHOPPERS FOOD WAREHOUSE CORP.

  The Restated Certificate of Incorporation of the Company (the "Company Certificate of Incorporation"), a copy of which is filed as Exhibit 3.1 of this Registration Statement, provides that the directors and officers of the Company and anyone serving at the request of the Board of Directors of the Company is indemnified by the Company to the fullest extent permitted by the General Corporation Law of the State of Delaware (the "DGCL") or any other applicable laws. The existing rights or protections of a director or officer under the Company Certificate of Incorporation will not be affected by any repeal or modification of such provisions. The Company may enter into agreements with directors or officers that provide for indemnification greater or different than that provided in the Company Certificate of Incorporation.

  The Bylaws of the Company, a copy of which is filed as Exhibit 3.3 of this Registration Statement, contain no provision for indemnification.

SFW HOLDING CORP.

  The Certificate of Incorporation of the Guarantor (the "Guarantor Certificate of Incorporation"), a copy of which is filed as Exhibit 3.2 of this Registration Statement, provides that the directors and officers of the Guarantor and anyone serving at the request of the Board of Directors of the Guarantor is indemnified by the Guarantor to the fullest extent permitted by the DGCL or any other applicable laws. The existing rights or protections of a director or officer under the Guarantor Certificate of Incorporation will not be affected by any repeal or modification of such provisions. The Guarantor may enter into agreements with directors or officers that provide for indemnification greater or different than that provided in the Guarantor Certificate of Incorporation.

  The Bylaws of the Guarantor, a copy of which is filed as Exhibit 3.4 to this Registration Statement, contain no provision for indemnification.

GENERAL CORPORATION LAW OF THE STATE OF DELAWARE

  Under the DGCL, directors, officers, employees, and other individuals may be indemnified against expenses (including attorneys' fees), judgements, fines, and amounts paid in settlement in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation--a "derivative action") if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard of care is applicable in the case of a derivative action, except that indemnification only extends to expenses (including attorneys' fees) incurred in connection with defense or settlement of such an action and Delaware law requires court approval before there can be any indemnification of expenses where the person seeking indemnification has been found liable to the corporation.

  Delaware corporations may limit the personal liability of their directors for monetary damages for a breach of fiduciary duty; provided, however, that the directors can still be held personally liable (i) for a breach of the duty of loyalty to the corporation and its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL (described below), and
(iv) for any transaction from which the director derived an improper personal benefit. Section 174 of the DGCL makes directors personally liable for unlawful dividends or unlawful stock repurchases or redemptions in certain circumstances and expressly sets forth a negligence standard with respect to such liability.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENTS SCHEDULES.

 (a) Exhibits

 EXHIBIT
 NUMBER                                   ITEM
 -------                                  ----
  3.1    Restated Certificate of Incorporation of the Company
  3.2    Certificate of Incorporation of the Guarantor
  3.3    Bylaws of the Company
  3.4    Bylaws of the Guarantor
  4.1    Indenture, dated as of June 26, 1997, by and among the Company, the
         Guarantor and Norwest Bank Minnesota, National Association, as trustee
         (the "Trustee")
  4.2    Global Security, dated as of June 26, 1997, made by the Company and guaranteed by the Guarantor
  4.3    Form of Exchange Notes, including guarantee
  4.4    Registration Rights Agreement, dated as of June 26, 1997, by and among the Company, the Guarantor and Wasserstein Perella Securities, Inc.
  4.5    Pledge Agreement, dated as of June 26, 1997, made by the Company to the Trustee
  5.1    Opinion of Jones, Day, Reavis & Pogue
 10.1    Form of Letter of Employment. On February 4, 1997, the Company entered into a Letter of Employment in substantially this form with certain officers of the Company, including the following executive officers:
         Jack W. Binder, Isaac Gendelman, Roy N. Marks and Louis Davis.
         Schedule A to Exhibit 10.1 sets forth details contained in the Letter of Employment with each of the executive officers listed above.
 10.2    Supply Agreement, dated June 3, 1991, by and among the Company,
         Shoppers Food Warehouse VA Corp., Shoppers Food Warehouse MD Corp. and
         Super Rite Foods, Inc.
 10.3    Agreement, dated July 6, 1993, by and among Jumbo Produce, Inc. and
         Warehouse Employees Local Union No. 730 and Drivers, Chauffeurs and
         Helpers Local Union No. 639
 10.4    Agreement, dated July 6, 1993, by and between the Company and United
         Food Warehouse Corp. and United Food and Commercial Workers Union
         Local No. 27
 10.5    Tax Sharing Agreement, dated February 6, 1997, by and between Dart
         Group Corporation and SFW Acquisition Corp.
 10.6    Management Services Agreement, dated February 6, 1997, by and between
         Dart Group Corporation and the Company
 10.7    Standstill Order entered on December 6, 1995 by the Delaware Chancery
         Court in Gloria G. Haft, et al. v. Larry G. Schafran, et al. (Del. Ch.
         Civ. A. No. 14620) and Herbert H. Haft v. Dart Group Corporation, et
         al. (Del. Ch. Civ. A. No. 14685) (incorporated by reference to Exhibit
         99.1 to the Quarterly Report of Dart Group Corporation on Form 10-Q
         for the period ended October 31, 1995)
 12.1    Computation of Ratio of Earnings to Fixed Charges
 21.1    List of Subsidiaries of the Guarantor and the Company
 23.1    Consent of Jones, Day, Reavis & Pogue (included in Exhibit 5.1)
 23.2    Consent of Arthur Andersen LLP
 24.1    Power of Attorney of the Company (included herein)
 24.2    Power of Attorney of the Guarantor (included herein)
 25.1    Statement of eligibility of the Trustee on Form T-1
 99.1    Form of Letter of Transmittal
 99.2    Form of Notice of Guaranteed Delivery
 99.3    Form of Letter to DTC Participants
 99.4    Form of Letter to Clients and Form of Instruction to Book-Entry
         Transfer Participants

 (b) Financial Statement Schedules

  No schedules for which provision is made in the applicable regulations of the Commission are required under the related instructions and have therefore been omitted.

ITEM 22. UNDERTAKINGS.

  The Registrants hereby undertake:

    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

      (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

      (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission (the "Commission") pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

      (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement.

    (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    (4) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of this Registration Statement through the date of responding to the request.

    (5) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in this Registration Statement when it became effective.

  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrants pursuant to the foregoing provisions, or otherwise, the Registrants have been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrants of expenses incurred or paid by a director, officer or controlling person of the Registrants in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities registered, the Registrants will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

  Pursuant to the requirements of the Securities Act, Shoppers Food Warehouse Corp. has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lanham, in the State of Maryland, on August 4, 1997.

                                          Shoppers Food Warehouse Corp.

                                                     Mark A. Flint
                                          By: _________________________________
                                              MARK A. FLINT President, Chief
                                              Executive Officer and Director

                               POWER OF ATTORNEY

  KNOWN ALL MEN BY THESE PRESENTS, that each person whose signature appears below under the heading "Signature" constitutes and appoints Mark A. Flint, his or her true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities to sign any or all amendments to this Registration Statement (including post-effective amendments), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, acting alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, acting alone, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

  Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


              SIGNATURE                        TITLE                 DATE

              Mark A. Flint            President, Chief         August 4, 1997
-------------------------------------   Executive Officer
            Mark A. Flint               and Director

             Jack W. Binder            Senior Vice              August 4, 1997
-------------------------------------   President--Finance
           Jack W. Binder

            Larry G. Schafran          Co-Chairman of the       August 4, 1997
-------------------------------------   Board of Directors
          Larry G. Schafran

             Herbert H. Haft           Co-Chairman of the       August 4, 1997
-------------------------------------   Board of Directors
           Herbert H. Haft


              SIGNATURE                         TITLE                DATE
              ---------                         -----                ----

                                        Director
-------------------------------------
           Keith E. Alessi

         Douglas M. Bregman             Director                August 4, 1997
-------------------------------------
         Douglas M. Bregman

          Bonita A. Wilson              Director                August 4, 1997
-------------------------------------
          Bonita A. Wilson

                                  SIGNATURES

  Pursuant to the requirements of the Securities Act, SFW Holding Corp. has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lanham, in the State of Maryland, on August 4, 1997.

                                          SFW Holding Corp.


                                          By:        Mark A. Flint
                                              ---------------------------------
                                              MARK A. FLINT President, Chief
                                              Financial Officer and Treasurer

                               POWER OF ATTORNEY

  KNOWN ALL MEN BY THESE PRESENTS, that each person whose signature appears below under the heading "Signature" constitutes and appoints Mark A. Flint, his or her true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities to sign any or all amendments to this Registration Statement (including post-effective amendments), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, acting alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, acting alone, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

  Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

              SIGNATURE                        TITLE                 DATE

           Herbert H. Haft             Chairman of the          August 4, 1997
-------------------------------------   Board
           Herbert H. Haft

            Mark A. Flint              President, Chief         August 4, 1997
-------------------------------------   Financial Officer
            Mark A. Flint               and Treasurer

          Larry G. Schafran            Director                 August 4, 1997
-------------------------------------
          Larry G. Schafran

         Douglas M. Bregman            Director                 August 4, 1997
-------------------------------------
         Douglas M. Bregman

          Bonita A. Wilson             Director                 August 4, 1997
-------------------------------------
          Bonita A. Wilson

     As filed with the Securities and Exchange Commission on August 4, 1997

                                                 Registration Statement No. 333-
--------------------------------------------------------------------------------


                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549



                                    Exhibits

                                       to

                                    Form S-4



                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933



                         SHOPPERS FOOD WAREHOUSE CORP.
                               SFW HOLDING CORP.


--------------------------------------------------------------------------------

                                 Exhibit Index

Exhibit
Number                              Description                             Page
------                              -----------                             ----
3.1      Restated Certificate of Incorporation of the Company

3.2      Certificate of Incorporation of the Guarantor

3.3      Bylaws of the Company

3.4      Bylaws of the Guarantor

4.1 Indenture, dated as of June 26, 1997, by and among the Company and guaranteed by the Guarantor and Norwest Bank Minnesota, National Association, as trustee (the "Trustee")

4.2 Global Security, dated as of June 26, 1997, made by the Company and guaranteed by the Guarantor

4.3      Form of Exchange Notes, including guarantee

4.4 Registration Rights Agreement, dated as of June 26, 1997, by and among the Company, the Guarantor and Wasserstein Perella
         Securities, Inc.

4.5 Pledge Agreement, dated as of June 26, 1997, made by the Company to the Trustee

5.1      Opinion of Jones, Day, Reavis & Pogue

10.1 Form of Letter of Employment. On February 4, 1997, the Company entered into a Letter of Employment in substantially this form with certain officers of the Company, including the following executive officers: Jack W. Binder, Isaac Gendelman, Roy N. Marks and Louis Davis. Schedule A to Exhibit 10.1 sets forth details contained in the Letter of Employment with each of the executive officers listed above.

10.2 Supply Agreement, dated June 3, 1991, by and among the Company, Shoppers Food Warehouse VA Corp., Shoppers Food Warehouse MD Corp. and Super Rite Foods, Inc., as amended

10.3 Agreement, dated July 6, 1993, by and among Jumbo Produce, Inc. and Warehouse Employees Local Union No. 730 and Drivers,
         Chauffeurs and Helpers Local Union No. 639

10.4 Agreement dated July 6, 1993, by and between the Company and United Food and Commercial Workers Union Local No. 27

10.5 Tax Sharing Agreement, dated February 6, 1997, by and between Dart Group Corporation and SFW Acquisition Corp.

10.6 Management Services Agreement, dated February 6, 1997, by and between Dart Group Corporation and the Company

10.7 Standstill Order entered on December 6, 1995 by the Delaware Chancery Court in Gloria G. Haft, et al. v. Larry G. Schafran, et al. (Del. Ch. Civ. A. No. 14620) and Herbert H. Haft v. Dart Group Corporation, et al. (Del. Ch. Civ. A. No. 14685) (incorporated by reference to Exhibit 99.1 to the Quarterly Report of Dart Group Corporation on Form 10-Q for the period ended October 31, 1995)

12.1     Computation of Ratio of Earnings to Fixed Charges

21.1     List of Subsidiaries of the Guarantor and the Company

23.1     Consent of Jones, Day, Reavis & Pogue (included in Exhibit 5.1)

23.2     Consent of Arthur Andersen LLP

                                 Exhibit Index

Exhibit
Number                            Description                           Page
------                            -----------                           ----

24.1     Power of Attorney of the Company (included herein)

24.2     Power of Attorney of the Guarantor (included herein)

25.1 Statement of eligibility of the Trustee on Form T-1 (bound separately)

99.1     Form of Letter of Transmittal

99.2     Form of Notice of Guaranteed Delivery

99.3     Form of Letter to DTC Participants

99.4 Form of Letter to Clients and Form of Instruction to Book-Entry Transfer Participants